Exhibit 10.1

Execution Version

SENIOR SECURED CREDIT AGREEMENT

Dated as of October 21, 2016

among

MIDSTATES PETROLEUM COMPANY, INC.,

as Parent,

MIDSTATES PETROLEUM COMPANY LLC,

as Borrower,

SUNTRUST BANK,

as Administrative Agent, Swing Line Lender, an Issuing Lender and a Lender,

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

SUNTRUST ROBINSON HUMPHREY, INC.,

as Sole Bookrunner

SUNTRUST ROBINSON HUMPHREY, INC.,

as Lead Arranger

i

(continued)

(continued)

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Page
APPENDIX

APPENDIX I	Specific Terms, Fees and Conditions
APPENDIX II	Financial Covenants
APPENDIX III	Permitted Holders

SCHEDULES

SCHEDULE I	Security Documents
SCHEDULE II	Existing Letters of Credit
SCHEDULE 2.01	Commitments and Pro Rata Shares
SCHEDULE 6.01	Subsidiaries and Equity Investments
SCHEDULE 6.05	Litigation and Title Matters
SCHEDULE 6.12	Closing Date Gas Imbalances
SCHEDULE 6.14	Closing Date Liabilities
SCHEDULE 6.24	Marketing Contracts
SCHEDULE 6.25	Derivative Contracts
SCHEDULE 6.26	Excluded Accounts
SCHEDULE 8.01(a)	Outstanding Liens
SCHEDULE 8.05(h)	Indebtedness
SCHEDULE 8.06	Transactions with Affiliates

EXHIBITS

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Notice of Conversion/Continuation
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Acceptance
Exhibit F	Form of Guaranty
Exhibit G	Letters in Lieu
Exhibit H-1	Form of U.S. Tax Compliance Certificate
Exhibit H-2	Form of U.S. Tax Compliance Certificate
Exhibit H-3	Form of U.S. Tax Compliance Certificate
Exhibit H-4	Form of U.S. Tax Compliance Certificate
Exhibit I	Form of 13-Week Cash Flow Statement
Exhibit J	Releases
Exhibit K	April 2016 Business Plan

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SENIOR SECURED CREDIT AGREEMENT

This SENIOR SECURED CREDIT AGREEMENT (this “Agreement”) is dated as of October 21, 2016, among MIDSTATES PETROLEUM COMPANY, INC., a Delaware corporation (“Parent”), MIDSTATES PETROLEUM COMPANY LLC, a Delaware limited liability company (“Borrower”), each of the financial institutions that is or that may from time to time become a signatory hereto as a Lender or an Issuing Lender and SUNTRUST BANK, a national banking association, as an Issuing Lender, as Swing Line Lender (in such capacity, together with its successors in such capacity, “Swing Line Lender”), as Administrative Agent for the benefit of the Lenders (in such capacity, together with its successors in such capacity, “Administrative Agent”) and as a Lender.

RECITALS

A.            Borrower, Parent, SunTrust Bank, as administrative agent (the “Existing Administrative Agent”) and issuing lender and the lenders (the “Existing Lenders”) party thereto entered into that certain Second Amended and Restated Credit Agreement dated as of June 8, 2012 (as heretofore amended, supplemented or otherwise modified, the “Pre-Petition RBL”);

B.            On April 30, 2016 (the “Petition Date”), the Parent, the Borrower and certain of their respective Affiliates filed voluntary petitions with the United States Bankruptcy Court for the Southern District of Texas, Houston Division, initiating cases under Chapter 11 of the United States Bankruptcy Code, consolidated administratively under Case No. 16-32237 (the “Chapter 11 Cases”), and continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

C.            The Debtors filed the Plan of Reorganization (as defined herein) with the Bankruptcy Court on May 14, 2016, Dkt. No. 144, and the Disclosure Statement on July 13, 2016, Dkt. No. 382; and in support of the Plan of Reorganization the Debtors filed Plan Supplements, and amendments and supplements thereto, from August 3, 2016 through August 18, 2016, Dkt. Nos. 438, 455, 476, 509 and 511;

D.            Following certain revisions thereto, the Debtors proceeded to a confirmation hearing on their First Amended Plan of Reorganization, filed on September 28, 2016, Dkt. No. 690, and on September 28, 2016, the Bankruptcy Court entered the Confirmation Order confirming the Plan of Reorganization, which Confirmation Order inter alia authorized and approved the Debtors’ entry into and performance under this Agreement;

E.            On the Closing Date, $81,324,387.00 of the outstanding principal amount of loans plus accrued interest under the Pre-Petition RBL shall be repaid in cash, $168,059,253.00 of the outstanding principal amount of loans under the Pre-Petition RBL shall be continued as Revolving Credit Loans under this Agreement, and $1,940,747.00 aggregate face amount of Existing Letters of Credit shall be deemed Letters of Credit issued and outstanding hereunder;

F.             The Borrower has requested that the Revolving Lenders provide certain revolving loans to and extensions of credit on behalf of the Borrower and the Issuing Lender provide Letters of Credit; and

G.            The Revolving Lenders have indicated their willingness to lend and participate in Letters of Credit and the Issuing Lender has indicated its willingness to issue Letters of Credit, in each case subject to the terms and conditions of this Agreement;

H.            NOW, THEREFORE, in consideration of the foregoing recitals, of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

1.01        Certain Defined Terms.  The following terms have the following meanings:

“Acceptable Counterparty” means (i) any Revolving Lender, (ii) any Affiliate of any Revolving Lender, or (iii) any other counterparty who has, or arranges for a guarantor of the obligation of the counterparty who has, at the time the contract is made, long-term obligations rated BBB or Baa2 or better, respectively, by Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., or Moody’s Investors Service, Inc. (or a successor credit rating agency).

“Act” shall have the meaning assigned such term in Section 12.16.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Loan Party (a) acquires any assets of any Person (other than a Loan Party), or division thereof, whether through a purchase of assets, merger or otherwise or (b) directly or indirectly acquires Equity Interests of a Person who after giving effect to such investment becomes a Subsidiary of such Loan Party, in each case pursuant to Section 8.04(j).

“Administrative Agent” is defined in the preamble.

“Administrative Agent’s Payment Office” means the principal office of Administrative Agent set forth in Appendix I or such other address as Administrative Agent may from time to time specify.

“Administrative Questionnaire” means an administrative questionnaire in the form provided by Administrative Agent to any Lender and submitted to Administrative Agent duly completed by such Lender.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent-Related Person” as to Administrative Agent, means Administrative Agent, its Affiliates, and the officers, directors, employees, agents, and attorneys-in-fact of Administrative Agent and its Affiliates.

“Aggregate Commitment Amount” means the aggregate Commitment Amounts of all Revolving Lenders (which on the Closing Date equals $170,000,000), as such Commitments Amounts may be terminated and/or reduced or otherwise adjusted from time to time in accordance with the provisions hereof.

“Agreement” means this Credit Agreement including all Appendices, Schedules and Exhibits attached hereto, as same may be amended in writing from time to time.

“Alternative Swing Line Procedures” shall have the meaning assigned such term in Section 2.01(c)(vii).

“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to either Parent or Borrower, or their respective Subsidiaries, concerning or relating to bribery or corruption.

“Anti-Terrorism Order” shall mean Executive Order 13224, signed by President George W. Bush on September 24, 2001.

“Applicable Margin” means, with respect to LIBOR Loans and Base Rate Loans of a Class, and with respect to Commitment Fees, the respective percentages set forth on the Pricing Grid.

“April 2016 Business Plan” means the Business Plan delivered to the Administrative Agent in connection with the initial plan support agreement in April 2016, a copy of which is attached hereto as Exhibit K.

“April 2018 Notice Date” means the date of receipt by Borrower of the notice from the Administrative Agent pursuant to Section 2.04(a) with respect to the Scheduled Borrowing Base Determination on or about April 1, 2018.

“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Revolving Lender, (b) an Affiliate of a Revolving Lender or (c) an entity or an Affiliate of an entity that administers or manages a Revolving Lender.

“Approved Petroleum Engineer” means (a) Cawley Gillespie & Associates, (b) Netherland, Sewell & Associates, Inc., (c) Ryder Scott Company Petroleum Consultants, L.P., (d) DeGolyer and MacNaughton or (e) another independent petroleum engineering firm reasonably acceptable to the Administrative Agent and the Borrower.

“Arranger” means SunTrust Robinson Humphrey, Inc.

“Asset Swap” means the substantially contemporaneous trade or exchange, whether in one or a series of transactions, by the Parent, Borrower or any Subsidiary of any of its Hydrocarbon Interests for Hydrocarbon Interests of another Person, including any cash or cash equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the value of the Hydrocarbon Interests received by the Parent, Borrower or any Subsidiary in such trade or exchange (including any cash or cash equivalents) is at least equal to the fair market value (as determined in good faith by the Board of Directors or a Responsible Officer, which determination shall, if requested by the Administrative Agent, be evidenced in a written certification delivered to the Administrative Agent) of the Hydrocarbon Interests (including any cash or cash equivalents) so traded or exchanged.

“Assignee” has the meaning specified in Section 12.08(b).

“Assignment and Acceptance Agreement” has the meaning specified in Section 12.08(b).

“Available Commitment” means, at the particular time in question, subject to Section 7.18, the aggregate Commitments of all Revolving Lenders then in effect minus the Credit Exposure at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Federal Bankruptcy Code (11 U.S.C. §101, et seq.).

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Base Rate” means the highest of (i) the rate which Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) LIBOR determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate); provided that if, in any case, such highest rate is less than 0.00%, such highest rate shall be deemed to equal 0.00%.  Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below Administrative Agent’s prime lending rate.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrowing” means a borrowing hereunder consisting of Revolving Credit Loans made to Borrower by the Revolving Lenders under Article II.

“Borrowing Base” means, at any time, (a) from the Closing Date until the Initial Borrowing Base Termination Date, the Initial Borrowing Base, as the same may be adjusted from time to time in accordance with Section 2.04(f) and (b) from and after the Initial Borrowing

Base Termination Date, the Borrowing Base determined in accordance with Section 2.04, as the same may be adjusted from time to time pursuant to the terms hereof.

“Borrowing Base Deficiency” means, at any time (including prior to the Initial Borrowing Base Termination Date), the amount by which the Credit Exposures exceeds the Borrowing Base then in effect, provided that, for purposes of determining the existence and amount of any Borrowing Base Deficiency, obligations under any Letter of Credit will not be deemed to be outstanding to the extent such obligations are Cash Collateralized.

“Borrowing Base Period” means each six (6) month period commencing on the “Scheduled Borrowing Base Determination Dates” set forth on Appendix I.

“Borrowing Base Value” means, with respect to (a) any Proved Reserves included in the most recently delivered Reserve Report (regardless of whether the Borrowing Base has been redetermined based on such Reserve Report or otherwise since the Closing Date) that are (or are proposed to be) the subject of a disposition or are the subject of a Casualty Event, or (b) any Derivative Transaction that is (or is proposed to be) the subject of a Derivative Liquidation, the amount determined in accordance with Section 2.04(c)(iii).

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.02.

“Business Day” means any day other than (i) a Saturday, Sunday or other day on which commercial banks located in Oklahoma City, Oklahoma or Atlanta, Georgia are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a LIBOR Loan or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease” means, when used with respect to any Person, any lease in respect of which any of the obligations of such Person thereunder constitute Capitalized Lease Obligations.

“Capitalized Lease Obligations” means all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations shall have been or should be, in conformity with GAAP, capitalized on the books of such Person; provided that leases that are recharacterized as Capitalized Lease Obligations due to a change in GAAP after the Closing Date shall not be treated as Capitalized Lease Obligations for any purposes under this Agreement and shall instead be treated as they would have been in accordance with GAAP as in effect on the Closing Date

“Cash Collateralize” means to deposit in the LC Collateral Account or to otherwise pledge and deposit with or deliver to Administrative Agent, for the benefit of one or more of the Issuing Lenders or Revolving Lenders, as collateral for the LC Obligation or obligations of Revolving Lenders to fund participations in respect of the LC Obligation, cash or deposit account balances or, if Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Administrative Agent and each applicable Issuing Lender.  “Cash

Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than twenty four (24) months from the date of acquisition; provided that, for the avoidance of doubt, treasury securities issued by the United States Government or any agency thereof shall be deemed to be Cash Equivalents for purposes of this clause (a); (b) certificates of deposit, time deposits, Eurodollar time deposits, or bankers’ acceptances having in each case a tenor of not more than twelve (12) months from the date of acquisition issued by any Lender or any U.S. commercial bank or any branch or agency of a non-U.S. commercial bank licensed to conduct business in the U.S. having combined capital and surplus of not less than Five Hundred Million Dollars ($500,000,000); (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s at the time of acquisition, and in either case having a tenor of not more than twelve (12) months; (d) Investments, classified in accordance with GAAP as current assets of the Parent, the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating assigned at that time from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; (e) repurchase obligations with a term of not more than one-hundred eighty (180) days for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (b) above and (f) deposits in money market funds and investments investing at least 90% in investments described in clauses (a), (b), (c), (d) and (e) above.

“Cash Management Agreement” means any agreement related to Cash Management Services by and between Parent, Borrower or any of their respective Subsidiaries and any Cash Management Bank.

“Cash Management Bank” means any Person that is a Revolving Lender or Administrative Agent or an Affiliate of a Revolving Lender or Administrative Agent at the time it provides Cash Management Services.

“Cash Management Obligations” means obligations owed by Parent, Borrower or any Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” shall mean treasury, depository, overdraft, credit or debit card, including non-card e-payables services, purchase card, electronic funds transfer, automated clearing house fund transfer services and other cash management services.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Loan Party.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a)           the ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act as in effect on the date hereof) other than Permitted Holders, of Equity Interests representing (i) more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent and (ii) more than the aggregate percentage of ownership, directly or indirectly, beneficially or of record, of the Permitted Holders;

(b)           during any period of 18 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Parent cease to be composed of individuals who are Continuing Directors;

(c)           Parent shall cease to own 100% of the Equity Interests of Borrower; or

(d)           a “Change of Control” (or any other defined term having similar purpose) shall have occurred under any indenture, credit agreement or other agreement evidencing any Indebtedness having an aggregate outstanding principal amount of more than the Threshold Amount.

“Chapter 11 Cases” has the meaning set forth in the recitals hereto.

“Class” means, when used in reference to any Loan, whether such Loan is a Revolving Credit Loan or Swing Line Loan.

“Closing Date” means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived by Administrative Agent and the Revolving Lenders.

“Code” means the Internal Revenue Code of 1986 and regulations promulgated thereunder.

“Collateral” means Parent’s, Borrower’s and the Subsidiaries’ Oil and Gas Properties, goods, equipment, accounts, general intangibles, inventory, as extracted collateral, fixtures, and contract rights, and all equity interests in each Borrower and Subsidiary now owned or hereafter acquired by Parent, Borrower or any Subsidiary, in each case, as such assets are intended to be or are subject to a Lien created in favor of Administrative Agent for the benefit of the Lenders (and others) pursuant to any Security Document.

“Collateral Account’ has the meaning set forth in Section 7.18.

“Combined Disposition/Derivative Threshold” means a combined threshold for sales and dispositions of Oil and Gas interests pursuant to Section 8.02(d) (measured by reference to the Borrowing Base Value of the Oil and Gas interests so sold or disposed) and Derivative Liquidations of commodity-price Derivative Contracts pursuant to Section 8.12(d) (measured by reference to the Borrowing Base Value, if any, attributable to such Derivative Liquidations), during any period between two successive Scheduled Borrowing Base Determinations (or, prior to the first Scheduled Borrowing Base Determination, from the Closing Date until the first Scheduled Borrowing Base Determination), in an aggregate amount equal to three percent (3%) of the then effective Borrowing Base.

“Commitment” means, with respect to each Revolving Lender, such Revolving Lender’s commitment to advance Revolving Credit Loans or participate in Letters of Credit, in an amount equal to the lesser of (a) such Revolving Lender’s Pro Rata Share of the Borrowing Base then in effect and (b) such Revolving Lender’s Commitment Amount, as such Commitment may be terminated and/or reduced or otherwise adjusted from time to time in accordance with the provisions hereof.

“Commitment Amount” means, with respect to each Revolving Lender, the amount set forth opposite such Revolving Lender’s name on Schedule 2.01 or in the Assignment and Acceptance Agreement pursuant to which such Revolving Lender shall have assumed its Commitment, as applicable, in each case, as such Commitment Amount may be terminated and/or reduced or otherwise adjusted from time to time in accordance with the provisions hereof.

“Commitment Fee” has the meaning specified in Section 2.06(b).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Confirmation Order” has the meaning set forth in Section 5.01(j)(ii).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Balances” means, at any time, (a) the aggregate amount of cash and Cash Equivalents, in each case, held or owned by (either directly or indirectly), credited to the account of, or that would otherwise be required to be reflected as an asset on the balance sheet of, the Parent and its Subsidiaries less (b) the sum of (i) any restricted cash or Cash Equivalents to pay bona fide royalty obligations, working interest obligations, production payments, vendor payments, suspense payments, severance taxes, payroll, payroll taxes, other taxes, employee wage and benefit payments and trust and fiduciary obligations (ii) cash or Cash Equivalents to pay obligations of the Parent, Borrower or any Subsidiary to third parties and for which either (x) the Parent, Borrower or such Subsidiary has issued checks or has initiated wires or ACH transfers (but which amounts have not, as of such time, been subtracted from the balance in the relevant account of the Parent, Borrower or such Subsidiary) or (y) reasonably anticipates in good faith that it will issue checks or initiate wires or ACH transfers within ten (10) Business Days thereafter, (iii) other amounts permitted to be paid by the Parent, Borrower or any Subsidiary in accordance with this Agreement and the other Loan Documents for which the Parent, Borrower or such Subsidiary has issued checks or has initiated wires or ACH transfers (but which amounts have not, as of such time, been subtracted from the balance in the relevant account of the Parent, the Borrower or such Subsidiary), (iv) while and to the extent refundable, any cash or Cash Equivalents held by the Parent, Borrower or any Subsidiary constituting purchase price deposits pursuant to a binding and enforceable purchase and sale agreement with a third party containing customary provisions regarding the payment and refunding of such deposits, (v) any cash or Cash Equivalents held by the Parent, Borrower or any Subsidiary in good faith to fund any customary deposit in the nature of earnest money with respect to, or the purchase price of, any future acquisition permitted under this Agreement so long as the Borrower shall have provided notice of its intention to make such acquisition to the Administrative Agent at or prior to such time, (vi) cash held to Cash Collateralize Letters of Credit and (vii) cash and Cash Equivalents held in the Collateral Account.

“Consolidated Cash Balance Threshold” means $30,000,000.

“Contingent Obligation” means, as to any Person without duplication, any direct or indirect liability of that Person with or without recourse, (a) with respect to any Indebtedness (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; or (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered.  The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the maximum stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations shall be equal to the maximum reasonably anticipated liability in respect thereof.

“Continuing Director” shall mean, with respect to any period, any individuals (A) who were members of the board of directors or other equivalent governing body of Parent on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of members of the board of directors or other equivalent governing body of Parent on the first day of such period, or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of members of the board of directors or other equivalent governing.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means a deposit account control agreement or securities account control agreement, as applicable, in form and substance reasonably satisfactory to the Administrative Agent, executed by the applicable Loan Party, the Administrative Agent and the depositary bank or securities intermediary, as applicable, party thereto.  Each such agreement shall perfect the Lien in favor of the Administrative Agent in the applicable Loan Party’s deposit account and/or securities account on a first-priority basis.

“Controlled Account” means (a) a deposit account or securities account that is subject to a Control Agreement or (b) in the sole discretion of the Administrative Agent, a deposit account or securities account maintained with the Administrative Agent.

“Conversion/Continuation Date” means the date on which any conversion or continuation occurs pursuant to Section 2.03(a).

“Credit Exposure” means, on any date, the aggregate outstanding principal amount of all Revolving Credit Loans after giving effect to any prepayments or repayments of Revolving Credit Loans occurring on such date plus the LC Obligation, after giving effect to any reimbursement in respect thereof occurring on such date.

“Curtailment Determination Notice Date” means the date of receipt by Borrower of the notice from the Administrative Agent pursuant to Section 2.04(f)(iii) setting forth the redetermined Borrowing Base following a breach by the Loan Parties of Section 8.19 prior to the occurrence of any of the events described in the clauses (b) through (d) in the definition of Initial Borrowing Base Termination Date.

“Debtors” means Parent and Borrower, each in their capacity as debtors and debtors-in-possession in the Chapter 11 Cases.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 2.05(b)(iii).

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) pay to Administrative Agent, any Issuing Lender or Swing Line Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due or (iii) pay to any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due absent a good faith dispute identified in writing, (b) has notified Borrower, Administrative Agent or any Issuing Lender or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(b)) upon delivery of written notice of such determination to Borrower, each Issuing Lender, each Swing Line Lender and each Lender.

“Derivative Cancellation Notice” shall have the meaning set forth in Section 7.02(n).

“Derivative Contracts” means all future contracts, forward contracts, swap (including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act), cap or collar contracts, option contracts, hedging contracts or other derivative contracts or similar agreements covering Oil and Gas commodities or prices or financial, monetary or interest rate instruments.

“Derivative Liquidation” means the sale, assignment, novation, liquidation, unwind, cancellation, modification or termination (other than at its scheduled maturity or expiry) of all or any Derivative Transactions or all or any part of any Derivative Contract included in the calculation of the Borrowing Base.

“Derivative Obligation” means, with respect to any person, any obligation to pay or perform under any Derivative Transaction.

“Derivative Termination Value” means, in respect of any one or more Derivative Transactions, after taking into account the effect of any legally enforceable netting agreement relating to the Derivative Transactions under which Derivative Transactions have been entered into (a) for any date on or after the date such Derivative Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and any unpaid amounts and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Derivative Transactions as determined by the counterparties to such Derivative Transactions.

“Derivative Transaction” means any trade or other transaction entered into by a Person under any Derivative Contract.

“Disclosure Statement” has the meaning set forth in Section 5.01(j)(i).

“Dispositions” has the meaning set forth in Section 8.02.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for scheduled payments or dividends or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Stated Maturity Date; provided that, if such Equity Interest  is issued pursuant to any plan for the benefit of employees of the Borrower or its Subsidiaries or issued by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Equity Interests held by any future, present or former employee, director, manager or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies or any other entity in which the Borrower or a Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors or managers of Parent or the Borrower, in each case pursuant to any equity holders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or its Subsidiaries.  The amount of Disqualified Equity Interests deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that any Loan Party may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Equity Interests, exclusive of accrued dividends.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Early Determination Notice Date” means the date of receipt by Borrower of the notice from the Administrative Agent pursuant to Section 2.04(e) setting forth the redetermined Borrowing Base with respect to a Special Borrowing Base Determination requested by Borrower prior to the occurrence of any of the events described in clauses (a) through (c) of the definition of Initial Borrowing Base Termination Date.

“Engineering Reports” shall have the meaning set forth in Section 2.04(a)(iv).

“Environmental Claims” means any and all material administrative, regulatory or judicial actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release of hazardous materials or injury to the environment.

“Environmental Laws” means all material federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all material administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental or occupational health, and safety matters.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest; provided that debt securities which are convertible, at the option of either the holder or the issuer thereof or upon the happening of certain contingencies, into Equity Interests shall not be Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to Pension Plan (other than an event for which the 30-day notice period is waived); (b) the determination that any Pension Plan, is considered an at-risk plan within the meaning of Section 430 of the Code or 303 of ERISA or that any Multiemployer Plan is endangered or is in critical status within the meaning of Sections 432 of the Code or Sections 305 of ERISA; (c) the incurrence but he Borrower or any ERISA or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, other than for PBGC premiums due but not yet delinquent; (d) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (e) the appointment of a trustee to administer any Pension Plan; (f) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during plan year in which such entity was a substantial employer (as defined in Section 400(a)(2) of ERISA) or the cessation of operations be the Borrower or any ERISA Affiliate that would be treated as a withdrawal by the Borrower or any ERISA Affiliate from any Multiemployer Plan; or (g) the taking of any action to terminate any Pension Plan under Section 4041 or 4041A of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” means any of the events or circumstances specified in Section 10.01.

“Exchange Act” means the Securities and Exchange Act of 1934, and regulations promulgated thereunder.

“Excluded Accounts” means depository and securities accounts (i) that are used solely for the purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements), (ii) that are used solely for the purpose of paying Taxes, including sales taxes, (iii) that are used as escrow accounts or as fiduciary or trust accounts for the benefit of Persons other than Parent or its Subsidiaries or (iv) other accounts with funds on deposit not to exceed $2,500,000 in the aggregate for all such accounts at any time; provided that in no event shall any of the principal operating or collection accounts (including any accounts into which any purchaser remits the proceeds for the sale of Oil and Gas or Oil and Gas Properties) of Parent, Borrower or any Subsidiary constitute an Excluded Account.

“Excluded Derivative Obligation” means, with respect to any Loan Party, any obligation or liability in respect of a Derivative Contract if, and to the extent that, all or a portion of such obligation or liability of such Loan Party with respect to, or the grant by such Loan Party of a security interest to secure, such obligation or liability (or any guaranty thereof or other agreement or undertaking agreeing to guaranty, repay, indemnify or otherwise be liable therefor) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the obligation or other liability of such Loan Party or the grant of such security interest becomes or would become effective with respect to such obligation or other liability or (b) in the case of any obligation or liability in respect of a Derivative Contract required to be cleared pursuant to section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party is a “financial entity,” as defined in section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the obligation or other liability of such Loan Party becomes or would become effective with respect to such obligation or liability.  If any obligation or liability in respect of a Derivative Contract arises under a master agreement governing more than one Derivative Transaction, such exclusion shall apply only to the portion of such obligation or liability that is attributable to Derivative Transactions for which such guaranty obligation or other liability or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 3.09) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Administrative Agent” is defined in the recitals.

“Existing Lenders” is defined in the recitals.

“Existing Letters of Credit” means the letters of credit issued pursuant to the Pre-Petition RBL that are outstanding on the Closing Date and described on Schedule II.

“FATCA” means Sections 1471 through 1474 of the Code as of the date hereof (and any amendments or successor sections thereto that are not materially more onerous to comply with), any regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement).

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with a member of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the date for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent; provided further that if, in any case, such rate is less than 0.00%, such rate shall be deemed to equal 0.00%.

“Fee Letter” means that certain fee letter dated April 28, 2016, among Parent, Administrative Agent and SunTrust Robinson Humphrey, Inc., as Arranger.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding LC Obligations with respect to Letters of Credit issued by such Issuing Lender other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders in accordance with the terms hereof.

“GAAP” has the meaning ascribed such term in Section 1.03(b).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” means Parent and any Subsidiary (other than Borrower) that is required to execute a Guaranty under Section 7.14.

“Guaranty” means any guaranty in the form of Exhibit F hereto, that is executed by a Guarantor.

“Guaranty Obligation” has the meaning specified under the definition of “Contingent Obligation.”

“Highest Lawful Rate” means, for each Lender, as of a particular date, the maximum nonusurious interest rate that under applicable federal and New York law may then be contracted for, charged or received by such Lender in connection with the Loan Obligations.

“Hydrocarbon Interests” means leasehold and other interests in or under oil, gas and other liquid or gaseous hydrocarbon leases with respect to Oil and Gas wherever located, mineral fee interests, overriding royalty and royalty interests, net profit interests, production payment interests relating to Oil and Gas wherever located, including any beneficial, reserved or residual interest of whatever nature.

“Indebtedness” of any Person means, without duplication:

(a)           all indebtedness for borrowed money;

(b)           all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms);

(c)           all reimbursement or payment obligations (contingent or non-contingent) with respect to Surety Instruments;

(d)           all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

(e)           all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person including, without limitation, production payments, net profit interests and other interest in Oil and Gas subject to repayment out of future Oil and Gas production;

(f)            all obligations with respect to Capital Leases;

(g)           all Indebtedness referred to in clauses (a) through (l) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness;

(h)           all obligations of such Person under take/ship or pay contracts if any goods or services are not actually received or utilized by such Person;

(i)            any Indebtedness of a partnership for which such Person is the general partner, unless such Indebtedness is expressly made non-recourse to such Person;

(j)            Disqualified Equity Interests (for purposes hereof, the amount of any Disqualified Equity Interests shall be its liquidation value and, without duplication, the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase in respect of Disqualified Equity Interests);

(k)           net Derivative Obligations of such Person (for purposes hereof, the amount of any net Derivative Obligations on any date shall be deemed to be the Derivative Termination Value thereof as of such date); and

(l)            all Guaranty Obligations in respect of Indebtedness of others of the kinds referred to in clauses (a) through (k) above.

“Indemnified Environmental Liabilities” has the meaning specified in Section 12.06.

“Indemnified Liabilities” has the meaning specified in Section 12.05.

“Indemnified Person” has the meaning specified in Section 12.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Borrowing Base Amount” means $170,000,000.

“Initial Borrowing Base Termination Date” means the earliest of (a) the Curtailment Determination Notice Date, (b) the first date on which an Event of Default occurs, (c) the April 2018 Notice Date, and (d) the Early Determination Notice Date.

“Initial Reserve Report’ has the meaning set forth in Section 5.01(i)(v).

“Insolvency Proceeding” means (a) any case, action or proceeding relating to bankruptcy, reorganization, insolvency, liquidation, receivership, conservatorship, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including any Debtor Relief Law.

“Interest Payment Date” means (a) as to any Base Rate Loan, the last Business Day of each calendar quarter and (b) as to any LIBOR Loan, the last day of each Interest Period applicable to such LIBOR Loan, provided, however, that if any Interest Period for a LIBOR Loan exceeds three (3) months, the date that falls three (3) months after the beginning of such Interest Period, and the date that falls three (3) months after each Interest Payment Date thereafter for such Interest Period, is also an Interest Payment Date.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a LIBOR Loan, and ending on the date one, two, three, six or twelve (if offered by all Lenders), months thereafter as selected by Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that: (a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period for any Loan shall extend beyond the Stated Maturity Date.

“Interest Rate Type” means, with respect to any Loan, the interest rate, being either the Base Rate or LIBOR, forming the basis upon which interest is charged against such Loan hereunder.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Issue” means with respect to any Letter of Credit, to issue or extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Issuing Lender” means (including with respect to the Existing Letters of Credit) SunTrust Bank, and any successor thereto, and any other Lender who agrees with Borrower to become an Issuing Lender under this Agreement (and agrees to become a party to this Agreement as an Issuing Lender pursuant to a joinder agreement in a form reasonably satisfactory to Administrative Agent and Borrower).

“LC Application” means an application or agreement for a standby Letter of Credit in the Issuing Lender’s current form with appropriate insertions or in such other form as shall be acceptable to the Issuing Lender in its sole discretion duly executed by Borrower pursuant to Section 2.09(a).

“LC Collateral” means any cash or liquid securities held by Issuing Lender as security for LC Obligations of Borrower.

“LC Collateral Account” means a blocked deposit account held by Issuing Lender.

“LC Obligation” means, at the time in question, the sum of the Matured LC Obligations plus the aggregate undrawn stated amount under all Letters of Credit then outstanding.  The LC

Obligation of any Revolving Lender at any time shall be its Pro Rata Share of the LC Obligation at such time.

“Lease Operating Statement” means a statement, in form and substance reasonably satisfactory to the Administrative Agent, prepared by the Parent or the Borrower with respect to the Oil and Gas Properties owned by any Loan Party or any Subsidiary (or to be acquired by any Loan Party or any Subsidiary, as applicable), which statement shall contain production, revenue, and expense data for the time period covered by such statement and such other information reasonably requested by the Administrative Agent.

“Lender” means each Person listed on Schedule 2.01 and any other Person that shall have become a party hereto as a Lender pursuant to an Assignment and Acceptance Agreement, other than any such Person that ceases to be a party thereto pursuant to an Assignment and Acceptance Agreement.  Unless the context requires otherwise, the term “Lender” includes the Swing Line Lender.  References to “Lenders” shall include Administrative Agent, in its individual capacity as a “Lender”, and such other lending institutions now a party or hereafter a party to this Agreement.

“Lender Derivative Party” means (i) with respect to any Derivative Transaction of any Loan Party in effect on the Closing Date, any Person party thereto that was a Revolving Lender or an Affiliate of a Revolving Lender on the Closing Date and (ii) with respect to any Derivative Contract of any Loan Party entered into after the Closing Date, any Person party thereto that was a Revolving Lender or an Affiliate of a Revolving Lender at the time such Derivative Contract was entered into.

“Letter of Credit” means any Existing Letter of Credit and any other standby letter of credit issued by any Issuing Lender pursuant to this Agreement and upon an LC Application.

“Letter of Credit Sub-Facility Amount” means $10,000,000.00. The Letter of Credit Sub-Facility Amount is part of, and not in addition to, the Aggregate Commitment Amount.

“LIBOR” means, for any Interest Period with respect to a Borrowing of LIBOR Loans, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for Dollar deposits at approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period (provided that, if such page is not available for any reason, LIBOR shall instead be the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Page BBAM of the Bloomberg Financial Markets Information Service (or any successor page) as the London interbank offered rate for Dollar deposits at approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period); provided that if, in any case, such rate is less than 1.00%, the LIBOR rate shall be deemed to equal 1.00%.  If for any reason such rate is not available on either such page, LIBOR for such Interest Period shall be the rate per annum reasonably determined by Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the Eurodollar Loans comprising part of such Borrowing would be offered by Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about

11:00 a.m. (London, England time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided that if, in any case, such rate is less than 1.00%, the LIBOR rate shall be deemed to equal 1.00%.

“LIBOR Loan” means a Loan that bears interest based on the LIBOR.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement and the interest of a lessor under a Capital Lease), any financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means an extension of credit by a Revolving Lender to Borrower under Article II, including Revolving Credit Loans and Swing Line Loans.

“Loan Documents” means this Agreement, the Notes (if any), any Letters of Credit, the Security Documents, the Fee Letter, Guaranties, and all other documents (other than any Derivative Contract or Cash Management Agreement) delivered to Administrative Agent, Issuing Lender or any Lender in connection herewith.

“Loan Obligations” means all Obligations of the Loan Parties under the Loan Documents.

“Loan Parties” means collectively Borrower and the Guarantors, and “Loan Party” means individually each of Borrower and the Guarantors.

“Majority Lenders” means, at any time, (i) Revolving Lenders (excluding Defaulting Lenders) holding more than fifty percent (50%) of the aggregate Credit Exposures attributable to Non-Defaulting Lenders or, (ii) if there are no Credit Exposures, Revolving Lenders (excluding Defaulting Lenders) holding more than fifty percent (50%) of the aggregate Commitments of all Non-Defaulting Lenders.

“Margin Stock” means “margin stock” as such term is defined in Regulation U or X of the FRB.

“Material Adverse Effect” means a material adverse effect upon (a) the operations, business, properties or financial condition of the Loan Parties taken as a whole; (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Matured LC Obligation” means the aggregate amount of payments made by the Issuing Lenders in respect to Letters of Credit and not reimbursed by Borrower or deemed Loans pursuant to Section 2.01(b).

“Maximum Hedging Percentage” means, as of any date of determination, (i) for any month during the period of twenty-four (24) consecutive full months immediately following the date on which the Parent, Borrower or a Subsidiary thereof enters into a Derivative Transaction, the lesser of ninety percent (90%) of then current production of Oil, Gas or NGLs, as applicable, and ninety percent (90%) of total internally forecasted production of Oil, Gas or NGLs, as applicable for such month, (ii) for any month during the period following such twenty-four (24) month period until thirty-six (36) months following the date on which the Parent, Borrower or a Subsidiary thereof enters into a Derivative Transaction, the lesser of seventy-five percent (75%) of then current production of Oil, Gas or NGLs, as applicable, and seventy-five percent (75%) of total internally forecasted production of Oil, Gas or NGLs, as applicable, for such month, and (iii) for the period following such thirty-six (36) month period until forty-eight (48) months following the date on which the Parent, Borrower or a Subsidiary thereof enters into a Derivative Transaction, the lesser of fifty percent (50%) of then current production of Oil, Gas or NGLs, as applicable, and fifty percent (50%) of total internally forecasted production of Oil, Gas or NGLs, as applicable, for such month.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral in the LC Collateral Account consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by Administrative Agent and the Issuing Lenders in their sole discretion.

“Mortgaged Properties” means the Oil and Gas Properties and any other properties upon which certain of the Loan Parties have granted a Lien in favor of Administrative Agent for the benefit of the Lenders (and others) pursuant to the Mortgages.

“Mortgages” means, collectively, each mortgage, deed of trust, assignment of production or similar real property security agreement from any of the Loan Parties and all supplements, assignments, amendments and restatements thereto (or any agreement in substitution therefor) that are executed and delivered to Administrative Agent pursuant to Article IV of this Agreement.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which any Loan Party makes, is obligated to make or has made contributions during the immediately preceding five (5) plan years.

“Negative Effect” means that, as of any date of determination, the Loan Parties have failed to achieve for the period of two consecutive calendar months immediately preceding such date of determination at least ninety percent (90%) of the projected daily average Oil and Gas production levels set forth in the April 2016 Business Plan for such two consecutive calendar month period as a result (in whole or in part) of a Regulatory Curtailment.

“New Borrowing Base Notice” shall have the meaning set forth in Section 2.04(a)(viii).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Revolving Lenders or all affected Lenders in accordance with the terms of Section 12.01 and (ii) has been approved by the Majority Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note specified in Section 2.01(a), substantially in the form of Exhibit A, including any amendments, modifications, renewals or replacements of such promissory note.

“Notice of Borrowing” means a notice in substantially the form of Exhibit B.

“Notice of Continuation/Conversion” means a notice in substantially the form of Exhibit C.

“NYMEX Pricing” means, as of any date of determination with respect to any month (i) for crude oil, the closing settlement price for the applicable futures contract for each month, (ii) for natural gas, the closing settlement price for the applicable futures contract for such month, and (iii) for natural gas liquids, the closing settlement price for the applicable futures contract for such month, in each case as published by New York Mercantile Exchange (NYMEX) on its website currently located at www.nymex.com or any successor thereto (as such pricing may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations).

“Obligations” means the aggregate amount of all amounts owing by any Loan Party under (i) any Loan Document, (ii) any Cash Management Agreement with any Cash Management Bank or (iii) any Derivative Contract with any Lender Derivative Party, to any Lender, Administrative Agent, Issuing Lender, Lender Derivative Party, Cash Management Bank or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising; provided, however, that the definition of “Obligations” shall not create any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Derivative Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Oil and Gas” means petroleum, natural gas and other related hydrocarbons or minerals or any of them and all other substances produced or extracted in association therewith.

“Oil and Gas Properties” means Hydrocarbon Interests now owned or hereafter acquired by Parent, Borrower or any Subsidiary and contracts executed in connection therewith and all tenements, hereditaments, appurtenances, and properties belonging, affixed or incidental to such Hydrocarbon Interests, including, without limitation, any and all property, real or personal, now owned or hereafter acquired by Parent, Borrower or any Subsidiary and situated upon or to be situated upon, and used, built for use, or useful in connection with the operating, working or developing of such Hydrocarbon Interests, including, without limitation, any and all petroleum and/or natural gas wells, structures, field separators, processing plants, liquid extractors, plant compressors, pumps, pumping units, field gathering systems, tank and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, liters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, taping, tubing and rods, surface leases, rights-of-way, easements and servitudes, and all additions, substitutions, replacements for, fixtures and attachments to any and all of the foregoing owned directly or indirectly by Parent, Borrower or any Subsidiary.

“Organization Documents” means, for any corporation, its certificate or articles of incorporation and its bylaws; for any limited liability company, its certificate of formation or articles of organization and its limited liability company agreement or operating agreement; and for any limited partnership, its certificate of limited partnership or formation and its limited partnership agreement; as any of the foregoing have been amended or supplemented from time to time.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any present or future mortgage tax, stamp, court or documentary, intangible, recording, filing or similar taxes, or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.09).

“Participant” has the meaning specified in Section 12.08(a).

“Participant Register” has the meaning specified in Section 12.08(a).

“PBGC’ means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, other than a Multiemployer Plan, which any Loan Party sponsors, maintains, is making, or is obligated to make contributions.

“Permitted Acquisition” means any Acquisition by the Parent or any of its Subsidiaries that meets all of the following requirements:

(a)           no less than ten (10) Business days (or such shorter period as the Administrative Agent may reasonably agree in writing) prior to the proposed closing date of such Acquisition, the Borrower shall have delivered written notice of such Acquisition to the Administrative Agent, which notice shall include the proposed closing date of such Acquisition;

(b)           such Acquisition is not hostile;

(c)           the Person or business to be acquired shall be in a line of business permitted pursuant to Section 8.10;

(d)           if, at the Borrower’s election, such Acquisition is a merger or consolidation, the surviving Person shall be the Borrower or a Guarantor (or shall concurrently become a Guarantor) and no Change in Control shall have been effected thereby;

(e)           if, at the Borrower’s election an increase in the Borrowing Base is to be effected in connection with such Acquisition, the Borrower shall comply with Section 2.04(f)(ii) to the extent applicable;

(f)            the Person acquired in such Acquisition shall become a Guarantor (and grantor or mortgagor, to the extent required) under Section 7.14;

(g)           the Borrower shall have delivered to the Administrative Agent a certificate in form substantially similar to the Compliance Certificate for the most recent fiscal quarter end preceding such Acquisition for which financial statements are available demonstrating, in substance and detail reasonably satisfactory to the Administrative Agent, that (i) the Parent is in compliance on a pro forma basis calculated in a manner acceptable to the Administrative Agent (as of the date of the Acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith) with the financial covenants contained in Part II.A and Part II.B of Appendix II and (ii) any projected Capital Expenditures associated with the Oil and Gas Properties acquired through such Acquisition are in compliance on a pro forma basis with the limitations on Capital Expenditures set forth in Part II.C of Appendix II (after giving effect to the exclusion of projected Capital Expenditures in an amount of up to fifteen percent (15%) of the Permitted Acquisition Consideration for such Acquisition, in accordance with the clause (y) of the proviso therein, from such limitations on Capital Expenditures).

(h)           no later than five (5) Business Days prior to the proposed closing date of such Acquisition (or such shorter period of time as the Administrative Agent may agree), the Borrower, to the extent requested by the Administrative Agent, shall have delivered to the Administrative Agent promptly upon the finalization thereof copies of substantially final Permitted Acquisition Documents;

(i)            no Default or Event of Default or Borrowing Base Deficiency shall have occurred and be continuing both before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith;

(j)            [reserved];

(k)           the Permitted Acquisition Consideration shall be paid only with the proceeds of a substantially contemporaneous issuance (other than to a Subsidiary) of common stock of the Parent or a substantially contemporaneous contribution of capital (that does not constitute Indebtedness) to the Parent;

(l)            after giving effect to the Acquisition (including any increase to the Borrowing Base resulting therefrom), Liquidity shall be no less than 15% of the then effective Borrowing Base; and

(m)          the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other Acquisition.

“Permitted Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), or deferred payments, to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable Permitted Acquisition Documents executed by the Loan Parties in order to consummate the applicable Permitted Acquisition.

“Permitted Acquisition Documents” means with respect to any Acquisition proposed by the Borrower or any Guarantor, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other primary agreement evidencing such Acquisition, including, without limitation, all legal opinions and any material amendment, modification or supplement to any of the foregoing.

“Permitted Holder” means each Person identified on Appendix III attached hereto.

“Permitted Liens” has the meaning set forth in Section 8.01.

“Permitted Refinancing Debt” means Indebtedness (for purposes of this definition, “New Debt”) substantially contemporaneously incurred in exchange for, or proceeds of which are substantially contemporaneously used to refinance, all of any other Indebtedness (the “Refinanced Debt”); provided that (a) such New Debt is in an aggregate principal amount not in excess of the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount); (b) such New Debt has a stated maturity no earlier than the stated maturity of the Refinanced Debt and an average life no shorter than the average life of the Refinanced Debt; (c) such New Debt does not contain any covenants which are more onerous to Parent, Borrower and their respective Subsidiaries in any material respects than those imposed by the Refinanced Debt (other than with respect to interest rates); (d) such New Debt (and any guarantees thereof) is subordinated in right of payment to the Loan Obligations (or, if applicable, the Guaranty) to at least the same extent as the Refinanced Debt and is otherwise subordinated on terms substantially reasonably satisfactory to Administrative Agent; (e) such New Debt does not provide for any mandatory prepayment, defeasance, redemption or payment of a sinking fund obligation prior to the date that is the stated maturity date of the Refinanced Debt (other than customary change of control or asset sale tender offer provisions); and (f) no direct or indirect Subsidiary of any Loan Party shall guarantee such New Debt unless such Subsidiary is (or concurrently with any such guarantee becomes) a Guarantor hereunder.  As used herein, “substantially contemporaneously” means with thirty (30) days following the date of such event.

“Person” means an individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan Effective Date” has the meaning set forth in the Plan of Reorganization.

“Plan of Reorganization” means First Amended Plan of Reorganization filed on September 28, 2016, in the case In re Midstates Petroleum, Company, Inc., et al., Case No. 16-32237, in the United States Bankruptcy Court for the Southern District of Texas, Houston Division, Dkt. Number 690.

“Plan Supplement” means the Plan Supplement, as such term is defined in the Plan of Reorganization, comprising those documents filed in the Case from August 3, 2016 through August 18, 2016, and located at Dkt. Nos. 438, 455, 476, 509 and 511.

“Pre-Petition RBL” is defined in the recitals.

“Pricing Grid” means the following pricing grid:

Applicable Margin

LIBOR Rate	Base Rate	Commitment Fee
450.0 bps	350.0 bps	50.0 bps

“Principal Business” means the business of the exploration for, and development, acquisition, production, gathering, processing and upstream marketing of Oil and Gas onshore in the United States of America.

“Pro Rata Share” means, as of any date of determination, with respect to a Revolving Lender’s obligation to make Revolving Credit Loans and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (x) such Revolving Lender’s Commitment Amount by (y) the Aggregate Commitment Amount and (ii) from and after the time the Commitments has been terminated or reduced to zero, the percentage obtained by dividing (x) the aggregate unpaid principal amount of such Lender’s Credit Exposure by (y) the aggregate unpaid principal amount of all Credit Exposure of all Revolving Lenders.

“Proposed Borrowing Base” shall have the meaning set forth in Section 2.04(a)(v).

“Proposed Borrowing Base Value” shall have the meaning set forth in Section 2.04(c)(iii).

“Proved Reserves” means the estimated quantities of hydrocarbons that geological and engineering data demonstrate with a reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties under then existing economic and operating conditions (i.e. prices and costs as of the date the estimate is made).

“PV-9 Value” means, in respect of the Oil and Gas Properties of the Loan Parties comprising Proved Reserves, the net present value of future cash flows (discounted at nine percent (9%) per annum) calculated by the Borrower based on the information from the most recent Reserve Report delivered by the Parent or Borrower, as applicable, pursuant to Section 5.01(i)(v) or Section 7.02(c) and taking into account all other factors that are reasonably deemed to be material, but provided that each calculation of such expected future cash flow shall be made in accordance with the then existing standards of the Society of Petroleum Engineers, provided that in any event (i) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of Oil and Gas produced from such reserves, (ii) the pricing assumptions used in determining PV-9 Value for any particular reserves shall be based upon the Strip Price and (iii) the cash-flows derived from the pricing assumptions set forth in clause (ii) above shall be further adjusted to account for the historical basis differential, in each case, in a manner and in substance acceptable to the Administrative Agent in its reasonable discretion.

“Qualified ECP Obligor” means, in respect of any obligation or liability in respect of a Derivative Contract, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guaranty obligation or other liability or grant of the relevant security interest becomes or would become effective with respect to such obligation or liability or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Refinanced Debt” has the meaning set forth in the definition of “Permitted Refinancing Debt”.

“Regulation U” and “Regulation  X” means Regulation U and Regulation X, respectively, of the FRB.

“Regulatory Curtailment” means the imposition, whether before or after the Closing Date, by any Governmental Authority (including the Oklahoma Corporation Commission) of a limitation on the aggregate maximum volume of salt water that all or any of the Loan Parties are permitted to dispose of in the State of Oklahoma regardless of whether such imposition results from any negotiation, voluntary compliance, mandate, notice, exercise of regulatory authority, or judicial order, enforcement by such Governmental Authority or otherwise.  For the avoidance of doubt, the imposition of the limitations set forth in those certain letters, dated as of February 16, 2016, and August 18, 2016, respectively, from the Oklahoma Corporation Commission’s Oil and Gas Conservation Division, shall constitute a Regulatory Curtailment.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Required Engineered Value” means 95% of the discounted present value of future net income utilizing a 9% discount rate attributable to the Proved Reserves evaluated in the most recent Reserve Report delivered to the Lenders.

“Required Lenders” means, at any time, the Revolving Lenders (excluding Defaulting Lenders) holding at least sixty-six and two-thirds percent (66-2/3%) of the sum of the Credit Exposures attributable to Non-Defaulting Lenders or, if there is no Credit Exposures, Revolving

Lenders (excluding Defaulting Lenders) holding at least sixty-six and two-thirds percent (66-2/3%) of the sum of the Commitments of all Non-Defaulting Lenders.

“Requirements of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Report” means a report, reasonably acceptable to Administrative Agent, covering Proved Reserves attributable to the Oil and Gas Properties of the Loan Parties and setting forth (i) the total quantity of proved developed and proved undeveloped reserves (separately classified as producing, shut-in, behind pipe, and undeveloped), (ii) the estimated future net revenues and future net income and cumulative estimated future net revenues and future net income utilizing a 9% discount rate, (iii) the discounted present value of future net income utilizing a 9% discount rate, and (iv) such other information and data with respect to the Oil and Gas Properties as Administrative Agent may reasonably request.

“Reserve Report Certificate” has the meaning set forth in Section 7.01(h).

“Responsible Officer” means the president, any vice president, the treasurer, the secretary, a corporate counsel, the chief operating officer, the chief financial officer, or the chief executive officer of a Loan Party, or such other Person designated as a Responsible Officer by such Loan Party.

“Revolving Credit Loan” has the meaning ascribed such term in Section 2.01(a).

“Revolving Lender” means, as of any date of determination, a Lender with a Commitment or, if the Commitments have terminated or expired, a Lender with Credit Exposure.

“Sanctioned Country” means, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Borrowing Base Determination” has the meaning ascribed such term in Section 2.04(a)(ii).

“SEC” means the Securities and Exchange Commission.

“Security Documents” means the mortgages, security agreements, pledges, assignments and related financing statements listed on Schedule I, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, and any and all other instruments currently existing or now or hereafter executed in connection with or as security for the payment of any of the Obligations.

“Security Termination Date” means the first date on which each of the following events shall have occurred on or prior to such time: (a) all Obligations due and payable are paid in full in cash (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination and Obligations arising under any Derivative Contract with a Lender Derivative Party that have either been novated or with respect to which the applicable Loan Party has provided substitute credit support acceptable to such Lender Derivative Party as acknowledged to Administrative Agent in writing); (b) the Commitments under this Agreement and the other Loan Documents are terminated; and (c) all Letters of Credit have terminated or been fully cash collateralized and no Issuing Lending has any obligation to issue Letters of Credit hereunder.

“Solvent” means, as to any Person at any time, that (a) the fair value of all of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of all of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Special Borrowing Base Determination” has the meaning set forth in Section 2.04(e).

“Stated Maturity Date” means the earlier of (a) fourth anniversary of the Closing Date or (b) September 30, 2020; provided, however, that if such date is not a Business Day, the Stated Maturity Date shall be the immediately preceding Business Day.

“Strip Price” shall mean, at any time, (a) for the remainder of the current calendar year (in the event of a Reserve Report delivered pursuant to Section 5.01(i)(v) or Section 7.02(c)), the average NYMEX Pricing for the contracts in such calendar year, (b) for each of the succeeding three calendar years, the average NYMEX Pricing for the twelve months in each such calendar year, and (c) for the succeeding calendar year, and for each calendar year thereafter, the average NYMEX Pricing for the twelve months in such succeeding calendar year for which NYMEX Pricing is quoted.

“Subsidiary” of a Person means any corporation, association, partnership, joint venture or other business entity of which either (a) more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof, or (b) such Person is the general partner, in the case of any limited partnership.  Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of Parent.

“Surety Instruments” means all letters of credit (including standby), banker’s acceptances, bank guaranties, surety bonds and similar instruments.

“Swing Line” means the revolving credit facility made available by Swing Line Lender pursuant to Section 2.01(c).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.01(c).

“Swing Line Lender” is defined in the preamble.

“Swing Line Loan” has the meaning specified in Section 2.01(c)(i).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.01(c)(ii), which, if in writing, shall be in form of and substance satisfactory to Swing Line Lender.

“Swing Line Settlement Date” means the 15th day and the last day of each calendar month; provided, however, that if any such day is not a Business Day, the applicable Swing Line Settlement Date shall be the Business Day immediately preceding such day.

“Swing Line Sublimit” means an amount equal to the lesser of (a) ten million dollars ($10,000,000) and (b) Available Commitment.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitment Amount.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of (a) the Stated Maturity Date or (b) the date on which the Revolving Lenders’ Commitments terminate or are terminated in accordance with the provisions of this Agreement.

“Test Period” means, for any determination under this Agreement, the four consecutive fiscal quarters of the Parent then most recently ended.

“Threshold Amount” means, at any time, the greater of (a) eight million five hundred thousand dollars ($8,500,000) and (b) five percent (5%) of the then effective Borrowing Base.

“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.

“United States” and “U.S.” each means the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.01(e).

1.02                        Other Interpretive Provisions.  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.  Unless otherwise specified or the context clearly requires otherwise, the words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement.  The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.  The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.  This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Administrative Agent, Issuing Lender, the Lenders, Borrower and the other Loan Parties, and are the products of all parties.  Accordingly, they shall not be construed against Borrower, the Lenders, Administrative Agent or Issuing Lender merely because of their involvement in the preparation thereof.

1.03                        Accounting Terms and Principles.

(a)                                 Certain accounting terms used herein are defined under Appendix II hereto, and such definitions are incorporated herein.

(b)                                 Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with generally accepted accounting principles in the United States of America (“GAAP”) as in effect from time to time, consistently applied; except that for purposes of Section 9.01, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 5.01(c)(i).  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Parent, Borrower and Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating Parent’s and Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made (any such amendment, an “Accounting Change Amendment”).  Borrower shall not be obligated to pay an amendment fee to the Lenders for any amendment the sole purpose of which is to effectuate an Accounting Change Amendment.  Until such time as such an amendment shall have been executed and delivered by Parent, Borrower, Administrative Agent and the Majority Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

(c)                                  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(d)                                 References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of Parent.

(e)                                  References herein to Parent’s financial statements or balance sheets shall mean, respectively, the consolidated financial statements or consolidated balance sheets of Parent and its Subsidiaries, if any.

ARTICLE II.
THE CREDIT

2.01                        Amounts and Terms of the Commitments.

(a)                                 Revolving Credit Loans.  Each Revolving Lender severally agrees, on the terms and conditions set forth herein, to make Revolving Credit Loans to Borrower (each such loan, a “Revolving Credit Loan”) during the period of time from and after the Closing Date up to the Termination Date, so long as, after giving effect to any requested Revolving Credit Loans, (i) the Credit Exposure does not exceed the Aggregate Commitment Amount, and (ii) the aggregate amount of such Revolving Lender’s Credit Exposure at any time does not exceed the lesser of such Revolving Lender’s (A) Pro Rata Share of the Borrowing Base (determined as of the date on which the requested Revolving Credit Loan is to be made) and (B) Commitment Amount.  The amount of principal owing on any Revolving Lender’s Revolving Credit Loan at any given time shall be the aggregate amount of all Revolving Credit Loans theretofore made by such Revolving Lender minus all payments of principal theretofore received by such Revolving Lender.  Interest on Revolving Credit Loans shall accrue and be due and payable as provided herein.  Borrower may borrow, repay and reborrow any Revolving Credit Loans loaned hereunder.  At the request of any Revolving Lender (including Swing Line Lender) at any time, Borrower agrees that it will prepare, execute and deliver to such Revolving Lender a promissory note (herein called such Revolving Lender’s “Revolving Credit Note”) made by Borrower payable to such Revolving Lender substantially in the form of Exhibit A.  Thereafter, the Revolving Credit Loans evidenced by such Revolving Credit Note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by such Revolving Credit Note.

(b)                                 Letters of Credit.  Subject to the terms and conditions of Section 2.09 below and relying upon the representations and warranties herein set forth, each Issuing Lender agrees to issue standby Letters of Credit upon the request of Borrower at any time and from time to time on and after the Closing Date and up to five (5) Business Days prior to the Termination Date.  No Letter of Credit will be issued in a face amount that, after giving effect to the issuance of such Letter of Credit, would cause (i) the LC Obligation to exceed the Letter of Credit Sub-Facility Amount, (ii) the Credit Exposure to exceed the lesser of (A) the Borrowing Base then in effect and (B) the Aggregate Commitment Amount, or (iii) the aggregate amount of any Revolving Lender’s Credit Exposure at any time to exceed the lesser of such Revolving Lender’s (A) Pro Rata Share of the Borrowing Base (determined as of the date on which the requested Letter of Credit is to be issued) and (B) Commitment Amount.  Borrower shall not request, and the Issuing Lender shall have no obligation to issue, any Letter of Credit the proceeds of which would be made available to any Person to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Countries, that, at the time of such funding, is the subject of any Sanctions or in any manner that would result in a violation of any Sanctions by any party to this Agreement.  If any Letter of Credit has been drawn upon and the amount so drawn has not been reimbursed, for all purposes hereof to the extent of the Available Commitment then existing, such funding shall be deemed a Revolving Credit Loan in an amount equal to the Matured LC Obligations applicable thereto.

(c)                                  Swing Line Loans.

(i)                                     The Swing Line.  Subject to the terms and conditions set forth herein, Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.01(c), to make loans (each such loan, a “Swing Line Loan”), to Borrower from time to time on any Business Day prior to the Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the outstanding amount of Revolving Credit Loans and LC Obligations of the Revolving Lender acting as Swing Line Lender, may exceed the amount of such Revolving Lender’s Pro Rata Share of the Available Commitment; provided, however, that after giving effect to any Swing Line Loan, (A) the sum of the aggregate outstanding amount of the Revolving Credit Loans plus the Swing Line Loans plus LC Obligations shall not exceed the lesser of (1) the Borrowing Base and (2) the Aggregate Commitment Amount at such time, and (B) the sum of the aggregate outstanding amount of the Revolving Credit Loans of any Revolving Lender (other than Swing Line Lender) at such time, plus such Revolving Lender’s Pro Rata Share of the outstanding amount of all LC Obligations at such time, plus such Revolving Lender’s Pro Rata Share of the outstanding amount of all Swing Line Loans at such time shall not exceed the lesser of such Revolving Lender’s (x) Pro Rata Share of the Borrowing Base (determined as of the date on which the requested Revolving Credit Loan is to be made) and (y) Commitment Amount.  Within the foregoing limits, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01(c), prepay under Section 2.04, and reborrow under this Section 2.01(c).  Each Swing Line Loan shall bear interest only at a rate based on the Base Rate.  Immediately upon the making of a Swing Line Loan, each Revolving Lender (other than Swing Line Lender) shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(ii)                                  Borrowing Procedures.  Each Swing Line Borrowing shall be made upon Borrower’s irrevocable notice to Swing Line Lender and Administrative Agent, which may be given by telephone.  Each such notice must be received by Swing Line Lender and Administrative Agent not later than 10:00 a.m. (Atlanta, Georgia time) on the requested borrowing date, and shall specify (A) the amount to be borrowed, which shall be a minimum of $500,000 or any whole multiple of $100,000 in excess thereof, and (B) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to Swing Line Lender and Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower.  Promptly after receipt by Swing Line Lender of any telephonic Swing Line Loan Notice, Swing Line Lender will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has also received such Swing Line Loan Notice and, if not, Swing Line Lender will notify Administrative Agent (by telephone or in writing) of the contents thereof.  Unless Swing Line Lender has received notice (by telephone or in writing) from Administrative Agent (including at the request of any Lender other than Swing Line Lender) prior to 11:00 a.m. (Atlanta, Georgia time) on the date of the proposed Swing Line Borrowing (I) directing Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.01(c)(i), or (II) that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, then subject to the terms and conditions hereof, Swing Line Lender will, not later than 11:00 a.m. (Atlanta, Georgia time) on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to Borrower at its office by crediting the account of Borrower on the books of Swing Line Lender in immediately available funds.

(iii)                               Refinancing of Swing Line Loans.

(A)                               On each Swing Line Settlement Date and at any other time Swing Line Lender, in its sole and absolute discretion, may request, Swing Line Lender, on behalf of Borrower (which hereby irrevocably authorizes Swing Line Lender to so request on its behalf), may require that each Revolving Lender make a Revolving Credit Loan (which shall be a Base Rate Loan) in an amount equal to such Revolving Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a borrowing notice delivered pursuant to Section 2.02(c) for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the lesser of (1) the Borrowing Base and (2) the Aggregate Commitment Amount and the conditions set forth in Section 5.02.  Swing Line Lender shall furnish Borrower with a copy of the applicable borrowing notice promptly after delivering such notice to Administrative Agent.  Each Revolving Lender shall make an amount equal to its Pro Rata Share of the amount specified in such notice available to Administrative Agent in immediately available funds for the account of Swing Line Lender at Administrative Agent’s Payment Office not later than 3:00 p.m. Atlanta, Georgia time on the day specified in such borrowing notice, whereupon, subject to Section 2.01(c)(iii)(B), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan (which shall be a Base Rate Loan) to Borrower in such amount.  Administrative Agent shall remit the funds so received to Swing Line Lender.

(B)                               If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Loan in accordance with Section 2.01(c)(iii)(A), the request for Revolving Credit Loans submitted by Swing Line Lender as set forth herein shall be deemed to be a request by Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to Administrative Agent for the account of Swing Line Lender pursuant to Section 2.01(c)(iii)(A) shall be deemed payment in respect of such participation.

(C)                               If any Revolving Lender fails to make available to Administrative Agent for the account of Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.01(c)(iii) by the time specified in Section 2.01(c)(iii)(A), Swing Line Lender shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Swing Line Lender in connection with the foregoing.  If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Credit Loan included in the relevant borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of Swing Line Lender submitted to any Revolving Lender (through Administrative Agent) with respect to any amounts owing under this clause (C) shall be conclusive absent manifest error.

(D)                               Each Revolving Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.01(c)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Credit Loans pursuant to clause (A) of this Section 2.01(c)(iii) is subject to the conditions set forth in Section 5.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swing Line Loans, together with interest as provided herein.

(iv)                              Repayment of Participations.

(A)                               At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if Swing Line Lender receives any payment on account of such Swing Line Loan, Swing Line Lender will distribute to such Revolving Lender its Pro Rata Share thereof in the same funds as those received by Swing Line Lender.

(B)                               If any payment received by Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be refunded by Swing Line Lender under any of the circumstances described in Section 12.05 (including pursuant to any settlement entered into by Swing Line Lender in its discretion), each Revolving Lender shall pay to Swing Line Lender its Pro Rata Share thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  Administrative Agent will make such demand upon the request of Swing Line Lender.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(v)                                 Interest for Account of Swing Line Lender.  Swing Line Lender shall be responsible for invoicing Borrower for interest on the Swing Line Loans.  Until each Revolving Lender funds it Revolving Credit Loan or risk participation pursuant to this Section 2.01(c) to refinance such Revolving Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of Swing Line Lender.

(vi)                              Payments Directly to Swing Line Lender.  Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to Swing Line Lender.

(vii)                           Alternative Swing Line Procedures.  Notwithstanding the foregoing, Borrower and Swing Line Lender may alter or vary any of the timing for notices of or the form of notice required for Swing Line Borrowings or repayment of Swing Line Loans, the minimum amounts for Swing Line Borrowings or repayment of Swing Line Loans, and/or any of the other borrowing procedures for the Swing Line (collectively referred to as “Alternative Swing Line Procedures”) from those set forth in this Section 2.01(c) pursuant to any Cash Management Agreement or other agreement entered into between Borrower and Swing Line Lender and in effect from time to time.

2.02                        Procedure for Borrowing.

(a)                                 Each Borrowing (other than fundings of Letters of Credit deemed to be Revolving Credit Loans under Section 2.01(b) or refinancings of Swing Line Loans as Revolving Credit Loans under Section 2.01(c)) shall be made subject to the following procedures:

(i)                                     Each such Borrowing of Revolving Credit Loans shall be made upon Borrower’s irrevocable written notice delivered to Administrative Agent in the form of a Notice of Borrowing duly completed, which notice must be received by Administrative Agent prior to 11:00 a.m. (Atlanta, Georgia time) (x) three (3) Business Days prior to the requested Borrowing Date, in the case of LIBOR Loans; and (y) on the requested Borrowing Date, in the case of Base Rate Loans.

(ii)                                  Each Notice of Borrowing shall specify (i) the amount of the Borrowing, which shall be in an aggregate minimum amount (A) for Base Rate Loans, equal to the lesser of (y) $500,000 or any multiple integral of $100,000 thereof or (z) in the case of Revolving Credit Loans, the unadvanced portion of the Available Commitment, and (B) for LIBOR Loans, $1,000,000 or any multiple integral of $250,000 thereof (if the Available Commitment as of such Borrowing Date will be less than $1,000,000, then Borrower may not request a LIBOR Loan); (ii) the requested Borrowing Date, which shall be a Business Day; (iii) the Interest Rate Type of Revolving Credit Loans comprising the Borrowing; and (iv) for LIBOR Loans, the duration of the Interest Period applicable to such Loans.  If the Notice of Borrowing fails to specify the Interest Rate Type, such Borrowing shall be comprised of (x) LIBOR Loans, if such Notice of Borrowing is received by Administrative Agent prior to 11:00 a.m. (Atlanta, Georgia time) three (3) Business Days prior to the requested Borrowing Date, or (y) Base Rate Loans, if such Notice of Borrowing is received after such time.  If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of LIBOR Loans, such Interest Period shall be one (1) month.

(b)                                 Administrative Agent will promptly notify each Revolving Lender of its receipt of any Notice of Borrowing and of the amount of such Revolving Lender’s Pro Rata Share of that Borrowing, and such Notice of Borrowing shall not thereafter be revocable by Borrower.

(c)                                  Provided the applicable conditions in Article V are met, each Revolving Lender will make the amount of its Pro Rata Share of each Borrowing available to

Administrative Agent for the account of Borrower at Administrative Agent’s Payment Office by 1:00 p.m. (Atlanta, Georgia time) on the Borrowing Date requested by Borrower in funds immediately available to Administrative Agent.  The proceeds of all such Loans will then be made available to Borrower by Administrative Agent to Borrower’s operating account with Administrative Agent of like funds as received or by wire transfer in accordance with Borrower’s Notice of Borrowing.

2.03                        Conversion and Continuation Elections.

(a)                                 Prior to the Stated Maturity Date, Borrower may, upon irrevocable notice to Administrative Agent in accordance with Section 2.03(b): (i) elect, as of any Business Day, in the case of Base Rate Loans of either Class, or as of the last day of the applicable Interest Period, in the case of LIBOR Loans of either Class, to convert any such Loans into the same Class of Loans of any other Interest Rate Type; or (ii) elect, as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day; provided, that no more than six (6) LIBOR Loan tranches of Revolving Credit Loans, may exist at any one time and if at any time a LIBOR Loan in respect of any Borrowing is reduced by payment, prepayment, or conversion of part thereof to less than $100,000, such LIBOR Loan shall automatically convert into a Base Rate Loan.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a LIBOR Loan.

(b)                                 Borrower shall deliver an irrevocable Notice of Conversion/Continuation to be received by Administrative Agent not later than 11:00 a.m. (Atlanta, Georgia time) at least (i) three (3) Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into LIBOR Loans and (ii) three (3) Business Days in advance of the last day of the applicable Interest Period, in the case of LIBOR Loans, to continue any such Loans having Interest Periods expiring on such day as LIBOR Loans of the same or different Interest Period, specifying: (A) the proposed Conversion/Continuation Date; (B) the aggregate amount of Loans to be converted or renewed; (C) the Interest Rate Type of Loans resulting from the proposed conversion or continuation; and (D) other than in the case of conversion into Base Rate Loans, the duration of the requested Interest Period.

(c)                                  If, by 11:00 a.m. (Atlanta, Georgia time) on the date that is three (3) Business Days in advance of the last day of any Interest Period applicable to LIBOR Loans, Borrower has failed to timely notify Administrative Agent of its selection for a new Interest Period to be applicable to LIBOR Loans, or if any Event of Default then exists, Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such Interest Period.  Notwithstanding any contrary provision hereof, if (i) a Borrowing Base Deficiency has occurred and is continuing, no outstanding Loan may be converted to or continued as a LIBOR Loan with an Interest Period longer than one month (and any Notice of Conversion/Continuation that requests the conversion of any Borrowing to, or continuation of any Loan as, a LIBOR Loan shall be deemed to request an Interest Period of one month) and (ii) an Event of Default has occurred and is continuing, no outstanding Loans may be converted to or continued as a LIBOR Loan (and any Notice of Conversion/Continuation that requests the conversion of any Loans to, or continuation of any Loans as, a LIBOR Loan shall be ineffective) and, unless repaid, each LIBOR Loan shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.

2.04                        Borrowing Base Determinations, Mandatory Prepayments of Loans.

(a)                                 Scheduled Borrowing Base Determinations.

(i)                                     Until the Initial Borrowing Base Termination Date, the Borrowing Base shall equal the Initial Borrowing Base Amount, as the same may be adjusted in accordance with Section 2.04(f).  From and after the Initial Borrowing Base Termination Date, the Borrowing Base shall be the amount determined from time to time in accordance with this Section 2.04.

(ii)                                  From and after the Initial Borrowing Base Termination Date, the Borrowing Base shall be redetermined by the Revolving Lenders in good faith and consistent with their usual and customary oil and gas lending criteria as they exist at the time for each Borrowing Base Period (each such determination, a “Scheduled Borrowing Base Determination”), and effective as of the date set forth in such notice of redetermination.

(iii)                               The Borrowing Base shall represent the determination by the Revolving Lenders, in accordance with the provisions herein contained and each such Revolving Lender’s lending practices then in effect for loans of this nature (including, for the avoidance of doubt, each such Revolving Lender’s consideration of the impact of Derivative Transactions), of the loan value assigned to the Proved Reserves evaluated in the most recently delivered Reserve Report and such other credit factors (including without limitation the assets, liabilities, cash flow, current Derivative Contracts, business, properties, prospects, management and ownership of Borrower) that such Revolving Lender, in good faith and consistent with its respective usual and customary oil and gas lending criteria as they exist at such time, deems significant.

(iv)                              Each Scheduled Borrowing Base Determination, each Special Borrowing Base Determination and each redetermination pursuant to the Section 2.04(f)(ii) or Section 2.04(f)(iii) shall be effectuated as follows:  Upon receipt by the Administrative Agent of (A) the Reserve Report and the Reserve Report Certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Borrowing Base Determination, pursuant to Section 7.02(c)(i) and Section 7.02(c)(ii), and, in the case of a Special Borrowing Base Determination and each redetermination in accordance with Section 2.04(f)(ii) or Section 2.04(f)(iii), pursuant to Section 7.02(c)(iii), (B) such other reports, data and supplemental information, including, the information provided pursuant to Section 7.02(h), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), and (C) if applicable, a Derivative Cancellation Notice, the Administrative Agent shall evaluate the information contained in the Engineering Reports and Derivative Cancellation Notice, if any, and shall propose a new Borrowing Base (all such amounts being the “Proposed Borrowing Base”) based upon such information and such other information (including, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Indebtedness) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time.  In no event shall the Proposed Borrowing Base exceed the Aggregate Commitment Amount.

(v)                                 The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A)                               in the case of a Scheduled Borrowing Base Determination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 7.02(c)(i) and (ii) and, if applicable, any Derivative Cancellation Notice in a timely and complete manner, then on or before the March 15th and September 15th, as the case may be, of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 7.02(c)(i) and (ii) and applicable Derivative Cancellation Notice in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports and applicable Derivative Cancellation Notice from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.4(c)(i); and

(B)                               in the case of a Special Borrowing Base Determination or a redetermination pursuant to Section 2.04(f)(ii) or Section 2.04(f)(iii), promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports and applicable Derivative Cancellation Notice.

(vi)                              Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Revolving Lenders as provided in this Section 2.04; and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders as provided in this Section 2.04.  Upon receipt of the Proposed Borrowing Base Notice, each Revolving Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base.  If at the end of such fifteen (15) days, any Revolving Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base.  If, at the end of such 15-day period, all of the Revolving Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.04(a)(vi).  If, however, at the end of such 15-day period, all the Revolving Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Revolving Lenders to ascertain the highest Borrowing Base then acceptable to a number of Revolving

Lenders sufficient to constitute all the Revolving Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of an amount that would decrease or maintain the Borrowing Base, then in effect, for purposes of this Section 2.04 and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.04(a)(vi).

(vii)                           In the event that the Borrower does not furnish to the Administrative Agent and the Revolving Lenders the Reserve Reports, or all such other information and data specified in clauses (v) and (vi) above by the date specified therein, the Administrative Agent and the Revolving Lenders may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time to time thereafter in their sole discretion until the Administrative Agent and the Revolving Lenders receive the relevant Reserve Reports, or other information, as applicable, whereupon the Administrative Agent and the Revolving Lenders shall redetermine the Borrowing Base as otherwise specified in this Section 2.04.

(viii)                        After a redetermined Borrowing Base is approved or is deemed to have been approved by the Required Lenders or all Lenders, as applicable, pursuant to Section 2.04(a)(vi), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base effective and applicable to the Borrower, the Agents, each Issuing Bank and the Lenders:

(A)                               in the case of a Scheduled Borrowing Base Determination, (x) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 7.02(c)(i) and (ii) in a timely and complete manner, then on or around April 1st or October 1st of each year, as applicable, following such notice, or (y) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 7.02(c)(i) and (ii) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(B)                               in the case of a Special Borrowing Base Determination or a redetermination pursuant to Section 2.04(f)(ii) or Section 2.04(f)(iii), on the Business Day next succeeding delivery of such notice.

Such amount shall then become the new Borrowing Base until the next adjustment. Notwithstanding the foregoing, no Scheduled Borrowing Base Determination or a Special Borrowing Base Determination or a redetermination pursuant to Section 2.04(f)(ii) or Section 2.04(f)(iii) shall become effective until the New Borrowing Base Notice related thereto is delivered to the Borrower.

(b)                                 Revolving Lenders’ Discretion.  The Revolving Lenders shall have no obligation to determine the Borrowing Base at any particular amount, either in relation to the Aggregate Commitment Amount or otherwise.  Furthermore, Borrower acknowledges that (i) the Revolving Lenders have no obligation to increase the Borrowing Base, (ii) the Revolving

Lenders may reduce the Borrowing Base in accordance with Section 2.04(a) at any time after the Initial Borrowing Base Termination Date pursuant to Sections 2.04(a) and (e) as a result of any circumstance, (iii) the Borrowing Base shall be reduced pursuant to Section 2.04(f)(i) at any time (including prior to the Initial Borrowing Base Termination Date), (iv) any increase in the Borrowing Base is subject to the individual credit approval processes of each of the Revolving Lenders which processes shall be conducted on a basis consistent with each such Revolving Lender’s credit standards and assumptions then in effect and (v) no Revolving Lender shall have any obligation to increase its Commitment in connection with an increase in the Borrowing Base.

(c)                                  Mandatory Prepayments of Loans.

(i)                                     Upon Scheduled or Special Borrowing Base Redeterminations.  If in connection with any Scheduled Borrowing Base Determination or Special Borrowing Base Determination, a Borrowing Base Deficiency results, then Borrower shall, within ten (10) Business Days after notice by Administrative Agent to Borrower, give notice to the Administrative Agent of Borrower’s election of any one or a combination of the following:

(A)                               within thirty (30) days of such notice, prepay the Revolving Credit Loans (and, if applicable, Cash Collateralize LC Obligations), together with accrued and unpaid interest thereon, in an aggregate amount equal to such Borrowing Base Deficiency on such date;

(B)                               prepay the Revolving Credit Loans (and, if applicable, Cash Collateralize LC Obligations), together with accrued and unpaid interest thereon, in an amount equal to the Borrowing Base Deficiency in six (6) equal successive monthly payments commencing thirty (30) days following Administrative Agent’s notice to Borrower; or

(C)                               provide a Reserve Report prepared by an Approved Petroleum Engineer covering additional unencumbered Proved Reserves of the Loan Parties not previously evaluated in the most recently delivered Reserve Report having sufficient value and character (as determined in good faith by the Administrative Agent and the Required Lenders) that when added to the Collateral will cause the Borrowing Base to equal the Credit Exposure and within thirty (30) days following Administrative Agent’s notice to Borrower, execute and deliver supplemental or additional Security Documents, in form and substance reasonably satisfactory to the Administrative Agent securing payment of the Obligations and covering such additional Proved Reserves (together with current title evidence or opinions applicable thereto and other documents (including opinions of counsel) reasonably requested by the Administrative Agent, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent);

provided that if the Administrative Agent has not received within such ten (10) Business Day period the required notice from the Borrower, then without any necessity for notice to the Borrower or any other Person, the Borrower shall be deemed to have elected to make mandatory prepayments as required in clause (A) above.  Notwithstanding the foregoing, all payments required to be made pursuant to this Section 2.04(c)(i) must be made on or prior to the Stated Maturity Date.

(ii)                                  Upon Redeterminations of the Borrowing Base Related to Specified Events. If the Credit Exposure shall exceed the Borrowing Base in connection with any Borrowing Base adjustment referred to in Section 2.04(f)(i), Section 2.04(f)(ii) or Section 2.04(f)(iii), then Borrower shall within two (2) Business Days following such adjustment (or on such later date as may be expressly permitted hereunder) prepay the Revolving Credit Loans (and, if applicable, Cash Collateralize LC Obligations).

(iii)                               Upon Redeterminations of the Borrowing Base Related to Dispositions and Derivative Liquidations.  Upon delivery to the Administrative Agent of any notice required pursuant to Section 7.02(l) or Section 7.02(q) or any Derivative Cancellation Notice, the Administrative Agent shall evaluate the Proved Reserves or any Derivative Transactions described therein, as applicable, and shall promptly (A) if prior to the Initial Borrowing Base Termination Date, determine the value that the Administrative Agent would have attributed to such Proved Reserves in a determination of the Borrowing Base in accordance with the methodology set forth in Section 2.04(a) based on the most recently delivered Reserve Report as if the Borrowing Base (including any such Proved Reserves) were then subject to Scheduled Borrowing Base Determinations (provided that such determination shall be made without regard to any changes to the Administrative Agent’s price deck since the delivery of the most recent Reserve Report or depletion as a result of production of Oil and Gas from any such Oil and Gas Property since the delivery of the most recent Reserve Report) or (B) if after the Initial Borrowing Base Termination Date, determine the value that the Administrative Agent attributed to such Proved Reserves or Derivative Transactions, as applicable, in connection with the most recent determination of the Borrowing Base (in each case, the “Proposed Borrowing Base Value”).

The Administrative Agent shall thereafter notify the Revolving Lenders of the Proposed Borrowing Base Value and the Revolving Lenders shall promptly agree with the proposed Borrowing Base Value or disagree with such proposed Borrowing Base Value by proposing an alternate Borrowing Base Value.  If approved by the Required Lenders, the Proposed Borrowing Base Value shall constitute the Borrowing Base Value; if the Proposed Borrowing Base Value is not approved by at least the Required Lenders, then the Borrowing Base Value shall equal the largest amount approved by at least the Required Lenders.

If any Disposition before or after the Initial Borrowing Base Termination Date pursuant to Section 8.02(d) or any Derivative Liquidation after the Initial Borrowing Base Termination Date pursuant to Section 8.12(d) shall result in a reduction in the Borrowing Base by the Borrowing Base Value as described above and a Borrowing Base Deficiency shall result therefrom, the Borrower shall within two (2) Business Days of the consummation of such Disposition or Derivative Liquidation prepay the Revolving Credit

Loans (and, if applicable, Cash Collateralize LC Obligations) in an aggregate amount equal to such Borrowing Base Deficiency on such date.

For the avoidance of doubt, inasmuch as no Derivative Transactions are in effect on the Closing Date, no Borrowing Base reduction or mandatory prepayment shall be required solely as a result of any Derivative Liquidation (if any) occurring prior to the Initial Borrowing Base Termination Date.

(iv)                              Upon Dispositions Following Issuance of Unsecured Indebtedness.  Following the issuance of any Indebtedness permitted by Section 8.05(l), upon the Disposition of any Oil and Gas Property or any interest therein or any Subsidiary owning Oil and Gas Properties pursuant to Section 8.02, which Disposition does not result in the total Credit Exposures exceeding the Borrowing Base (as the same may be adjusted pursuant to Section 2.04 upon any such Disposition), the Borrower shall prepay the Revolving Credit Loans (and, if applicable, Cash Collateralize LC Obligations), together with accrued and unpaid interest thereon, in an amount equal to the lesser of (x) 100% of the net cash proceeds (which net cash proceeds, for the avoidance of doubt, shall not be calculated giving effect to the payment of any other Indebtedness with such cash proceeds) received from such Disposition and (y) the aggregate principal amount of all Revolving Credit Loans plus all LC Obligations; provided that, such payment shall not be due until the earlier to occur of (i) one (1) Business Day prior to any date on which the Parent or any Subsidiary would be required to make a mandatory asset sale offer in respect of any Indebtedness permitted by Section 8.05(l) with the net cash proceeds from such Disposition and (ii) the Stated Maturity Date, provided further, that notwithstanding anything to the contrary, such payment shall be reduced by the amount of net cash proceeds that are reinvested in accordance with the asset sale provisions of such Indebtedness incurred under Section 8.05(l) during the period from the date of such Disposition to the due date of such prepayment as referred to in the first proviso above.

(v)                                 Upon Termination or Reduction of the Commitments.  If, in connection with any termination or reduction of the Aggregate Commitment Amount pursuant to Section 2.12(a)(i), there is a Borrowing Base Deficiency, then the Borrower shall immediately, but in any event within one (1) Business Day, (I) prepay the Revolving Credit Loans in an aggregate principal amount equal to such Borrowing Base Deficiency and (II) if any Borrowing Base Deficiency remains after prepaying all of the Revolving Credit Loans because of LC Obligations, cash collateralize such remaining excess as provided in Section 2.09(h).

(vi)                              Upon an Event of Default.  If an Event of Default has occurred and is continuing, upon any (A) Disposition of Property (other than pursuant to Section 8.02(a)), (B) Derivative Liquidation or (C) incurrence of any Indebtedness, an aggregate amount equal to 100% of the net proceeds thereof shall be immediately applied to repay the Obligations in accordance with the priority set forth in Section 10.06.

(d)                                 Optional Prepayments.  Borrower may, at any time or from time to time:

(i)                                     prepay Base Rate Loans upon irrevocable notice to Administrative Agent of not less than one (1) Business Day, in whole or in part, in minimum principal amounts of $500,000 or multiple integrals of $100,000 thereof and will include interest accrued to the prepayment date (unless the portion of the Credit Exposure consisting of Base Rate Loans is less than $500,000, then such prepayments shall be equal to the then outstanding amount of Base Rate Loans);

(ii)                                  prepay LIBOR Loans upon irrevocable notice to Administrative Agent not later than 11:00 a.m. (Atlanta, Georgia time) on the date that is three (3) Business Days prior to the date of such prepayment, in whole or in part, in minimum principal amounts of $500,000 or multiple integrals of $100,000 thereof, subject to the payment of any breakage costs to the extent required by Section 3.04; and

(iii)                               prepay Swing Line Loans upon irrevocable notice to Swing Line Lender (with a copy to Administrative Agent) not later than 11:00 a.m. (Atlanta, Georgia time) on the date of such prepayment, in whole or in part, in minimum principal amounts of $500,000 or multiple integrals of $100,000 thereof and will include interest accrued to the prepayment date.

Such notice of prepayment shall specify the date and amount of such prepayment and the Interest Rate Type(s) of Loans to be prepaid.  Administrative Agent will promptly notify each Revolving Lender of its receipt of any such notice and of such Lender’s Pro Rata Share of such prepayment.  The payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid.  There shall be no penalty or premium for such prepayment, except for funding losses, if any, caused by such prepayment as provided under Section 3.04.

(e)                                  Special Borrowing Base Determination.  In addition to Scheduled Borrowing Base Determinations pursuant to Section 2.04(a), the Borrower may at any time, and the Administrative Agent (as directed by the Required Lenders) may at any time after the Initial Borrowing Base Termination Date (including after a Curtailment Determination Notice Date), each request a special redetermination once during each Borrowing Base Period (“Special Borrowing Base Determination”).  In the event Borrower requests a Special Borrowing Base Determination, Borrower shall deliver written notice of such request to Administrative Agent with sufficient copies for each Revolving Lender which shall include: (i) Reserve Report(s) prepared as of a date not more than thirty (30) calendar days prior to the date of such request, (ii) such other information as Administrative Agent shall reasonably request, and (iii) the amount of the Borrowing Base requested by Borrower to become effective.  Likewise, in the event the Required Lenders exercise their option for a Special Borrowing Base Determination, upon written request and notification by Administrative Agent to Borrower, Borrower shall furnish the information described above within thirty (30) days of such request.  The Revolving Lenders shall redetermine the Borrowing Base in accordance with the procedures set forth in Section 2.04(a) and the Administrative Agent shall give the Borrower and the Lenders notice of the Borrowing Base as so redetermined in accordance with Section 2.04(a)(viii), which redetermined Borrowing Base shall then be the effective Borrowing Base until further redetermination or adjustment.  If the Borrower requests a Special Borrowing Base Determination prior to the occurrence of any event of the types described in clauses (a) through (c) of the definition the Initial Borrowing Base Termination Date, then the Initial Borrowing Base Termination Date shall have occurred on the Early Determination Notice Date.

(f)                                   Other Borrowing Base Adjustments.

(i)                                     Adjustment of the Borrowing Base Due to Specified Events.  Notwithstanding anything to the contrary contained herein, the Borrowing Base may be subject to reduction from time to time, including prior to the Initial Borrowing Base Termination Date, pursuant to Section 2.04(f)(iii), Section 7.16(c), Section 8.02(d)(iii), Section 8.05(l) and Section 8.12(d).  Upon the applicable effective date of any adjustment referred to in Section 2.04(f)(iii), Section 7.16(c), Section 8.02(d)(iii), Section 8.05(l) or Section 8.12(d), the Borrowing Base as so reduced shall become the new Borrowing Base immediately and shall remain in effect until redetermined or adjusted pursuant to this Agreement; provided that any such reduction in the Borrowing Base shall be without duplication of any reduction to the Borrowing Base pursuant to Section 2.04(d)(iii).  No such adjustment to the Borrowing Base shall constitute a Special Borrowing Base Determination under Section 2.04(e) of this Agreement.

(ii)                                  Redetermination of the Borrowing Base Upon Request by the Borrower in Connection with Acquisitions.  Unless the Administrative Agent requires a redetermination pursuant to Section 2.04(c)(iv), Borrower may request an additional Borrowing Base redetermination in connection with any acquisition of Proved Reserves permitted under this Agreement with a purchase price (whether calculated individually or in the aggregate with all related acquisitions consummated contemporaneously therewith) of $10,000,000 or more (whether calculated individually or in the aggregate with all acquisitions part of the same closing procedure).  In the event Borrower requests such a Borrowing Base determination, Borrower shall deliver written notice of such request to Administrative Agent with sufficient copies for each Revolving Lender which shall include: (i) Reserve Report(s) prepared as of a date not more than thirty (30) calendar days prior to the date of such request, (ii) such other information as Administrative Agent shall reasonably request, and (iii) the amount of the Borrowing Base requested by Borrower to become effective.  The Revolving Lenders shall redetermine the Borrowing Base in accordance with the procedures set forth in Section 2.04(a), which redetermined Borrowing Base shall then be the effective Borrowing Base until further redetermination or adjustment.  Such redetermination of the Borrowing Base shall not constitute a Special Borrowing Base Determination under Section 2.04(e) of this Agreement.  For the avoidance of doubt, any such redetermination shall be limited to the effects of the transactions described in this Section 2.04(f)(ii) and shall not include changes in the Revolving Lenders’ price decks since the delivery of the most recent Reserve Report or depletion as a result of production of Oil and Gas from any such Oil and Gas Property since the delivery of the most recent Reserve Report.

(iii)                               Redetermination of the Borrowing Base Upon Breach of Curtailment Covenant Prior to Initial Borrowing Base Termination Date.  If a Negative Effect in breach of Section 8.19 occurs prior to the occurrence of any event of the types described in clauses (b) through (d) of the definition the Initial Borrowing Base Termination Date, then (i) notwithstanding anything to the contrary in Section 2.04(e) or any other limits on unscheduled redetermination, the Administrative Agent and the Required Lenders shall promptly redetermine the Borrowing Base in accordance with the procedures set forth in Section 2.04(a) and the Administrative Agent shall give the Borrower and the Lenders notice of the Borrowing Base as so redetermined in accordance with Section 2.04(a)(viii) (which redetermined Borrowing Base shall then be the effective Borrowing Base until further redetermination or adjustment) and (ii) the Initial Borrowing Base Termination Date shall have occurred on the Curtailment Determination Notice Date.

(g)                                  Borrower’s Right to Elect Reduced Borrowing Base.  Within three Business Days of its receipt of a new Borrowing Base notice, the Borrower may provide written notice to the Administrative Agent and the Lenders that specifies that for the period from the effective date of the new Borrowing Base notice until the next succeeding Scheduled Borrowing Base Determination date, the Borrowing Base will be a lesser amount than the amount set forth in such new Borrowing Base notice, whereupon such specified lesser amount will become the new Borrowing Base; provided that the Borrower shall not request that the Borrowing Base be reduced to a level that would result in a Borrowing Base Deficiency.  The Borrower’s notice under this Section 2.04(g) shall be irrevocable, but without prejudice to its rights to initiate Special Borrowing Base Determinations.

2.05                        Repayment.

(a)                                 The Loans.  Borrower shall repay to Administrative Agent on or before the Stated Maturity Date (or, in the case of Swing Line Loans, the earlier of (x) the first Swing Line Settlement Date to occur after such Swing Line Loan is made and (y) the Stated Maturity Date) for the Revolving Lenders’ respective Pro Rata Shares the Credit Exposure (with the amount paid in respect of any undrawn Letters of Credit to be held as cash collateral by Administrative Agent in accordance with Section 2.09(g)), plus all accrued but unpaid interest and outstanding expenses hereunder or under the Loan Documents.

(b)                                 Interest.

(i)                                     Each Revolving Credit Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date, or date of conversion or continuation pursuant to Section 2.03, as the case may be, at a rate per annum equal to the lesser of (a) the Base Rate or LIBOR, as the case may be, plus the Applicable Margin, or (b) the Highest Lawful Rate.  Each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date, at a rate per annum equal to the lesser (x) the Base Rate plus the Applicable Margin or (y) the Highest Lawful Rate.

(ii)                                  Interest on each Loan shall be paid in arrears on each Interest Payment Date for such Loan or the Stated Maturity Date.  Interest shall also be paid on the date of any payment of Loans under Section 2.05(a) or Section 2.04(c) or (d) for the portion of the Loans so paid and upon payment in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of Administrative Agent.

(iii)                               Notwithstanding the foregoing, during an Event of Default, all outstanding principal amounts shall bear interest, after as well as before judgment, at a rate per annum equal to the lesser of (x) the Highest Lawful Rate and (y) the Default Rate set forth on Appendix I (the “Default Rate”).

(c)                                  Other Obligations.  On the Termination Date, unless the Borrower has Cash Collateralized the LC Obligations in accordance with Section 2.09(g), any Letters of Credit issued by Issuing Lender and outstanding for the benefit of any Loan Party shall, at the Issuing Lenders’ sole discretion, be terminated and all sums due and owing thereunder shall be due and payable in full.

2.06                        Fees.

(a)                                 Upfront Fees.  On the Closing Date, Borrower shall pay to the Administrative Agent, for the account of the Revolving Lenders in accordance with their respective Pro Rata Shares, upfront fees in an aggregate amount equal to 0.50% of the Aggregate Commitment Amount.

(b)                                 Commitment Fee.  Borrower shall pay to Administrative Agent, for the ratable benefit of each Revolving Lender (excluding Defaulting Lenders), a fee (“Commitment Fee”) calculated on the average daily amount of the Available Commitment (but, for purposes of calculating the Commitment Fee only, the aggregate principal amount of all Swing Line Loans then outstanding shall be excluded from the Credit Exposure, except to the extent the Revolving Lenders have funded their respective risk participations with respect to such Swing Line Loans) at a per annum rate equal to the Applicable Margin with respect to Commitment Fees.  Such Commitment Fee shall accrue from the Closing Date to the Termination Date and shall be due and payable quarterly in arrears on the first day of each calendar quarter commencing on the first day of the first full calendar quarter following the Closing Date through the Termination Date, with the final payment to be made on the Termination Date.  The Commitment Fee shall accrue at all times after the Closing Date, including at any time during which one or more conditions in Article V are not met.

(c)                                  Letter of Credit Fee.  Borrower agrees to pay to each applicable Issuing Lender, for the ratable account of the Revolving Lenders (excluding Defaulting Lenders), quarterly in arrears on the first day of each calendar quarter commencing on the first day of the first full calendar quarter following the Issuance of the Letter of Credit by such Issuing Lender, a fee (“Letter of Credit Fee”) on the undrawn amount of such Letter of Credit in an amount per annum equal to the Applicable Margin then in effect for LIBOR Loans multiplied by the undrawn stated amount of such Letter of Credit (such fee shall be prorated for any period less than a full year).  Borrower agrees to pay to each Issuing Lender, quarterly in arrears on the first day of each calendar quarter commencing on the first day of the first full calendar quarter following the Issuance of any Letter of Credit by such Issuing Lender, a fronting fee for the account of such Issuing Lender equal to the greater of (A) $500.00 or (B) 0.125% per annum of the stated amount of such Letter of Credit, together with such Issuing Lender’s usual and customary fees for amendment to, or transfer of each Letter of Credit.

(d)                                 Other Fees.  Borrower shall pay to the Arranger and Administrative Agent the fees referred to in the Fee Letter at the times and in the amounts set forth in the Fee Letter.

2.07                        Computation of Fees and Interest.

(a)                                 All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed, at any time that such Base Rate Loans are bearing interest based upon clauses (i) or (ii) of the definition of “Base Rate”.  All other computations of fees shall be made on the basis of a 360-day year and actual days elapsed.  Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof up to the last day thereof.

(b)                                 Each determination of an interest rate by Administrative Agent shall be conclusive and binding on the parties in the absence of manifest error.

(c)                                  All fees shall be due and payable and shall be deemed fully earned on the date payment of such fee is required pursuant to the terms of this Agreement.

2.08                        Payments by Borrower; Borrowings Pro Rata.

(a)                                 All payments to be made by Borrower shall be made without set-off, recoupment or counterclaim.  Except as otherwise expressly provided herein, all payments by Borrower shall be made to Administrative Agent at Administrative Agent’s Payment Office for the account of Administrative Agent or the Lender(s) to whom such payment is owed, and shall be made in dollars and in immediately available funds, no later than 12:00 noon (Atlanta, Georgia time) on the date due.  Any payment received by Lender later than 12:00 noon (Atlanta, Georgia time) may, in the discretion of Administrative Agent, be deemed to have been received on the following Business Day for purposes of calculating interest thereon and any applicable interest or fee shall continue to accrue.

(b)                                 Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day (except as otherwise provided in the definition of “Interest Period”), and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)                                  Except to the extent otherwise provided herein, (i) each payment by Borrower of fees, other than fees to Administrative Agent or Issuing Lender in such capacities, shall be made for the account of the applicable Lenders pro rata in accordance with their respective Pro Rata Shares, (ii) each payment of principal of Revolving Credit Loans shall be made for the account of the Revolving Lenders pro rata in accordance with their respective outstanding principal amount of Revolving Credit Loans, and (iii) each payment of interest on Revolving Credit Loans shall be made for the account of the Revolving Lenders pro rata in accordance with their respective Pro Rata Shares of the aggregate amount of interest due and payable to the Revolving Lenders.

(d)                                 Administrative Agent will promptly distribute to each Lender its applicable share of such payment in like funds as received.  Subject to Section 10.06, when Administrative Agent collects or receives money on account of the Loan Obligations or otherwise pursuant to the Security Documents, if such money is insufficient to pay all such Loan Obligations, such money shall be applied first to any reimbursements of any fees or expenses due Administrative Agent and, after payment of such amounts in full, shall be applied in accordance with Section 2.05(a).

(e)                                  Unless Administrative Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Administrative Agent may assume that Borrower has made such payment in full to Administrative Agent on such date in immediately available funds and Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrower has not made such payment in full to Administrative Agent, each Lender shall repay to Administrative Agent on demand such amount distributed to such Lender, together with interest thereon for each day from the date such amount is distributed to such Lender at the Federal Funds Rate for the first three (3) days following demand by Administrative Agent and at the Base Rate for each day thereafter until the date repaid.

(f)                                   Except to the extent otherwise expressly provided herein, each Borrowing hereunder shall be from the Revolving Lenders pro rata in accordance with their respective Pro Rata Shares.

2.09                        Issuing the Letters of Credit.

(a)                                 In order to effect the issuance of a Letter of Credit by any Issuing Lender, Borrower shall submit a Notice of Borrowing and a LC Application in writing by telecopy to such Issuing Lender not later than 2:00 p.m. (Atlanta, Georgia time) three (3) Business Days before the requested date of issuance of such Letter of Credit.  Each such Notice of Borrowing and LC Application shall be signed by Borrower, specify the Business Day on which such Letter of Credit is to be issued, the purpose for the requested Letter of Credit, the amount of expected availability for Letters of Credit under the Available Commitment and the Letter of Credit Sub-Facility Amount as of the date of issuance of such Letter of Credit, and the expiry date thereof which shall not be later than the earlier of (i) 12 months after its issuance or such longer period of time as may be agreed by the applicable Issuing Lender and (ii) five (5) Business Days prior to the Stated Maturity Date; provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the applicable Issuing Lender (which in no event shall extend beyond the date referred to in clause (ii) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Lender).

(b)                                 Upon satisfaction of the applicable terms and conditions set forth in Article V, the applicable Issuing Lender shall issue such Letter of Credit to the specified beneficiary not later than the close of business at such Issuing Lender’s principal address set forth on Appendix I, on the date so specified.  Each applicable Issuing Lender shall provide Borrower and Administrative Agent with a copy of each Letter of Credit so issued.  Each such

Letter of Credit shall (i) provide for the payment of drafts, presented for honor thereunder by the beneficiary in accordance with the terms thereon, at sight when accompanied by the documents described therein and (ii) unless otherwise expressly agreed by the applicable Issuing Lender and Borrower at the time such Letter of Credit is issued, be subject to the rules of the “International Standby Practices of 1998” or such later version as may be published by the Institute of International Banking Law and Practice (the “ISP 1998”) and shall, as to matters not governed by the ISP 1998, be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

(c)                                  Upon the issuance date of each Letter of Credit, the applicable Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each other Revolving Lender, and each other Revolving Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Lender, a participation, to the extent of such Revolving Lender’s Pro Rata Share, in such Letter of Credit, the obligations thereunder and in the reimbursement obligations of Borrower due in respect of drawings made under such Letter of Credit.  If requested by an Issuing Lender, the other Revolving Lenders will execute any other documents reasonably requested by such Issuing Lender to evidence the purchase of such participation.

(d)                                 Upon the presentment of any draft for honor under any Letter of Credit by the beneficiary thereof that the applicable Issuing Lender determines is in compliance with the conditions for payment thereunder, such Issuing Lender shall promptly notify Borrower and each other Revolving Lender of the intended date of honor of such draft and Borrower hereby promises and agrees, at Borrower’s option, to either (i) pay to such Issuing Lender, within one (1) Business Day of the date payment is due as specified in such notice, the full amount of such draft in immediately available funds or (ii) request a Revolving Credit Loan pursuant to the provisions of Section 2.01(a) and Section 2.02 in the full amount of such draft, which request shall specify that the Borrowing Date of such Revolving Credit Loan is to be within one (1) Business Day of the date payment is due under the Letter of Credit as specified in the Issuing Lender’s notice.  If Borrower fails to timely make such payment because such a Revolving Credit Loan cannot be made pursuant to Section 2.01(a) and/or Section 2.02, each Revolving Lender shall, notwithstanding any other provision of this Agreement (including the occurrence and continuance of a Default or an Event of Default), make available to the applicable Issuing Lender an amount equal to such Revolving Lender’s Pro Rata Share of the presented draft on the day such Issuing Lender is required to so honor such draft.  If such amount is not in fact made available to the applicable Issuing Lender by such Revolving Lender on such date, such Revolving Lender shall pay to such Issuing Lender, on demand made by such Issuing Lender, in addition to such amount, interest thereon at the Federal Funds Rate for the first three (3) days following demand and at the Base Rate thereafter until paid.  Upon receipt by the applicable Issuing Lender from the Revolving Lenders of the full amount of such draft, notwithstanding any other provision of this Agreement (including the occurrence and continuance of a Default or an Event of Default), the full amount of such draft shall automatically and without any action by Borrower, be deemed to have been a Revolving Credit Loan as of the date of payment of such draft.  Nothing in this clause (d) or elsewhere in this Agreement shall diminish Borrower’s obligation under this Agreement to provide the funds for the payment of, or on demand to reimburse any Issuing Lender for payment of any draft presented to, and duly honored by, such Issuing Lender under any Letter of Credit, and the automatic funding of a Revolving Credit Loan as in this paragraph provided shall not constitute a cure or waiver of the Event of Default for failure to provide timely such funds as in this paragraph is agreed.

(e)                                  In order to induce the issuance of Letters of Credit by the Issuing Lenders and the purchase of participations therein by the other Revolving Lenders, Borrower agrees with the Issuing Lenders and the other Revolving Lenders that none of Administrative Agent, the Issuing Lenders or any other Revolving Lender shall be responsible or liable (except as provided in the following sentence) for amounts paid by any Issuing Lender, as provided in Section 2.09(d) above, on account of drafts so honored under the Letters of Credit, and Borrower’s unconditional obligation to reimburse the Issuing Lenders for such amounts shall not be affected by any circumstance, act or omission whatsoever (whether or not known to Administrative Agent or any Revolving Lender, including the Issuing Lenders) other than a circumstance, act or omission resulting from the gross negligence or willful misconduct of the applicable Issuing Lender.  Borrower agrees that any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit or any related draft, document or property shall be binding on Borrower and shall not put any Issuing Lender under any resulting liability to Borrower, unless such action or omission is the result of the gross negligence or willful misconduct of such Issuing Lender (as determined by a court having competent jurisdiction in a final judgment not subject to further appeal).  Borrower hereby waives presentment for payment (except the presentment required by the terms of any Letter of Credit) and notice of dishonor, protest and notice of protest with respect to drafts honored under the Letters of Credit.  Each Issuing Lender agrees to promptly notify Borrower whenever a draft is presented under any Letter of Credit issued by such Issuing Lender, but failure to so notify Borrower shall not in any way affect Borrower’s obligations hereunder.

(f)                                   In the event that any provision of a LC Application is inconsistent with, or in conflict of, any provision of this Agreement, including provisions for the rate of interest applicable to drawings thereunder or rights of setoff or any representations, warranties, covenants or any events of default set forth therein, the provisions of this Agreement shall govern.

(g)                                  If the Loan Obligations, or any part thereof, are declared or otherwise become immediately due and payable pursuant to Article X of this Agreement, or if any LC Obligations shall be outstanding on the Termination Date, then all LC Obligations shall become immediately due and payable without regard for actual drawings or payments on the Letters of Credit, and Borrower shall be obligated to Cash Collateralize such LC Obligations immediately.  All amounts Cash Collateralized by Borrower under this Section 2.09(g) (and any excess amounts required to be Cash Collateralized pursuant to Section 7.18) may be applied as Administrative Agent elects to any of the various LC Obligations; provided, however, that such amounts applied by Administrative Agent to the LC Obligations shall be (a) first, applied to the Matured LC Obligations, and (b) second, held by Administrative Agent for the benefit of the Issuing Lenders as LC Collateral in the LC Collateral Account until all remaining Loan Obligations have been satisfied.  This Section 2.09(g) shall not limit or impair any rights which Administrative Agent, the Issuing Lenders or any of the Revolving Lenders may have under any other document or agreement relating to any Letter of Credit or LC Obligation, including, without limitation, any LC Application.  Borrower hereby grants a security interest in and lien on the LC Collateral Account to Administrative Agent for and on behalf of the Issuing Lenders and the Revolving Lenders as security for the Obligations.  Borrower agrees to execute and deliver from time to time such documentation as Administrative Agent may reasonably request to further assure such security interest.

(h)                                 The Existing Letters of Credit shall automatically be deemed to have been issued under this Agreement as of the Closing Date, and the terms and provisions of the Pre-Petition RBL shall thereafter have no force or effect with respect thereto.  Without limiting the foregoing, (i) each such Existing Letter of Credit shall be included in the calculation of LC Obligation, (ii) all liabilities of Borrower and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations and (iii) each Revolving Lender shall have reimbursement obligations with respect to such Existing Letters of Credit as provided in Section 2.09(c); provided, that in the case of any Existing Letter of Credit that has automatic extension provisions, Borrower shall instruct the applicable Issuing Lender to prevent any automatic extension of such Existing Letter of Credit after the Closing Date.

2.10                        Payments by the Lenders to Administrative Agent.

(a)                                 Unless Administrative Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one (1) hour prior to the time of such Borrowing, that such Lender will not make available as and when required hereunder to Administrative Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Administrative Agent may assume that each Lender has made such amount available to Administrative Agent in immediately available funds on the Borrowing Date and Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount.  If and to the extent any Lender shall not have made its full amount available to Administrative Agent in immediately available funds and Administrative Agent in such circumstances has made available to Borrower such amount, that Lender shall, on the Business Day following such Borrowing Date, make such amount available to Administrative Agent, together with interest at the Federal Funds Rate for the first three (3) days during such period and at the Base Rate thereafter until paid.  A notice of Administrative Agent submitted to any Lender with respect to amounts owing under this Section 2.10(a) shall be conclusive, absent manifest error.  If such amount is so made available, such payment to Administrative Agent shall constitute such Lender’s Loan on the Borrowing Date for all purposes of this Agreement.  If such amount is not made available to Administrative Agent on the Business Day following the Borrowing Date, Administrative Agent will notify Borrower of such failure to fund and, upon demand by Administrative Agent, Borrower shall pay such amount to Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at the interest rate applicable to such Borrowing.

(b)                                 The failure of any Lender to make any Loan to be made by it or to provide funds for disbursements or reimbursements under Letters of Credit or for its participations in Swing Line Loans on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan or provide funds on such date, but no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender or (except as provided by Section 2.14(a)(iv)) to provide funds to be provided by such other Lender.

2.11                        Sharing of Payments, Etc.

(a)                                 If any Lender shall obtain on account of the Loan Obligations owing to such Lender any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) or receive any collateral in respect thereof in excess of the amount such Lender was entitled to receive pursuant to the terms of this Agreement, such Lender shall immediately (i) notify Administrative Agent of such fact, and (ii) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment according to the terms hereof; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall, to that extent, be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.03) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.  Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.11 and will in each case notify the Lenders following any such purchases or repayments.

2.12                        Termination and Reduction of Commitments.

(a)                                 (i)                                     Borrower shall have the right to terminate or to reduce the amount of the Aggregate Commitment Amount at any time, or from time to time, upon not less than three (3) Business Days’ prior notice to Administrative Agent (which shall promptly notify the Lenders) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which shall not be less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof), and shall be irrevocable and effective only upon receipt by Administrative Agent; provided that a notice of termination or reduction delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied;

(ii)                                  If any reduction in the Borrowing Base pursuant to any provision of Section 2.04 or Section 7.16(c), Section 8.02(d)(iii) or Section 8.12(d) would result in the Borrowing Base being less than the Aggregate Commitment Amount, then each Revolving Lender’s Commitment Amount shall be automatically and permanently reduced, without premium or penalty, contemporaneously with such reduction in the Borrowing Base by such Revolving Lender’s Pro Rata Share of the amount by which the Borrowing Base being less than the Aggregate Commitment Amount (and concurrently with, and effective on, the effective date of such Borrowing Base reduction, (i) Schedule 2.01 and the register shall each be amended to reflect the decrease in the Aggregate Commitment Amount and the Commitment of each Lender and (ii) the

Administrative Agent shall promptly distribute to the Borrower, the Issuing Lender and each Lender the revised Schedule 2.01); and

(iii)                               Any termination or deduction of the Aggregate Commitment Amount shall be applied to the Commitments of the Revolving Lenders in accordance with their Pro Rata Shares.

(b)                                 Unless previously terminated, the Commitments shall terminate on the Stated Maturity Date.

(c)                                  The aggregate Commitments of all Lenders once terminated or reduced pursuant to Section 2.12(a) may not be reinstated.

2.13                        Letter of Credit Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of Administrative Agent or any Issuing Lender (with a copy to Administrative Agent) Borrower shall Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.14(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)                                 Grant of Security Interest.  Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Administrative Agent, for the benefit of the Issuing Lenders, and agrees to maintain, a first-priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of the LC Obligation, to be applied pursuant to clause (b) below.  If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and the Issuing Lenders as herein provided (other than with respect to Permitted Liens), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)                                 Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.13 or Section 2.14  in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of the LC Obligation (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)                                  Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.13 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by Administrative Agent and each Issuing Lender that there exists excess Cash Collateral.  Promptly following any of the events set forth in clauses (i) and (ii) of the preceding sentence, the Cash Collateral (or the appropriate portion thereof) shall be returned to the applicable Loan Party or other Person providing such Cash Collateral; provided that to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.14                        Defaulting Lenders.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders, Majority Lenders and in Section 12.01.

(ii)                                  Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.03 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.13; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.13; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Matured LC Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such

Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Obligation owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Matured LC Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swing Line Loans are held by the Lenders in accordance with their respective Pro Rata Shares without giving effect to Section 2.14(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                               No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the undrawn stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.13.

(C)                               With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in the LC Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in the LC Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Credit Exposure attributable to any Non-

Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.13.

(b)                                 Defaulting Lender Cure.  If Borrower, Administrative Agent, Swing Line Lender and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held in accordance with their Pro Rata Shares (without giving effect to Section 2.14(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                                  New Swing Line Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                 Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an

Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.  Borrower, however, may delay paying or discharging any Other Taxes so long as (i) it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefor and (ii) no Governmental Authority has initiated any actions to foreclose liens therefor.

(c)                                  Borrower agrees to indemnify and hold harmless each Lender and Administrative Agent for the full amount of Indemnified Taxes or Other Taxes (including any Indemnified Taxes or Other Taxes imposed on amounts payable under this Section 3.01(c)) paid by such Lender or Administrative Agent, as applicable, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted (except to the extent of Other Taxes contested by Borrower as provided in Section 3.01(b) above).  Payment under this indemnification shall be made within thirty (30) days after the date the Lender or Administrative Agent makes written demand therefor and provides a certificate as to the amount of such payment or liability, with certificate shall be conclusive absent manifest error.

(d)                                 If requested by Administrative Agent, upon payment by Borrower of Indemnified Taxes or Other Taxes, Borrower shall furnish Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to Administrative Agent.

(e)                                  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section (e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,

(A)                               any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(i)                                     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)                                  executed originals of IRS Form W-8ECI;

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E; or

(iv)                              to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(f)                                   If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)                                  For purposes of this Section 3.01, any reference to “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

3.02                        Illegality.

(a)                                 If any Lender reasonably determines that after the Closing Date a Change in Law has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make LIBOR Loans for any Interest Period, then, on notice thereof by the Lender to Borrower through Administrative Agent, any obligation of that Lender to make LIBOR Loans having an affected Interest Period shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist (which the Lender agrees to do promptly thereafter).  Each Lender represents that as of the Closing Date no such circumstances exist as to such Lender.

(b)                                 If any Lender reasonably determines that it is unlawful to maintain any LIBOR Loan having a particular Interest Period, such Loan will automatically convert into a Base Rate Loan either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loan.

(c)                                  If the obligation of any Lender to make or maintain LIBOR Loans has been so terminated or suspended as contemplated above, all Loans that would otherwise be made by such Lender as LIBOR Loans having an affected Interest Period shall be instead made as LIBOR Loans with an unaffected Interest Period or if there are no such unaffected Interest Periods, as Base Rate Loans.

(d)                                 Before giving any notice to Administrative Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its LIBOR Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

3.03                        Increased Costs and Reduction of Return.

(a)                                 If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Lender;

(ii)                                  subject Administrative Agent, any Issuing Lender, Swing Line Lender or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, Administrative Agent or such Issuing Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, Administrative Agent, or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Administrative Agent or such Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Administrative Agent or such Issuing Lender, Borrower will pay to Lender, Administrative Agent or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate Lender, Administrative Agent or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by any Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

3.04                        Funding Losses.  Borrower shall reimburse each Lender and hold each Lender harmless from any loss or expense that the Lender may actually sustain or incur as a consequence of: (a) the failure of Borrower to make on a timely basis any payment of principal of any LIBOR Loan; (b) the failure of Borrower to borrow, continue or convert a Loan after Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation (including by reason of the failure to satisfy any condition precedent thereto); (c) the failure of Borrower to make any prepayment in accordance with any notice delivered under Section 2.04; (d) the prepayment or other payment (including after acceleration thereof) of any LIBOR Loan on a day that is not the last day of the relevant Interest Period; (e)

the automatic conversion under Section 3.02 of any LIBOR Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; or (f) the assignment of any LIBOR Loan of a Lender to a replacement Lender in connection with the replacement of such assigning Lender pursuant to Section 3.09(b) on a day that is not the last day of the relevant Interest Period; in each case including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Loans or from fees payable to terminate the deposits from which such funds were obtained.  For purposes of calculating amounts payable by Borrower to the Lenders under this Section and under Section 3.03, each LIBOR Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR for such LIBOR Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan is in fact so funded.

3.05                        Inability to Determine Rates.  If Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan, or the Required Lenders notify Administrative Agent that the LIBOR applicable for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Administrative Agent will promptly so notify Borrower.  Thereafter, the obligation of such Lenders to make, maintain or convert Loans into LIBOR Loans hereunder having such Interest Period shall be suspended until Administrative Agent upon the instruction of the Required Lenders revokes such notice in writing and each LIBOR Loan that has been affected will automatically, on the last day of the then-existing Interest Period therefor, convert into LIBOR Loans having unaffected Interest Periods or if there are none, into a Base Rate Loan.  Upon receipt of such notice, Borrower may, notwithstanding anything in this Agreement to the contrary, revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it.  If any of the Lenders notify Borrower through Administrative Agent of any event occurring after the date hereof that will entitle such Lender to compensation pursuant to Section 3.01 or 3.03 or if any of the Lenders shall notify Borrower through Administrative Agent of any event as to illegality under Section 3.02, then such Lender shall designate a different Lending Office for the Loans affected by such event if such designation will, as the case may be, avoid the need for, or reduce the amount of, such compensation or avoid such illegality and will not, in the reasonable opinion of the Lender, be disadvantageous to the Lender.

3.06                        Contents of Notice.  If any Lender or Issuing Lender requests payment or reimbursement from Borrower under Section 3.03 or 3.04, such Lender or Issuing Lender shall deliver to Borrower (with a copy to Administrative Agent) a notice requesting same and shall set forth in reasonable detail the basis and amount of its request for compensation.  Any request for additional compensation under Section 3.03 or 3.04 shall be paid by Borrower within ten (10) days of the receipt by Borrower of the notice described in this Section 3.06.

3.07                        [Reserved].

3.08                        Survival.  Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Article III shall not constitute a waiver of such Lender’s or any Issuing Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or any Issuing Lender pursuant to this Article III for any

Indemnified Taxes, Other Taxes, increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Lender, as the case may be, notifies Borrower of the change in law or other circumstance giving rise to such request for reimbursement or indemnification for Indemnified Taxes, Other Taxes, increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor; and provided further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.09                        Mitigation Obligations.

(a)                                 Designation of Different Lending Office.  If any Lender requests compensation under Section 3.03, or if Borrower is required to pay any additional amount or indemnification to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If (i) any Lender requests compensation under Section 3.03, (ii) Borrower is required to pay any additional amount or indemnification to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or (iii) any Revolving Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.08), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that Borrower shall have received the prior written consent of Administrative Agent (and, in the case of an assignment of a Commitment, each Issuing Lender and the Swing Line Lender) (such consent(s) not to be unreasonably be withheld), such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Matured LC Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts), and, in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

ARTICLE IV.
SECURITY

4.01                        The Security.

(a)                                 On the Closing Date, the Loan Obligations are secured by a Lien on all of the Mortgaged Properties and such other Collateral described in Schedule I that secured the Pre-Petition RBL under the Security Documents, as same may be amended or supplemented from time to time (including on the Closing Date) as provided in this Agreement and the Security Documents.

(b)                                 From and after the Closing Date, the Collateral securing the Loan Obligations shall include (A) all of the Mortgaged Properties that secured the Pre-Petition RBL (except to the extent released in accordance with this Agreement), (B) a Lien on substantially all of the tangible and intangible assets of each Loan Party related to such Mortgaged Properties that secured the Pre-Petition RBL, deposit accounts, commodity accounts and securities accounts (other than Excluded Accounts), general intangibles, all as-extracted collateral related to any Mortgaged Property, inventory, equipment, fixtures and proceeds of the foregoing, other than any Excluded Assets (as defined in the Security Documents), (C) additional Mortgages on Proved Reserves set forth in the Initial Reserve Report delivered pursuant to Section 5.01(i) sufficient to cause at least the Required Engineered Value of such Proved Reserves to be covered by a Mortgage in favor of the Administrative Agent (after taking account of the Mortgaged Properties that secured the Pre-Petition RBL), provided that the Loan Parties shall use commercially reasonable efforts to execute and deliver Mortgages covering all of the Loan Parties’ Oil and Gas Properties, (D) such additional Mortgages as may be required from time to time in accordance with Section 4.02, and (E) a Lien on substantially all of the tangible and intangible assets of each Loan Party, including Derivative Contracts, deposit accounts, commodity accounts and securities accounts (other than Excluded Accounts), general intangibles, Equity Interests, all as-extracted collateral related to any Mortgaged Property, all inventory, all equipment, all fixtures and all proceeds of the foregoing, other than any Excluded Assets (as defined in the Security Documents) and except in each case for those properties and assets as to which Administrative Agent shall determine (and shall have confirmed in writing to the Borrower) in its reasonable discretion that the costs of obtaining such Liens are excessive in relation to the value of the Collateral to be encumbered thereby.

Notwithstanding the foregoing, Parent, Borrower and their respective Subsidiaries will not be required to take any action with respect to the perfection of a Lien in motor vehicles or letter-of-credit rights.

4.02                        Agreement to Deliver Security Documents.

(a)                                 On the Closing Date, the Loan Parties shall execute such additional Mortgages, security agreements, financing statements and other Security Documents substantially similar to the mortgages, security agreements, financing statements and other security documents executed in connection with the Pre-Petition RBL, or otherwise in form and substance reasonably satisfactory to Administrative Agent, for the purpose of granting and perfecting first and prior Liens (after taking account of the Mortgaged Properties that secured the

Pre-Petition RBL) to the Administrative Agent for the benefit of itself, the Issuing Lenders, the Swing Line Lender and the Lenders in at least the Required Engineered Value of the Oil and Gas Properties reflected in the Initial Reserve Report delivered under Section 5.01(i), provided that the Loan Parties shall use commercially reasonable efforts to execute and deliver Mortgages covering all of the Loan Parties’ Oil and Gas Properties (provided that no additional Mortgages shall be required on the Closing Date with respect to Oil and Gas Properties located in the State of Louisiana).  In connection with each Scheduled Borrowing Base Determination, Special Borrowing Base Determination or redetermination pursuant to the Section 2.04(f)(ii) or Section 2.04(f)(iii), Borrower shall provide to Administrative Agent a report listing all current Mortgaged Properties included in the Reserve Report that secure the Loan Obligations to ascertain whether such Mortgaged Properties represent at least the Required Engineered Value of the Proved Reserves in the Reserve Report delivered by Borrower to Administrative Agent on such date or in connection with such Scheduled Borrowing Base Determination, Special Borrowing Base Determination or redetermination pursuant to the Section 2.04(f)(ii) or Section 2.04(f)(iii), as the case may be, after giving effect to exploratory and production activities, acquisitions, dispositions and production.  In the event that the Mortgaged Properties securing the Loan Obligations do not represent at least the Required Engineered Value, then, within thirty (30) days of such date or such Scheduled Borrowing Base Determination, Special Borrowing Base Determination or redetermination pursuant to the Section 2.04(f)(ii) or Section 2.04(f)(iii), as the case may be, Parent and Borrower shall, and shall cause their respective Subsidiaries to, grant to Administrative Agent as security for the Loan Obligations a first-priority Lien interest (subject to Permitted Liens) on additional Proved Reserves not already subject to a Lien of the Security Documents such that after giving effect thereto, the Mortgaged Properties securing the Loan Obligations will represent at least the Required Engineered Value of such total value, provided that the Loan Parties shall use commercially reasonable efforts to execute and deliver Mortgages covering all of the Loan Parties’ Oil and Gas Properties.  All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Documents, all in form and substance reasonably satisfactory to Administrative Agent and in sufficient executed and acknowledged counterparts for recording purposes.  In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor.

(b)                                 The Borrower agrees to deliver promptly, if requested by the Administrative Agent, in connection with any new mortgage of Oil and Gas Properties required by Section 4.02, or in the event that a new Loan Party is formed, acquired or otherwise becomes party to any Loan Document, favorable opinions from legal counsel acceptable to the Administrative Agent with respect to any Collateral confirming that such Collateral is subject to Security Documents securing Loan Obligations that constitute and create legal, valid and duly perfected Liens in such properties and interests and the proceeds thereof, and covering such other matters as the Administrative Agent may request in good faith.

(c)                                  Notwithstanding the foregoing, the Administrative Agent will not require additional Mortgages to be executed and delivered after the Closing Date on Oil and Gas Properties located in the State of Louisiana unless and until any such property constitutes a Proved Reserve or the Administrative Agent, in consultation with the Borrower, reasonably determines that the value of such Oil and Gas Properties justifies the execution and delivery of such Mortgages.

4.03                        Perfection and Protection of Security Interests and Liens.  Each of Parent and Borrower will, and will cause its Subsidiaries to, from time to time deliver to Administrative Agent such additional Mortgages, security agreements, financing statements, amendments, assignment and continuation statements, and other documents, properly completed and executed (and acknowledged when required) by such Loan Party in form and substance reasonably satisfactory to Administrative Agent, that the Revolving Lenders reasonably request for the purpose of perfecting, confirming, or protecting any Liens securing the Loan Obligations or other rights in the Collateral.

4.04                        Letters in Lieu/Power of Attorney.

(a)                                 Upon the occurrence and during the continuance of an Event of Default and if so requested by Administrative Agent, each of Parent and Borrower shall, and shall cause its Subsidiaries to, provide to Administrative Agent undated letters, in the form of Exhibit G attached hereto, in blank to each purchaser of production and disburser of proceeds of production from or attributable to the Mortgaged Properties, with the addressees left blank, authorizing and directing the addressees to make future payments attributable to production from the Mortgaged Properties directly to Administrative Agent for the ratable benefit of the Lenders.

(b)                                 Each of Parent and Borrower hereby designates, and shall cause its Subsidiaries to designate, Administrative Agent as its agent and attorney-in-fact, effective during the continuance of an Event of Default, to act in its name, place, and stead for the purpose of completing and delivering any and all of the letters in lieu of transfer orders delivered by it to Administrative Agent, including, without limitation, completing any blanks contained in such letter and attaching exhibits thereto describing the relevant Collateral.  Each of Parent and Borrower hereby ratifies and confirms all that Administrative Agent shall lawfully do or cause to be done by virtue of this power of attorney and the rights granted with respect to such power of attorney.  This power of attorney is coupled with the interest of Administrative Agent in the Collateral, shall commence and be in full force and effect as of the Closing Date and shall remain in full force and effect and shall be irrevocable so long as any Obligation remains outstanding or unpaid or any Commitment exists.  The powers conferred on Administrative Agent by this appointment are solely to protect the interests of Administrative Agent and each of the Lenders under the Loan Documents and shall not impose any duty upon Administrative Agent to exercise any such powers.  Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and shall not be responsible to any Loan Party or any other Person for any act or failure to act with respect to such powers, except for gross negligence or willful misconduct.

4.05                        Assignment of Production/As-Extracted Collateral.  Notwithstanding that, under the Mortgages, each Loan Party, as applicable, has granted a Lien in favor of Administrative Agent for the ratable benefit of the Lenders secured thereby in all Oil and Gas produced and all As-Extracted Collateral (as defined in Article 9 of the Uniform Commercial Code) accruing to the Mortgaged Properties covered by such Mortgages:

(a)                                 Until such time as an Event of Default shall have occurred and be continuing and Administrative Agent shall notify each Loan Party, as applicable, to the contrary, each Loan Party shall be entitled to receive from the purchasers or disbursers of its production all such As-Extracted Collateral and all proceeds thereof, subject however to the Liens created under the Mortgages, which Liens are hereby affirmed and ratified.  Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may deliver to the addressees the letters-in-lieu described in Section 4.04(a) above or other notices permitted under Article 9 of the Uniform Commercial Code and may exercise all rights and remedies granted under the Mortgages, including the right to obtain possession of all proceeds of As-Extracted Collateral then held by any Loan Party and to receive directly from the purchaser or disburser of production all other proceeds of As-Extracted Collateral.

(b)                                 In no case shall any failure, whether purposed or inadvertent, by Administrative Agent to collect directly any such proceeds of runs constitute in any way a waiver, remission or release of any of its rights under the Mortgages, nor shall any release of any other proceeds of runs or of any rights of Administrative Agent to collect other proceeds of runs thereafter.

(c)                                  Each of Parent and Borrower will, and will cause its Subsidiaries to, if requested by the Administrative Agent upon the occurrence and during the continuance of an Event of Default join with Administrative Agent in notifying in writing (and accompanied, if necessary, by certified copies of the applicable Mortgages) the purchasers or disbursers of production produced from the Mortgaged Properties of the existence of the Mortgages, and instructing that all proceeds of As-Extracted Collateral be paid directly to Administrative Agent for the ratable benefit of the applicable Lenders and other secured parties.

4.06                        Authorization to File Financing Statements.  Each of Parent and Borrower hereby authorizes, and shall cause each of its Subsidiaries to authorize, Administrative Agent to file, in any applicable jurisdiction where Administrative Agent deems it reasonably necessary, a financing statement or statements.  At the request of Administrative Agent, Parent and Borrower will, jointly and severally, pay the cost of filing or recording this instrument, as a financing statement, in all public offices at any time and from time to time whenever filing or recording of any financing statement is deemed by Administrative Agent to be reasonably necessary or desirable.

4.07                        Exclusion of Flood Properties.  Notwithstanding any provision in any Mortgage to the contrary, in no event is any “building” or “mobile home” (each as defined in Regulation H promulgated under the Flood Insurance Laws) included in the definition of “Mortgaged Properties” and no building or mobile home is hereby encumbered by this Mortgage. As used herein, “Flood Insurance Laws” shall mean the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, and the regulations (including Regulation H as promulgated by the F.R.S. Board), each as it may be amended, reformed or otherwise modified from time to time.

ARTICLE V.
CONDITIONS PRECEDENT

5.01                        Conditions of Initial Credit Extensions.  The obligation of each Revolving Lender to make its initial Loan hereunder and the obligation of the Issuing Lender to issue its initial Letter of Credit hereunder are subject to the condition that Administrative Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to Administrative Agent and each Revolving Lender, and in sufficient copies for each Revolving Lender:

(a)                                 Credit Agreement and Other Loan Documents.  This Agreement, the Security Documents, the Guaranties, if any, and such other Loan Documents made a part hereof to be executed and delivered at the Closing Date, executed by each party thereto, and where appropriate, properly acknowledged and notarized, including, with respect to the Oil and Gas Properties of the Borrower or any Guarantor, a duly executed Mortgage providing for a fully perfected Lien, in favor of the Administrative Agent, in all right, title and interest of the Borrower or such Guarantor in such Oil and Gas Properties and (and the Administrative Agent shall be reasonably satisfied that the Mortgages create first-priority, perfected Liens (subject only to Liens permitted by Section 8.01) on at least the Required Engineered Value of the Oil and Gas Properties evaluated in the Initial Reserve Report, together with amendments to the Closing Date Mortgages to reflect the terms of this Agreement to the extent that the Administrative Agent has determined that such amendments are necessary or desirable to continue its Liens securing the Pre-Petition RBL.

(b)                                 Secretary’s Certificates.  A certificate of the Secretary or Assistant Secretary of each Loan Party certifying as of the Closing Date: (i) resolutions adopted by such Loan Party and authorizing the transactions contemplated hereby; (ii) the names and genuine signatures of the Responsible Officers of such Loan Party authorized to execute, deliver and perform, as applicable, this Agreement, the Security Documents and all other Loan Documents to be delivered hereunder; (iii) the Organization Documents of such Loan Party as in effect on the Closing Date; (iv) the good standing certificate for such Loan Party in its jurisdiction of organization as of a date no more than thirty (30) days prior to the Closing Date; and (v) as applicable, certificate(s) of authority for Borrower in the States of Texas and Oklahoma evidencing such Loan Party’s qualification to do business in such state as of a date no more than thirty (30) days prior to the Closing Date.

(c)                                  Financial Statements.  (i) Parent’s unaudited financial statements for the fiscal quarter ended March 31, 2016 and audited financial statements for the fiscal year ended December 31, 2015, (ii) Parent’s balance sheet dated as of September 30, 2016, giving pro forma effect to any Loans made and Letters of Credit issued under this Agreement on the Closing Date, and (iii) a 13-week cash flow statement (including sources and uses), substantially in the form of Exhibit I attached hereto.

(d)                                 Title and Environmental Diligence.  Evidence of title covering a portion of the Oil and Gas Properties covered by the Reserve Report delivered under Section 5.01(i)(v) reasonably satisfactory to Administrative Agent, and Administrative Agent shall be otherwise reasonably satisfied with Borrower’s compliance with applicable Environmental Laws.

(e)                                  Payment of Fees.  Evidence of payment by Borrower of all accrued and unpaid fees, costs and expenses owed pursuant to this Agreement and the Fee Letter to the extent then due and payable on the Closing Date, together with (i) attorney costs of Administrative Agent to the extent invoiced prior to or on the Closing Date, (ii) such additional amounts of attorney costs and filing fees as shall constitute Administrative Agent’s estimate of same incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Administrative Agent), (iii) any costs, fees and expenses arising under or referenced in Sections 2.06 and 12.04, and (iv) all fees of FTI Consultants, Inc. to the extent invoiced prior to or on the Closing Date.

(f)                                   Responsible Officer’s Certificate.  A certificate executed by a Responsible Officer of Borrower stating that (i) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects as of the Closing Date (unless limited to an earlier date, in which case, true and correct in all material respects as of such earlier date), (ii) no Default or Event of Default has occurred and is continuing, and (iii) all conditions set forth in this Section 5.01 and Section 5.02 have been satisfied.

(g)                                  Solvency Certificate.  A certificate executed by a Responsible Officer of Borrower stating that after giving effect to this Agreement, each of Parent and Borrower is Solvent.

(h)                                 Insurance.  Certificates of insurance coverage of the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent evidencing that the Loan Parties are carrying insurance in accordance with Section 7.06, containing loss payable clauses (in the case of casualty insurance policies insuring the applicable Loan Party’s Property) endorsed in favor of and made payable to the Administrative Agent as sole “loss payee” (or other formulation acceptable to the Administrative Agent) and containing additional insureds clauses naming the Administrative Agent, each Issuing Lender and the Lenders as “additional insureds” thereunder, and providing that the insurer will endeavor to give at least 30 days (or 10 days in the case of non-payment of premiums) prior notice of any cancellation of such insurance policies to the Administrative Agent.

(i)                                     Other Documents.  Each additional document, instrument, or item of information reasonably requested by Administrative Agent or any Lender, including without limitation:

(i)                                     copies of UCC and other Lien searches on Parent, Borrower and each Subsidiary thereof evidencing no prior Liens filed against Borrower or on the Collateral other than Permitted Liens;

(ii)                                  certificates of insurance evidencing compliance with Section 7.06 of this Agreement;

(iii)                               a list of all Derivative Contracts to which Parent, the Borrower or any of their respective Subsidiaries is a party, specifying the counterparty, type of contract, the notional volumes or amounts, the tenor and pricing features;

(iv)                              opinions of counsel from (A) Kirkland & Ellis, special counsel of Parent and Borrower, and (B) local counsel(s) of Parent or Borrower in the States of Oklahoma and Texas in connection herewith, each such opinions in form and substance reasonably satisfactory to Administrative Agent;

(v)                                 copy of Borrower’s most recently prepared Reserve Report dated as of June 30, 2016 (the “Initial Reserve Report”);

(vi)                              a copy of the April 2016 Business Plan and the Borrower’s then-current business plan, and

(vii)                           a copy of the then-current ARIES database of the Loan Parties’ Oil and Gas Properties.

(j)                                    Disclosure Statement; Plan of Reorganization.

(i)                                     The Administrative Agent and each Revolving Lender shall be satisfied that the disclosure statement filed in accordance with Section 1125 of the Code (the “Disclosure Statement”) with respect to the Plan of Reorganization does not contain any materially inaccurate information (or fail to disclose material information) and that there are no material administrative expenses, priority tax claims, reclamation claims, general unsecured claims or other claims that have not been disclosed or estimated in the Disclosure Statement;

(ii)                                  The Plan of Reorganization, and all orders of the Bankruptcy Court, including, without limitation, the confirmation order entered in connection with the Plan of Reorganization (the “Confirmation Order”) shall be in form and substance satisfactory to each of the Administrative Agent and each Revolving Lender and shall (A) approve this Agreement as binding upon the Lenders, (B) contain the releases in favor of the Lenders, and their related and representative parties, contemplated in the Plan of Reorganization and (C) be final and non-appealable and in full force and effect and shall not have been stayed, reversed, vacated or otherwise modified in a manner material and adverse to interests of the Administrative Agent and the Revolving Lenders or otherwise contrary to this Agreement;

(iii)                               The Plan Effective Date shall have occurred, all conditions precedent to the effectiveness of the Plan of Reorganization shall have been fulfilled or waived as permitted therein, and all transactions contemplated in the Plan of Reorganization or in the Confirmation Order to occur on the effective date of the Plan of Reorganization shall have been substantially consummated in accordance with the terms thereof and in compliance with applicable law, Bankruptcy Court and regulatory approvals;

(iv)                              The Administrative Agent shall have received satisfactory evidence as to the payment in full on the Plan Effective Date of all material administrative expense claims, priority claims and other claims required to be paid upon the Plan Effective Date; and

(v)                                 The Administrative Agent shall have received from the Borrower for the account of the Existing Lenders a repayment of loans outstanding under the Pre-petition RBL in an aggregate amount of not less than $81,324,387.00, such that, after giving effect thereto, the aggregate outstanding Credit Exposure shall not exceed the Initial Borrowing Base Amount.

(k)                                 Additional Conditions Precedent.  Such additional documentation and evidence of satisfaction of such other conditions as set forth on Appendix I.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.  For purposes of determining compliance with the conditions specified in this Section 5.01, each Revolving Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Revolving Lender unless the Administrative Agent shall have received notice from such Revolving Lender prior to the proposed Closing Date specifying its objection thereto.

5.02                        Conditions to All Loans.  The obligation of each Revolving Lender to make any Loan (including its initial Loans) and the obligation of the Issuing Lender to issue, amend, renew or extend any Letter of Credit (excluding any automatic extension or renewal) is subject to the satisfaction of the following additional conditions precedent on the relevant Borrowing Date or date of issuance, amendment, renewal or extension, as the case may be:

(a)                                 Administrative Agent shall have received a Notice of Borrowing;

(b)                                 The representations and warranties in Article VI shall be true and correct in all material respects (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct), on and as of such date with the same effect as if made on and as of such date (except to the extent such representations and warranties expressly refer to an earlier date in which case they shall be true and correct in all material respects, except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct as of such earlier date);

(c)                                  No Default or Event of Default shall exist or shall result from such Borrowing, issuance, amendment, renewal or extension;

(d)                                 At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Credit Exposure shall not exceed the Borrowing Base then in effect; and

(e)                                  At the time of such Borrowing, and after giving effect thereto, the Consolidated Cash Balance shall not exceed the Consolidated Cash Balance Threshold (or, if the Borrower has provided at least five (5) Business Days (or such shorter period as the Administrative Agent shall agree) prior written notice in sufficient detail of a bona fide direct or indirect acquisition of Oil and Gas Properties permitted hereunder in the ordinary course of business, a greater amount requested by the Borrower to be used on the date of such Borrowing to fund the purchase price of such acquisition (provided that after consummation of such acquisition, the Consolidated Cash Balance shall not exceed the Consolidated Cash Balance Threshold)).

Each Notice of Borrowing submitted by Borrower shall constitute a representation and warranty by Borrower, as of the date of each such notice and as of each Borrowing Date that the conditions in this Section 5.02 are satisfied.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES

Each of Parent and Borrower represents and warrants to Administrative Agent and each of the Lenders that:

6.01                        Corporate Existence and Power.  Each Loan Party: (a) is validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization, as applicable; (b) has the power and authority and all material governmental licenses, authorizations, consents and approvals to own its assets, carry on its business as currently conducted and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party except where the failure does not constitute a Default and could not reasonably be expected to have a Material Adverse Effect; and (c) is duly qualified as a foreign company and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license where a failure could reasonably be expected to result in a Material Adverse Effect.  Schedule 6.01 lists each Subsidiary of Parent as of the Closing Date.

6.02                        Corporate Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which such Person is a party, have been duly authorized by all necessary corporate, partnership or limited liability company action, as applicable, and do not and will not: (a) contravene the terms of any of that Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation (other than the Obligations arising under any Loan Document) to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject or give rise to a right thereunder to require any payment to be made by any Loan Party; or (c) violate any Requirement of Law.

6.03                        Authorization.  Except for recordations and filings related to the Security Documents, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person that is a party to a document with a Loan Party evidencing any material Contractual Obligation is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which it is a party.

6.04                        Binding Effect.  This Agreement and each other Loan Document to which each Loan Party is a party constitute the legal, valid and binding obligations of such Person to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.05                        Litigation.  Except as disclosed on Schedule 6.05, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of Parent or Borrower, threatened, against any Loan Party, or any of its respective properties that, if determined adversely to such Person, would reasonably be expected to have a Material Adverse Effect.  No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

6.06                        [Reserved].

6.07                        ERISA.  As of the Closing Date, no Loan Party sponsors or maintains a Pension Plan or contributes to or has an obligation to contribute to a Multiemployer Plan.

6.08                        Margin Regulations.  The proceeds of the Loans and Letters of Credit shall be used solely for the purposes set forth in and permitted by Section 7.11.  Borrower is not generally engaged in the business of purchasing or selling Margin Stock.

6.09                        Title to Mortgaged Properties.

(a)                                 Except as set forth in Schedule 6.09, each Loan Party has good and defensible title to its respective Oil and Gas Properties, subject to Permitted Liens, and has good title to all other Collateral and all other property necessary or used in the ordinary conduct of its business.  The property of each Loan Party is subject to no Liens, other than Permitted Liens.  Except as set forth on Schedule 6.09, after giving full effect of the Permitted Liens and the dispositions permitted by Section 8.02, the Loan Party specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and except as otherwise provided by statute, regulation or the standard and customary provisions of any applicable joint operating agreement, the ownership of such Oil and Gas Properties shall not in any material respect obligate the Loan Party to bear the costs and expenses relating to the maintenance, development and operations of each such Oil and Gas Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Loan Party’s net revenue interest in such Oil and Gas Property.

(b)                                 (i)                                     All leases and agreements necessary for the conduct of the business of the Loan Parties are valid and subsisting, in full force and effect, and (ii) there exists no default or event or circumstance which with the giving of notice on the passage of time or both would give rise to a default under any such lease or leases, which, in the case of either of clauses (i) or (ii), could reasonably be expected to have a Material Adverse Effect.

(c)                                  The rights and Properties presently owned, leased or licensed by the Loan Parties including all easements and rights of way, include all rights and Properties necessary to permit the Loan Parties to conduct their business in the same manner as its business is conducted on the Closing Date except where the failure of the foregoing could not reasonably be expected to result in a Material Adverse Effect.

(d)                                 Except for Properties being repaired, all of the Properties of the Loan Parties which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except where the failure of the foregoing could not reasonably be expected to result in a Material Adverse Effect.

(e)                                  Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property necessary to operate its business, and the use thereof by the Loan Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Loan Parties either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

6.10                        Compliance with Laws and Obligations.  Each Loan Party is in compliance with all laws applicable to either it or its property and with all its Contractual Obligations except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

6.11                        Relationship of Loan Parties.  The Loan Parties are engaged in related businesses and each Loan Party is directly and indirectly dependent upon each other Loan Party for and in connection with their business activities and their financial resources; and each Loan Party has determined, reasonably and in good faith, that such Loan Party will receive substantial direct and indirect economic and financial benefits from the extensions of credit made under this Agreement, and such extensions of credit are in the best interest of such Loan Party, having regard to all relevant facts and circumstances.

6.12                        Gas Imbalances.  As of the Closing Date, except as set forth on Schedule 6.12, to Parent’s and Borrower’s knowledge, there are no outstanding gas imbalances, take-or-pay or other prepayments with respect to the Loan Parties’ Oil and Gas Properties that would require any Loan Party to deliver Oil and Gas produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, except gas imbalances, take-or-pay or other prepayments not in excess of 2% of the aggregate volume of Oil and Gas produced from such Oil and Gas Properties from the most recent calendar year.

6.13                        Taxes.  Each Loan Party has filed all tax returns and reports required to be filed, or extensions thereof, and has paid all taxes, assessments, fees and other governmental charges levied or imposed upon its or its properties, income or assets otherwise due and payable, except otherwise permitted by Section 7.07.

6.14                        Financial Condition.

(a)                                 Since the date of the most recent audited annual financial statement delivered to Administrative Agent and the Lenders and through the Closing Date, except for the Chapter 11 Cases, there has been no Material Adverse Effect.

(b)                                 The Parent has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, shareholder’s equity and cash flows (i) as of and for the fiscal year ended 2015, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2016, certified by its chief financial officer.  Such financial statements present fairly in all material respects the financial position and results of operations and cash flows of the Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(c)                                  All balance sheets, all statements of income and of cash flows and all other financial information of the Parent and its Subsidiaries furnished pursuant to Section 7.01(a), (b) and (c) have been and will for periods following the Closing Date be prepared in accordance with GAAP consistently applied with the financial statements referred to in Section 6.14(b), and do or will present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to year-end audit adjustments and the absence of (i) footnotes in the case of the statements referred to in Section 7.01(b) and (c) and (ii) certain quarterly accruals and the calculation of certain quarterly impairment tests in the case of the statements referred to in Section 7.01(c).

(d)                                 The consolidated forecasted balance sheet and statements of income and cash flows of the Parent and its Subsidiaries delivered pursuant to Appendix I, Item 3.D were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Parent’s good faith estimate of its future financial condition and performance.

(e)                                  Except as expressly described in the Plan of Reorganization or as set forth on Schedule 6.14, no Loan Party has on the date of this Agreement any Indebtedness or any contingent liabilities, or off-balance sheet liabilities or partnerships, liabilities for taxes, or unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments other than in respect of the Obligations.

6.15                        Environmental Matters.  Each Loan Party conducts in the ordinary course of business a review of its operations and its compliance with existing Environmental Laws, including such properties which it is acquiring or planning to acquire.  Each Loan Party is in compliance with all Environmental Laws except where the failure to comply could not reasonably be expected to have a Material Adverse Effect and no Loan Party has any liability for any Environmental Claim that could reasonably be expected to have a Material Adverse Effect.

6.16                        Regulated Entities.  None of the Loan Parties is required to register as an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

6.17                        Solvency.  As of the Closing Date, each of Parent and Borrower is Solvent.

6.18                        Subsidiaries/Investments.  As of the Closing Date, each of Parent and Borrower has no direct or indirect Subsidiaries and owns directly or indirectly no Equity Interests in any other Person other than as set forth on Schedule 6.01.

6.19                        Insurance.  Each Loan Party’s interest in its respective Oil and Gas Properties is insured with financially sound and reputable insurance companies not Affiliates of Parent or Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where each Loan Party’s Mortgaged Properties are located.

6.20                        Full Disclosure.  None of the factual statements contained in any exhibit, report, written statement or certificate furnished by or on behalf of each Loan Party in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of each Loan Party to Administrative Agent or any Lender prior to the Closing Date), taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered; it being understood and agreed that for purposes of this Section 6.20, such factual information and data shall not include information of a general economic or general industry nature; provided that, with respect to projected financial information, the Parent and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  There are no statements or conclusions in any Reserve Report or any projections delivered under Section 7.02 that are based upon or include materially misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report or any projections delivered under Section 7.02 are necessarily based upon professional opinions, estimates and projections and that the Parent, the Borrower and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

6.21                        No Default.  Neither a Default nor an Event of Default has occurred and is continuing.

6.22                        Sanctions.

(a)                                 The Parent, Borrower and their Subsidiaries have conducted their businesses in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions.

(b)                                 None of (i) Parent, Borrower or any of their respective Subsidiaries or, to the knowledge of Parent, Borrower or any such Subsidiary, any of their respective directors, officers, employees or Affiliates or (ii) to the knowledge of the Parent or Borrower, any agent or representative acting or benefitting in any capacity in connection with this Agreement, (A) is owned or controlled by a Sanctioned Person, (B) is a Sanctioned Person or (C) is located, organized  or resident in a Sanctioned Country.  No Loan or Letter of Credit or the use of proceeds therefrom will violate any Anti-Corruption Laws or Sanctions.

6.23                        Patriot Act.  Neither any Loan Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto.  Neither any Loan Party nor any or its Subsidiaries is in violation of (i) the Trading with the Enemy Act, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iii) the Act.  None of the Loan Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

6.24                        Marketing of Production.  Except in effect on the Closing Date, as listed on Schedule 6.24, or, in the case of contracts entered into after the Closing Date, either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Parent and the Borrower represent that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject property’s delivery capacity), no material agreements exist that are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from the Loan Parties’ Oil and Gas (including calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (i) pertain to the sale of production at a fixed price and (ii) have a maturity or expiry date of longer than twelve (12) months from the Closing Date or the date of disclosure to the Administrative Agent in writing, as applicable.

6.25                        Derivative Contracts.  As of the Closing Date hereof, Schedule 6.25, and after the Closing Date, each report required to be delivered by the Parent pursuant to Section 7.02(j), sets forth, a true and complete list of all Derivative Contracts of each Loan Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

6.26                        Excluded Accounts.  Each Excluded Account existing as of the Closing Date is set forth in Schedule 6.26.

ARTICLE VII.
AFFIRMATIVE COVENANTS

Until the Security Termination Date:

7.01                        Financial Statements.  Parent shall deliver to Administrative Agent:

(a)                                 Annual Financial Statements. Within 90 days after the end of each fiscal year of Parent, the annual consolidated financial statements of Parent as of the end of each fiscal year, including the related balance sheet and statements of income, members’ equity and cash flows for such year, and applicable comparative financial statements for the previous fiscal year, together with an opinion from a recognized independent public accounting firm retained by Parent and reasonably acceptable to Administrative Agent (without (w) a “going concern” or like qualification or exception (other than any “going concern” qualification as a result of the impending Stated Maturity Date), (x) any qualification or exception (i) as to the scope of such audit, (ii) that relates to the limited scope of examination of matters relevant to such financial statement or (iii) that relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in Default) that such financial statements fairly present, in all material respects, the consolidated financial position and results of Parent for the period indicated in accordance with GAAP;

(b)                                 Quarterly Financial Statements. Within 45 days after the end of each of the first three fiscal quarters of Parent in each fiscal year, the unaudited quarterly consolidated balance sheets of Parent as of the end of such quarter and the related statements of income, members’ equity and cash flows for the period then ended, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Responsible Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; and

(c)                                  Monthly Financial Statements.  By December 15, 2016, with respect to the calendar month ending October 31, 2016, and within 30 days after the end of each of the first 11 months of each fiscal year, other than October 31, 2016 and other than the last month of any fiscal quarter, commencing with the month ending November 30, 2016, the unaudited monthly consolidated balance sheets of Parent as of the end of such month and the related statements of income for the period then ended, in each case, certified by one of its Responsible Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, certain quarterly accruals and the calculation of certain quarterly impairment tests.

Notwithstanding anything herein to the contrary, Parent shall be deemed to have furnished the information required by this Section 7.01 if it shall have timely made the same available on

“EDGAR” and/or through its home page on the worldwide web (at the date hereof located at http://www.MidstatesPetroleum.com).

7.02                        Certificates; Other Production and Reserve Information.  Parent and/or Borrower shall furnish to Administrative Agent:

(a)                                 Curtailment Information.  On or before the tenth (10th) day of each calendar month, a report certified by a Responsible Officer of the Parent setting forth in reasonable detail information regarding average daily Oil and Gas production in the State of Oklahoma for each day of the two calendar month period then most recently ended, together with a comparison between such actual production and the projected Oil and Gas production levels as set forth in the April 2016 Business Plan for such two calendar month period and a certification as to whether or not a Negative Effect has occurred with respect to such two calendar month period;

(b)                                 Compliance Certificate.  Concurrently with the delivery of each of the statements and reports referred to in Sections 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer of Parent;

(c)                                  Reserve Reports. (i) commencing as of the date set forth in Appendix I, and annually thereafter, as soon as available but in any event no later the date set forth on Appendix I of each year during the term of this Agreement, a Reserve Report prepared by an Approved Petroleum Engineer covering the Oil and Gas Properties as of December 31 of such year, and commencing as of the date set forth in Appendix I,

(ii)                                  as soon as available but in any event no later than the date set forth on Appendix I of each year during the term of this Agreement, a Reserve Report prepared by Parent’s or Borrower’s in-house staff, in a format consistent with the independent consultant’s report, covering the Oil and Gas Properties as of June 30 of such year, and

(iii)                               as soon as available but in no event later than 30 days prior to any Special Borrowing Base Determination or any redetermination pursuant to Section 2.04(f)(ii) or Section 2.04(f)(iii), a Reserve Report prepared by Parent’s or Borrower’s in-house staff, in a format consistent with the independent consultant’s report, covering the Oil and Gas Properties with an “as of” date not more than thirty (30) days prior to the date of such request;

(d)                                 Engineering Data.  Promptly upon the reasonable request of Administrative Agent, subject to limitations on confidentiality, access to copies of all geological, engineering and related data contained in the Loan Parties’ files or readily accessible to the Loan Parties relating to the Oil and Gas Properties as may reasonably be requested;

(e)                                  Additional Information.  Promptly upon the request of Administrative Agent, such additional information regarding the business or financial affairs of the Loan Parties as the Lenders may from time to time reasonably request;

(f)                                   SEC and Other Filings.  Promptly upon its becoming available, each Form 10-K, Form 10-Q, registration statement or prospectus filed by the Parent with any securities exchange or the SEC;

(g)                                  Notices Under Material Agreements.  Promptly after the furnishing thereof, copies of any financial statement, report or notice (other than ministerial notices) furnished to any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement in respect of Indebtedness in excess of $10,000,000, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 7.02;

(h)                                 Reserve Report Certificates.  With the delivery of each Reserve Report, a certificate (the “Reserve Report Certificate”) from a Responsible Officer certifying that, to the best of his or her knowledge: (1) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects and any projections based upon such information have been prepared in good faith based upon assumptions believed by the Parent to be reasonable, subject to uncertainties inherent in all projections, (2) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 8.17 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Parent, the Borrower or any Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (3) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Parent could reasonably be expected to have been obligated to list on Schedule 6.25 had such agreement been in effect on the Closing Date, (4) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the Borrowing Base that the value of such Mortgaged Properties represent and that such percentage is in compliance with Section 4.01, (5) attached to the certificate is (x) a list of its Oil and Gas Properties added to and deleted from the immediately prior Reserve Report and (y) a list showing any change in working interest or net revenue interest in its Oil and Gas Properties (other than Oil and Gas Properties constituting proved undeveloped reserves) occurring and the reason for such change, (6) attached to such certificate is the current list of purchasers of products, including mailing addresses and the wells covered by such production sales contracts and (7) attached to such certificate are any amendments or supplements to the then-current business plan and financial projections for the Loan Parties for the then immediately following one-year period (presented on a semi-annual basis);

(i)                                     Borrower Plan Performance Reports and Cash Flow Statements.  On the twentieth (20th) day of each month prior to the April 2018 Notice Date, commencing November 20, 2016, (i) a report in reasonable detail setting forth the performance of the Loan Parties relative to the then-current business plan and (ii) an updated thirteen (13) week cash flow statement (included sources and uses) and a variance against prior periods, substantially in the form of Exhibit I attached hereto;

(j)                                    Derivative Contracts.  Together with the delivery of the Compliance Certificate under Section 7.02(b), a certificate of a Responsible Officer:

(i)                                     comparing aggregate notional volumes of all Derivative Contracts of the Parent, the Borrower and each respective Subsidiary, which were in effect during such period (other than basis differential Derivative Contracts) and the actual production volumes for each of natural gas and crude oil during such period, which certificate shall certify that the hedged volumes for each of natural gas and crude oil did not exceed 100% of actual production or if such hedged volumes did exceed actual production, specify the amount of such excess, and

(ii)                                  setting forth a true and complete list of all Derivative Contracts, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto, any margin required or supplied under any credit support document, and the counterparty to each such agreement;

(k)                                 Other Accounting Reports.  Promptly upon receipt thereof, (i) a copy of each other material report or opinion submitted to the Parent, Borrower or any of their respective Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Parent, Borrower or any such Subsidiary, and (ii) a copy of any response by the Parent, Borrower or any such Subsidiary, or the board of directors or other equivalent governing body of the Parent, Borrower or any such Subsidiary, to such material report or opinion;

(l)                                     Notice of Sale of Oil and Gas Properties.  In the event any Loan Party intends to Dispose of any Oil or Gas Properties or any Equity Interests in any Subsidiary pursuant to Section 8.02(d) with a PV-9 Value in excess of (x) prior to the Initial Borrowing Base Termination Date, $2,500,000 and (y) after the Initial Borrowing Base Termination Date $5,000,000, written notice of such disposition at least ten (10) Business Days prior thereto (or such shorter period of time as the Administrative Agent may in its sole and absolute discretion agree in writing), the price thereof, the anticipated date of closing and the PV-9 Value of the Oil and Gas Properties to be disposed, and any other details thereof reasonably requested by the Administrative Agent;

(m)                             Notice of Permitted Additional Debt Issuance and Amendments.  Written notice, at least five (5) Business Days (or such shorter period as the Administrative Agent may in its sole and absolute discretion agree) prior to the incurrence of any Indebtedness incurred in reliance on Section 8.05(l), of the principal amount thereof and the anticipated date of closing, together with the most recent drafts of each material document pursuant to which such Indebtedness is to be incurred, and prompt delivery to the Administrative Agent of each such material document following the incurrence of any such Indebtedness.  Additionally, the Borrower will promptly deliver to the Administrative Agent copies of each material amendment, modification or waiver to any such material document;

(n)                                 Notice of Derivative Liquidation.  In the event that any Loan Party receives any notice of early termination of any Derivative Contract to which it is a party from any of its counterparties, or any Derivative Contract to which any such Person is a party is subject to a Derivative Liquidation, prompt written notice of the receipt of such early termination notice or such Derivative Liquidation (and in the case of a voluntary Derivative Liquidation of any Derivative Contract, no less than five (5) Business Days’ prior written notice thereof), as the case may be (a “Derivative Cancellation Notice”), setting forth in reasonable detail (and otherwise subject to the Borrower’s good faith estimate), (x) the effect of such Derivative Liquidation on the aggregate notional volume of crude oil, natural gas and natural gas liquids, subject to such Person’s Derivative Contracts and (y) the amount of net cash proceeds received by such Person as a result of such Derivative Liquidation, and (z) the aggregate notional volume of crude oil, natural gas and natural gas liquids affected by such Derivative Liquidation, together with all other Derivative Liquidations consummated since the most recent Scheduled Borrowing Base Determination date (or, prior to the first Scheduled Borrowing Base Determination Date, since the Closing Date), and certifying whether such volume exceeds three percent (3%) of the aggregate notional volume of crude oil, natural gas and natural gas liquids subject to the Derivative Contracts of the Parent, the Borrower and their respective Subsidiaries in effect as of the most recent Scheduled Borrowing Base Determination date (or, prior to the first Scheduled Borrowing Base Determination Date, the Closing Date), and any other details thereof requested by the Administrative Agent or any Lender;

(o)                                 Updated ARIES Database.  Semi-annually, commencing with the delivery of the Reserve Report as of December 31, 2016, files containing the then-current ARIES database of the Loan Parties’ Oil and Gas Properties;

(p)                                 Notice of Acquisitions of Oil and Gas Properties.  Promptly, but in any event within five (5) Business Days, written notice of any acquisition of Oil and Gas Properties by any Loan Party in one or a series of related transaction(s) having a PV-9 Value in excess of $5,000,000 or where the consideration paid exceeded $5,000,000;

(q)                                 Notice of Casualty Events.  Promptly, but in any event within five (5) Business Days after the occurrence thereof (or such later date as the Administrative Agent may in its sole and absolute discretion agree in writing), written notice of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event, in each case, of any Property of any Loan Party having a PV-9 Value in excess of (x) prior to the Initial Borrowing Base Termination Date, $2,500,000, and (y) after the Initial Borrowing Base Termination Date $5,000,000, and the PV-9 of any Proved Reserves evaluated in the most recent Reserve Report delivered to the Lenders that are the subject of any such Casualty Event or potential Casualty Event;

(r)                                    Notice of Amendment to Organization Documents.  Promptly, but in any event within five (5) Business Days after the execution thereof (or such later date as the Administrative Agent may in its sole and absolute discretion agree in writing), copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organizational document of any Loan Party;

(s)                                   Lease Operating Statements. Concurrently with each delivery of financial statements under Section 7.01(a) and (b), Lease Operating Statements for such calendar quarter; and

(t)                                    Annual Budget.  Within sixty (60) days following the end of each fiscal year, a copy of the consolidated annual budget for the Parent, the Borrower and their respective Subsidiaries for the forthcoming fiscal year, including the consolidated cash flow budget and operating budget for the Loan Parties, certified as such by a Responsible Officer of Parent.

Notwithstanding anything herein to the contrary, Parent shall be deemed to have furnished the information required by Sections 7.02(f), 7.02(g), 7.02(k), 7.02(m), 7.02(p), 7.02(q) and 7.02(r) if it shall have timely made the same available on “EDGAR” and/or through its home page on the worldwide web (at the date hereof located at http://www.MidstatesPetroleum.com).

7.03                        Notices.  Parent and/or Borrower shall promptly deliver to the Administrative Agent:

(a)                                 Defaults.  Written notice of any Responsible Officer of any Loan Party becoming aware of the occurrence of any Default or Event of Default;

(b)                                 Material Adverse Effect.  Written notice of any Responsible Officer of any Loan Party becoming aware of any matter that has resulted or may reasonably be expected to result in a Material Adverse Effect, including any dispute, litigation, investigation or proceeding which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)                                  Accounting Changes.  Written notice of any material change in accounting policies or financial reporting practices by any Loan Party;

(d)                                 Formation and Acquisition of Subsidiaries.  At least five (5) Business Days’ prior thereto (or such later date as the Administrative Agent may in its sole and absolute discretion agree in writing), written notice of the formation or acquisition by any Loan Party of any Subsidiary;

(e)                                  SEC and Other Reporting.  Promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(f)                                   Title Defects.  All title or other information received after the Closing Date by any Loan Party which discloses any material defect in the title to any property included in the Borrowing Base with a PV-9 Value in excess of $5,000,000.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer of the applicable Loan Party setting forth details of the occurrence referred to therein, and stating what action, if any, the Loan Parties propose to take with respect thereto and at what time.

7.04                        Preservation of Corporate Existence, Etc.  Each of Parent and Borrower shall, and shall cause its Subsidiaries to:

(a)                                 preserve and maintain in full force and effect its legal existence, and maintain its good standing under the laws of its state or jurisdiction of incorporation or organization, as applicable, except, in each case, as otherwise permitted by Section 8.03; and

(b)                                 preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary for the normal conduct of its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.05                        Maintenance of Property.  Each of Parent and Borrower shall, and shall cause its Subsidiaries to:

(a)                                 maintain and preserve all its property that is used or useful in, and material to, its business in good working order and condition, ordinary wear and tear excepted and shall use the reasonably prudent standard of care typical in the industry in the operation and maintenance of its Oil and Gas Properties;

(b)                                 promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all material delay rentals, royalties, expenses and indebtedness accruing under the lease or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary, in accordance with industry standards, to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder, in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

(c)                                  promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with customary industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(d)                                 to the extent the Borrower is not the operator of any Property, use commercially reasonable efforts to cause the operator to comply with this Section 7.05 (it being understood that this shall not be construed to require any Loan Party to include this Section 7.05 in any contractual arrangements with such operators).

7.06                        Insurance.  Each of Parent and Borrower shall, and shall cause its Subsidiaries to, maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances which insurance shall name Administrative Agent, for the ratable benefit of the Lenders, as “additional insured” (with respect to liability insurance) and as a “loss payee” (with respect to any casualty insurance) as applicable.

7.07                        Payment of Obligations.  Each of Parent and Borrower shall, and shall cause its Subsidiaries to, pay and discharge as the same shall become due and payable, all of its obligations and liabilities, including: (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets; (b) all lawful claims that, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, having an outstanding aggregate principal amount of more than the Threshold Amount but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, in each case except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Parent, Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) failure to make payment does not  result in a Lien (other than a Lien permitted by Section 8.01(c)) and (iv) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

7.08                        Compliance with Laws.  Each of Parent and Borrower shall, and shall cause its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  Each of Parent and Borrower shall, and shall cause its Subsidiaries to, maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by each of Parent, Borrower, its Subsidiaries and their respective directors, officers, employees and agents that are acting in connection with this Agreement with Anti-Corruption Laws and applicable Sanctions in each case, applicable to Parent, the Borrower and its Subsidiaries.

7.09                        Inspection of Property and Books and Records.

(a)                                 Each of Parent and Borrower shall, and shall cause its Subsidiaries to, maintain proper books of record and account, in which, in all material respects, full, true and correct entries in conformity with GAAP on an accrual basis consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person.

(b)                                 Each of Parent and Borrower shall, and shall cause its Subsidiaries to, permit representatives of Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, to make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of such Loan Party and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to such Person; provided, however, at any time that an Event of Default exists Administrative Agent or any Lender may do any of the foregoing at the expense of Parent and Borrower at any time during normal business hours and without advance notice.

7.10                        Environmental Laws.  Each of Parent and Borrower shall, and shall cause its Subsidiaries to, conduct its operations and keep and maintain its Oil and Gas Properties in compliance with all Environmental Laws except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.11                        Use of Proceeds.  Borrower shall use the proceeds of the Loans and the Letters of Credit (a) for general corporate purposes of Parent and its Subsidiaries; (b) to support the capital expenditure programs of Parent and its Subsidiaries; and (c) to finance the acquisition and development of Oil and Gas Properties.

7.12                        Further Assurances.  Each of Parent and Borrower shall, and shall cause its Subsidiaries to, promptly cure any defects in the creation and issuance of each Lender’s Note and the execution and delivery of this Agreement, the Security Documents, the Guaranties, if any, or any other instruments referred to or mentioned herein or therein to which such Person is a party.  Each of Parent and Borrower at its expense will promptly do all acts and things, and will execute and file or record, all instruments reasonably requested by Administrative Agent, to establish, perfect, maintain and continue the perfected security interests of Administrative Agent in or the Lien of Administrative Agent on the Collateral.  Borrower will pay the costs and expenses of all filings and recordings and all searches deemed necessary by Administrative Agent to establish and determine the validity and the priority of the Liens created or intended to be created by the Security Documents; and each of Parent and Borrower shall, and shall cause its Subsidiaries to, satisfy all other claims and charges that in the reasonable opinion of Administrative Agent might prejudice, impair or otherwise affect any of the Collateral or any Lien thereon in favor of Administrative Agent for the benefit of the Issuing Lender and the Lenders.

7.13                        Compliance with ERISA.  If after the Closing Date any Loan Party sponsors or maintains a Pension Plan or has an obligation to make contributions to a Multiemployer Plan, each of Parent and Borrower shall, and shall cause its Subsidiaries to (a) maintain such Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law and (b) make all required contributions to such Pension Plan and to such Multiemployer Plan, but excluding any failures under (a) and (b) above that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

7.14                        Subsidiary Guarantors.  Parent and/or Borrower shall (i) notify the Administrative Agent of the formation or acquisition of each Subsidiary pursuant to Section 7.03(d), (ii) cause each such Subsidiary to (A) execute and deliver to Administrative Agent a Guaranty and such other Security Documents within twenty (20) days of such formation or acquisition and as otherwise necessary for Parent and Borrower to comply with Article IV, (B) pledge all of the Equity Interests of such Subsidiary (including, without limitation, delivery of original stock certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof, if applicable) and (C) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

7.15                        Accounts.  The Loan Parties shall maintain all of their respective operating and other depository and securities accounts (other than Excluded Accounts) in one or more Controlled Accounts (which shall provide for the activation of exclusive control only upon an Event of Default).  The Borrower will, and will cause each Loan Party to, until the proceeds of any Loans are transferred to a third party in accordance with the Loan Documents, hold the proceeds of any Loans made under this Agreement in a Controlled Account.  The Borrower shall give the Administrative Agent prompt written notice of any Excluded Account opened after the Closing Date.

7.16                        Title Information.

(a)                                 On or before the delivery to Administrative Agent of each Reserve Report required by Section 7.02(c), Parent and/or Borrower will deliver title information in form and substance reasonably acceptable to Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that Administrative Agent shall have received together with title information previously delivered to Administrative Agent, satisfactory title information on at least 80% of the total value of the Loan Party’s Proved Reserves evaluated by the most recent Reserve Report that are mortgaged as Collateral.

(b)                                 If Parent or Borrower has provided title information for additional properties under Section 7.16(a), Parent and/or Borrower shall, within 60 days of notice from Administrative Agent that title defects or exceptions exist with respect to such additional properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not Permitted Liens raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Permitted Liens having an equivalent value or (iii) deliver title information in form and substance acceptable to Administrative Agent so that Administrative Agent shall have received, together with title information previously delivered to Administrative Agent, satisfactory title information on at least 80% of the total value of the Loan Party’s Proved Reserves evaluated by the most recent Reserve Report that are mortgaged as Collateral.

(c)                                  If Parent and Borrower are unable to cure any title defect requested by Administrative Agent to be cured within the 60-day period or Parent and Borrower do not comply with the requirements to provide acceptable title information covering at least 80% of the total value of the Loan Party’s Proved Reserves evaluated by the most recent Reserve Report that are mortgaged as Collateral, such circumstance shall not be a Default, but instead Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by Administrative Agent or the Required Lenders.  To the extent that Administrative Agent or the Required Lenders are not satisfied with title to any Mortgaged Property after the 60-day period has elapsed (or if such title defect is incapable of being cured, upon notice of such title defect to Borrower) such unacceptable Mortgaged Property shall not count toward the 80% requirement, and Administrative Agent may send a notice to Parent, Borrower and the Revolving Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause Parent and Borrower to be in compliance with the requirement to provide acceptable title information on 80% of the total value of the Loan Party’s Proved Reserves.  This new Borrowing Base shall become effective immediately after receipt of such notice.

7.17                        Keepwell.  The Parent hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under any Derivative Contract with any Lender

Derivative Party or any Guaranty in respect of any obligations or other liabilities under a Derivative Contract with any Lender Derivative Party (provided, however, that the Parent shall only be liable under this Section 7.17 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.17 or otherwise voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Obligor under this Section 7.17 shall remain in full force and effect until the Security Termination Date.  The Parent intends that this Section 7.17 constitute, and this Section 7.17 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

7.18                        Collateral Account.  On the Closing Date, Borrower shall fund a cash collateral account that shall be maintained at the Administrative Agent (the “Collateral Account”) in an amount equal to $40,000,000.  The documentation with respect to the Collateral Account shall be acceptable to the Administrative Agent in its sole discretion.  Borrower shall have no authority to access funds in the Collateral Account until five (5) Business Day following the earliest to occur of (i) the April 2018 Notice Date, (ii) the Curtailment Determination Notice Date and (iii) the Early Determination Notice Date (after which, so long as no Borrowing Base Deficiency, Default or Event of Default then exists, Borrower will have access to the funds, provided that the Collateral Account shall remain a Controlled Account); provided, however, that either Borrower or the Required Lenders may at any time (including prior to the Initial Borrowing Base Termination Date) direct the Administrative Agent to apply all, but not less than all, of the funds in the Collateral Account to the repayment of the Revolving Credit Loans, and if any Credit Exposure remains as a result of any LC Obligations, pay to the Administrative Agent on behalf of the Revolving Lenders an amount equal to such excess to Cash Collateralize such LC Obligations pursuant to Section 2.09(g).  In the event that the Borrower or the Required Lenders directs the Administrative Agent to repay the Revolving Credit Loans (and Cash Collateralize any remaining LC Obligations) with funds in the Collateral Account (such amount, the “Released Funds”), then from such date until the first Business Days following the earliest to occur of (i) the April 2018 Notice Date, (ii) the Curtailment Determination Notice Date and (iii) the Early Determination Notice Date, notwithstanding the amount of the Aggregate Commitment Amount, the Available Commitment as of such date shall be reduced by the amount of the Released Funds.  Notwithstanding the foregoing, the Lenders hereby direct the Administrative Agent to apply the $40,000,000 amount comprising the Released Funds on the Closing Date to the Revolving Credit Loans of the Lenders on such date without the need to establish the Collateral Account, and the Parent and Borrower hereby acknowledge and agree to such application.

ARTICLE VIII.
NEGATIVE COVENANTS

Until the Security Termination Date:

8.01                        Limitation on Liens.  Each of Parent and Borrower agrees that it shall not, and shall cause its Subsidiaries to not, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)                                 any Lien existing on the Closing Date securing Indebtedness outstanding on such date described on Schedule 8.01(a) of this Agreement; provided that (i) such Lien shall not apply to any other property or asset (other than after-acquired property of the same type securing such Indebtedness) of the Parent, the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations of the Parent, the Borrower or any Subsidiary which it secures on the Closing Date;

(b)                                 any Lien created under any Loan Document;

(c)                                  Liens for taxes, fees, assessments or other governmental charges that are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07 that are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto; and for which adequate reserves have been maintained in accordance with GAAP, and for which the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect;

(d)                                 carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business securing obligations which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)                                  Liens consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f)                                   easements, rights-of-way, restrictions, defects or other exceptions to title and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount, are not incurred to secure Indebtedness, and that do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of such Loan Party’s businesses;

(g)                                  Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by such Loan Party, (ii) such Loan Party maintains (subject to such right of set off) dominion and control over such account(s), and (iii) such deposit account is not intended by such Loan Party to provide cash collateral to the depository institution;

(h)                                 any usual and customary Liens arising under Oil and Gas leases for royalty payments not yet due and payable and reciprocal liens arising under operating agreements for joint interest billings not yet due and payable or that are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, and for which adequate reserves have been maintained in accordance with GAAP;

(i)                                     [Reserved];

(j)                                    Liens on fixed or capital assets (including office equipment, data processing equipment and motor vehicles) acquired, constructed or improved by Parent, Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by Section 8.05(b), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of Parent, Borrower or any other Subsidiaries (other than proceeds and accessions and additions to such property); and

(k)                                 Liens on insurance policies and proceeds thereof securing insurance premium financing permitted under Section 8.05(m) under customary terms and conditions, provided that no such Lien may extend to or cover any property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

provided that (1) Liens described in clauses (c) through (i) and in clause (k) shall remain “Permitted Liens” only for so long as no action to enforce such Lien has been commenced, (2) no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of any Permitted Lien, and (3) except in the case of clauses (b) and (j), the term “Permitted Lien” shall not include any Lien securing Indebtedness.

8.02                        Disposition of Assets.  Each of Parent and Borrower agrees that it shall not, and shall cause its Subsidiaries to not, directly or indirectly enter into any agreement to sell, assign, farm-out, convey, exchange or otherwise transfer (each a “Disposition”) any asset or in the case of any Subsidiary, issue or sell any shares of such Subsidiary’ Equity Interests to any Person except for:

(a)                                 the sale of hydrocarbons in the ordinary course of business; farmouts of undeveloped acreage and assignments in connection with such farmouts;

(b)                                 if no Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing or would result therefrom, the Disposition of Oil and Gas Properties to which no Proved Reserves are attributed;

(c)                                  the Disposition of equipment that is obsolete or no longer necessary for the business of such Loan Party or is replaced by equipment of at least comparable value and use;

(d)                                 the Disposition (including Casualty Events and Asset Swaps) of any Oil and Gas Property or any interest therein or any Equity Interest of any Subsidiary owning Oil and Gas Properties; provided that:

(i)                                     (other than in respect of Casualty Events) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Equity Interest subject of such Disposition (as such value is reasonably determined by Parent or Borrower and certified in a certificate of a Responsible Officer of Parent or Borrower delivered to the Administrative Agent);

(ii)                                  Parent or Borrower shall have provided Administrative Agent notice of such Disposition not less than ten (10) Business Days prior to the consummation thereof (or such shorter period of time as the Administrative Agent may in its sole and absolute discretion agree in writing) to the extent required by Section 7.02(l) (provided that in the case of any Asset Swap in which the Borrower requests that the acquired properties be included in the Borrowing Base, Borrower shall give notice pursuant to Section 2.04(f)(ii));

(iii)                               if such Disposition results in the Combined Disposition/Derivative Threshold being exceeded (which, in the case of any permitted Asset Swap, shall be determined based upon the net negative effect (if any) on the Borrowing Base as described below), the Borrowing Base shall be reduced, effective immediately upon such Disposition, by an amount equal to (x) the Borrowing Base Value assigned to all such Oil and Gas Property by the Administrative Agent and the Required Lenders Disposed during such period (less the Borrowing Base Value of any Oil and Gas Property received in an Asset Swap during such period, if any, up to (but not in excess of) the Borrowing Base Value of the Disposed Oil and Gas Properties), plus (y) in the case of Dispositions after the Initial Borrowing Base Termination Date, the Borrowing Base Value assigned to Derivative Liquidations during such period, and the Borrower shall within two (2) Business Days following the consummation of such Disposition make a prepayment of the amount of such Borrowing Base Deficiency and the net cash proceeds from such Disposition shall be applied within two (2) Business Days following the receipt by the Parent, Borrower and any of their respective Subsidiaries of the net cash proceeds of such Disposition to any Borrowing Base Deficiency;

(iv)                              if such Disposition is of a Subsidiary owning Oil and Gas Properties, such Disposition shall include all the Equity Interests of such Subsidiary;

(v)                                 no Default or Event of Default exists or would result from such Disposition;

(vi)                              except in the case of any Asset Swap permitted herein, prior to the Initial Borrowing Base Termination Date, 100% and otherwise 75%, of the consideration received in respect of such Disposition shall be cash or Cash Equivalents; and

(vii)                           no such Disposition (whether pursuant to one transaction or a series of related transactions) is a Disposition of all or substantially all of the Oil and Gas Properties (whether pursuant to a Disposition of all, but not less than all, of the Equity Interests of any Subsidiary or otherwise);

provided, further, that to the extent that the Parent is notified by the Administrative Agent that a Borrowing Base Deficiency could result from an adjustment to the Borrowing Base resulting from such Disposition, after the consummation of such Disposition(s), the Parent and/or the Borrower shall have received net cash proceeds, or shall have cash on hand, sufficient to eliminate any such potential Borrowing Base Deficiency;

(e)                                  provided no Default, Event of Default or Borrowing Base Deficiency exists or would result therefrom Dispositions of Properties (excluding Oil and Gas Properties and Equity Interests) not otherwise permitted by Section 8.02(a) through (d) having a fair market value not to exceed $5,000,000 in the aggregate during any 12-month period;

(f)                                   Liens permitted by Section 8.01, investments permitted by Section 8.04 and Restricted Payments permitted by Section 8.09;

(g)                                  Dispositions of property from any Loan Party to another Loan Party;

(h)                                 sales or discounts of overdue accounts receivable in the ordinary course of business, in connection with the compromise or collection thereof, and not in connection with any financing transaction; and

(i)                                     the sale or issuance of any Subsidiary’s Equity Interests to the Borrower or any wholly-owned Subsidiary Guarantor;

provided, however, than any Disposition (excluding Casualty Events) pursuant to this Section 8.02 (other than clauses (c) and (g)) shall be for fair market value.  Notwithstanding anything to the contrary herein contained, (i) the Borrower shall use the net cash proceeds, if any, of any Disposition made while a Borrowing Base Deficiency exists to reduce such Borrowing Base Deficiency, and (ii) any Disposition of Properties included in the Borrowing Base or the Equity Interests of any Subsidiary owing Properties included in the Borrowing Base, shall be permitted only by Section 8.02(d).  Neither the Parent, Borrower nor any Subsidiary will discount, sell, pledge or assign any notes payable to it, accounts receivable or future income except for Dispositions permitted by Section 8.02(h).

In the case of any proposed Asset Swap involving the Disposition of Proved Reserves:  (i) the Borrower shall give the Administrative Agent prior written notice pursuant to Section 7.02(l) of the Proved Reserves to be Disposed, (ii) if the Borrower requests that the properties to be received in exchange for the Disposed properties be included in the Borrowing Base, the Borrower shall comply with Section 2.04(f)(ii) and the Revolving Lenders shall establish any net adjustment to be made in the Borrowing Base after giving effect to such Asset Swap; (iii) to the extent the net adjustment in the Borrowing Base results in the Combined Disposition/Derivative Threshold being exceeded, the Borrower shall make any prepayment required by Section 8.02(d)(iii); and (iv) if the Proved Reserves to be Disposed have a PV-9 Value in excess of $30,000,000, the prior written consent of the Required Lenders shall be required.

8.03                        Consolidations and Mergers.

(a)                                 None of Parent, Borrower or any Subsidiary will acquire all or substantially all the assets of any other Person, or merge into or with or consolidate with any other Person or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests of any Subsidiary (in each case, whether now owned or hereafter acquired) or liquidate or dissolve, unless (i) Parent, Borrower or a Guarantor shall be the surviving entity in such merger or consolidation or acquiror in any such disposition (and, in the case of any merger or consolidation including both (x) the Borrower and (y) the Parent or any other Guarantor, the Borrower shall be the surviving entity unless the surviving entity expressly assumes the Borrower’s obligations and such surviving entity is a Person organized under the laws of a U.S. state); (ii) substantially all of the assets of such Person in such merger, consolidation or acquisition shall be related to Borrower’s Principal Business; (iii) after giving effect to such transaction, the Loan Parties comply with Section 8.10; (iv) before and after giving effect to such transaction there is no Default or Event of Default, including under Section 9.01; (v) such Person will become a Guarantor (and grantor or mortgagor, to the extent required) under Section 7.14 and (vi) the Loan Parties comply with Section 8.04(c), (e) or (j), as applicable.

(b)                                 Notwithstanding anything herein to the contrary, (i) any Subsidiary may dispose of its assets or properties to, or issue Equity Interests to, any Loan Party pursuant to Section 8.02 and (ii) any investment permitted by Section 8.04 may be structured as a merger, consolidation or amalgamation.

8.04                        Loans and Investments.  Each of Parent and Borrower agrees that it shall not, and shall cause its Subsidiaries to not, purchase or acquire or make any commitment for any Equity Interest of any Person or investments in direct ownership interests in additional Oil and Gas Properties, related Properties and gas gathering systems, or make any advance, loan or extension of credit or capital contribution, to or any other investment in, any Person, except for:

(a)                                 investments in Cash Equivalents;

(b)                                 accounts or notes receivable arising from the grant of trade credit in the ordinary course of business;

(c)                                  (i) investments among the Loan Parties and (ii) investments made after the Initial Borrowing Base Termination Date by Borrower or any Guarantor in Equity Interests of Persons who, after giving effect to such investment, become wholly-owned Subsidiaries, in each case, so long as before and after giving effect to such investment (1) the Loan Parties comply with Section 8.10, (2) before and after giving effect to such transaction there is no Default or Event of Default, including under Section 9.01 and, (3) such Person will become a Guarantor (and grantor or mortgagor, to the extent required) under Section 7.14;

(d)                                 investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities not constituting Subsidiaries (each a “venture”) entered into by Parent, Borrower or a Subsidiary with others in the ordinary course of business; provided that (i) any such venture is organized under the laws of a jurisdiction in the United States, (ii) any such venture is engaged in a Principal Business and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate, at any time outstanding an amount equal to $2,000,000;

(e)                                  investments in direct ownership interests in additional Oil and Gas Properties, related Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements that are usual and customary in the oil and gas exploration and production business located within the onshore geographic boundaries of the United States of America (and, for avoidance of doubt, excluding any investment in a venture or other Equity Interest investment); provided that prior to the Initial Borrowing Base Termination Date, any such investments in excess of $40,000,000 in the aggregate shall be subject to the limitations on Capital Expenditures set forth in Part II.C of Appendix II;

(f)                                   loans or advances to employees, officers or directors in the ordinary course of business of Parent, Borrower or any Subsidiary, in each case only as permitted by applicable law, but in any event not to exceed $200,000 in the aggregate at any time outstanding;

(g)                                  investments received in settlement of debts arising from investments permitted under this Section 8.04 owing to Parent, Borrower or any Subsidiary received as satisfaction or potential satisfaction of such debts or as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of Parent, Borrower or any Subsidiary;

(h)                                 any investment permitted by Section 8.03;

(i)                                     other investments of a type not otherwise described in this Section 8.04 not to exceed, in the aggregate, at any time outstanding $2,000,000 (valued as of the date of such investment); and

(j)                                    prior to the Initial Borrowing Base Termination Date, Permitted Acquisitions.

8.05                        Limitation on Indebtedness.  Each of Parent and Borrower agrees that it shall not, and shall cause its Subsidiaries to not, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)                                 Indebtedness incurred pursuant to the Loan Documents;

(b)                                 Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (b) shall not exceed $2,500,000 at any time outstanding (and Permitted Refinancing Debt in respect thereof);

(c)                                  Indebtedness associated with any Surety Instrument required by Requirements of Law in connection with the operation of the Oil and Gas Properties;

(d)                                 unsecured intercompany Indebtedness between Parent and Borrower, or between Parent or Borrower and any Subsidiary, or between Subsidiaries, in each case to the extent permitted by Section 8.04(c); provided that such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than Parent, Borrower or one of Parent’s wholly-owned direct or indirect Subsidiaries, and, provided, further, that any such Indebtedness owed by either Borrower or a Guarantor shall be subordinated to the Obligations on terms set forth in the Guaranty;

(e)                                  endorsements of negotiable instruments for collection in the ordinary course of business and Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(f)                                   Guaranty Obligations in respect of Indebtedness of Parent, Borrower or such Subsidiary otherwise permitted hereunder (provided that if the Indebtedness being guaranteed under this Section 8.05(f) is subordinated to the Obligations, such Guaranty Obligations shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness);

(g)                                  current liabilities, taxes and assessments incurred in the ordinary course of business;

(h)                                 Indebtedness of Parent and Borrower set forth in Schedule 8.05(h), and any Permitted Refinancing Debt in respect thereof;

(i)                                     Indebtedness in respect of insurance premium financing for insurance being acquired or maintained by Parent, Borrower or any Subsidiary under customary terms and conditions not to exceed annual premium amounts;

(j)                                    provided no Event of Default or Borrowing Base Deficiency then exists or would result from the incurrence thereof, other unsecured Indebtedness of a type not otherwise described in this Section 8.05 not to exceed $25,000,000 in aggregate principal amount at any one time outstanding;

(k)                                 to the extent constituting Indebtedness, Contingent Obligations permitted by Section 8.08; and

(l)                                     after the Initial Borrowing Base Termination Date, additional unsecured Indebtedness, so long as:

(i)                                     the Borrower shall have complied with Section 7.02(m) hereof;

(ii)                                  on a pro forma basis after giving effect to the incurrence of such Indebtedness:

(A)                               no Default, Event of Default or Borrowing Base Deficiency shall exist before or after giving effect thereto;

(B)                               the ratio of Total Net Indebtedness to EBITDA for the most recently ended period of four fiscal quarters for which the financial statements referred to in Sections 7.01(a) and (b) have been provided shall not exceed 2.75:1.00, in each case, as if such additional Indebtedness had been incurred and outstanding as of the first day of such four fiscal quarter period (and, if applicable, with EBITDA calculated on an annualized basis as provided in Appendix II); and

(C)                               the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate certifying as to the foregoing and setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with item (B) above.

(iii)                               such Indebtedness shall not have a maturity date (or any scheduled amortization payment or any scheduled or mandatory prepayments, redemptions, repayments, or defeasance of principal for any consideration or payment of a sinking fund obligation) prior to the date that is one year after the Stated Maturity Date (other than customary change of control or asset sale tender offer provisions);

(iv)                              upon the incurrence of such unsecured Indebtedness, the Borrowing Base is automatically reduced by an amount equal to 25% of the stated principal amount (without giving effect to any original issue discount) of any such Indebtedness;

(v)                                 the net cash proceeds from the issuance of such Indebtedness are applied within two (2) Business Day following the incurrence of such Indebtedness to any Borrowing Base Deficiency that results from the Borrowing Base being reduced due to the incurrence of such Indebtedness as set forth in Section 2.04(f)(i), and any Permitted Refinancing Debt in respect thereof:

(m)                             Indebtedness of Parent, the Borrower or any Subsidiary consisting of obligations contained in firm transportation or supply agreements or other take/ship or pay contracts, in each case, arising in the ordinary course of business and permitted by Section 8.17; and

(n)                                 obligations (contingent or otherwise) of the Parent, the Borrower or any Subsidiary existing or arising under any Derivative Contract permitted under Section 8.12.

8.06                        Transactions with Affiliates.  Each of Parent and Borrower agrees that it shall not, and shall cause its Subsidiaries to not, enter into any transaction with or make any payment or transfer to any Affiliate of Parent or Borrower, except in the ordinary course of business and upon fair and reasonable terms no less favorable to such Person than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of Parent or Borrower; provided that the foregoing restriction shall not apply to (a) transactions between or among Loan Parties; (b) Restricted Payments permitted by Section 8.09; and (c) any transactions listed on Schedule 8.06.

8.07                        Margin Stock.  Borrower shall not use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock.

8.08                        Contingent Obligations.  Each of Parent and Borrower agrees that it shall not, and shall cause its Subsidiaries to not, create, incur, assume or suffer to exist any Contingent Obligations except:

(a)                                 endorsements for collection or deposit in the ordinary course of business;

(b)                                 obligations under plugging bonds, performance bonds and fidelity bonds issued for the account of such Loan Party’s obligations to indemnify or make whole any surety and similar agreements incurred in the ordinary course of business;

(c)                                  this Agreement and the other Loan Documents, and Derivative Contracts permitted or required pursuant to Section 8.12 with any Acceptable Counterparty; and

(d)                                 obligations under transportation contracts, joint operating agreements, farm-in agreements and other similar agreements typical in the Oil and Gas industry.

8.09                        Restricted Payments.  Each of Parent and Borrower agrees that it shall not, and shall cause its Subsidiaries to not, purchase, redeem, defease, cancel, terminate or otherwise acquire for value any of its Equity Interests and will not return any capital to its equity holders or declare or pay any dividend or distribution, or make any distribution of assets or property to its equity holders, including any sinking fund or similar deposit on account thereof (collectively “Restricted Payments”); except:

(a)                                 Parent may declare and make dividends or distributions with respect to its Equity Interests (excluding Disqualified Equity Interests) payable solely in additional membership interests of its Equity Interests;

(b)                                 in the ordinary course of its business, Parent, the Borrower and any Subsidiary may make Restricted Payments pursuant to and in connection with stock option plans or other benefit plans or arrangements for directors, management, employees or consultants of Parent, the Borrower and its Subsidiaries; and Parent, Borrower and each Subsidiary may repurchase Equity Interests held by an employee, officer or director (or their estates, trusts, family members or former spouses) upon the death, disability, retirement or termination of employment of the applicable employee, officer or director or pursuant to any benefit or employee plan; provided that the aggregate amount of payments under this clause (b) in any fiscal year of the Borrower shall not exceed $1,000,000; provided, further, that any Restricted Payments permitted (but not made) pursuant to this clause (b) in any prior fiscal year may be carried forward to any subsequent fiscal year (subject to an annual cap of no greater than $2,000,000);

(c)                                  any Subsidiary may make Restricted Payments to Parent, Borrower or any Guarantor, and Borrower may make Restricted Payments to Parent; and

(d)                                 Parent may make payments of dividends to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or in connection with any dividend, split or combination thereof.

8.10                        Change in Business.  Each of Parent and Borrower agrees that it shall not, and shall cause its Subsidiaries to not engage in any business or activity other than the Principal Business and any activities reasonably incidental thereto.  The Parent, the Borrower and their respective Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties or businesses not located within the geographical onshore boundaries of the United States of America.  Notwithstanding anything herein to the contrary, in no event shall the Parent, the Borrower or any Subsidiary, create, acquire or own any interest in (i) any Subsidiary organized under the laws of any jurisdiction other than jurisdictions within the United States of America, (ii) any foreign joint venture or (iii) any Subsidiary other than a wholly owned Subsidiary.

8.11                        Prepayment or Redemption of Other Indebtedness.  Parent and Borrower shall not, nor will either permit any of its Subsidiaries to, optionally prepay, redeem, repurchase or defease all or any portion of Indebtedness permitted under Section 8.05(l) (including any Guaranty Obligations in respect thereof), except that Borrower may prepay any such Indebtedness:

(a)                                 with the proceeds of any substantially concurrent issuance (other than to a Subsidiary) of Equity Interests of Parent (other than Disqualified Equity Interests);

(b)                                 with the proceeds of Permitted Refinancing Debt incurred to refinance such Indebtedness; and

(c)                                  by converting such Indebtedness into Equity Interests of Parent (other than Disqualified Equity Interests);

provided that, after giving pro forma effect to such prepayment, redemption, repurchase or defeasance and any concurrent incurrence of Indebtedness with respect thereto, the Parent shall be in compliance with Section 9.01, and no Default or Event of Default or Borrowing Base Deficiency exists or would result therefrom (and the Borrower shall deliver to the Administrative Agent an Officer’s Certificate certifying as to the foregoing and setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the foregoing).

8.12                        Derivative Transactions.  Each of Parent and Borrower shall not and shall not permit any Subsidiaries to enter into any Derivative Transactions except:

(a)                                 Derivative Transactions entered into with the purpose and effect of hedging prices on Oil and Gas that is expected to be produced from the Oil and Gas Properties of the Parent, Borrower or their respective Subsidiaries provided that:

(i)                                     no such Derivative Transaction shall limit or reduce such market price risk during any period that is more than forty-eight (48) months after the date on which the Parent, the Borrower or such Subsidiary entered into such Derivative Transaction;

(ii)                                  the notional volumes of such Derivative Transactions for Oil, when aggregated with all Derivative Transactions for Oil permitted under this Section 8.12(a)

then in effect (other than (i) put option contracts that are not related to corresponding calls, collars or swaps, and (ii) basis differential swaps on volumes already hedged pursuant to other Derivative Transactions), do not exceed for each month following the execution of such Derivative Transactions the Maximum Hedging Percentage;

(iii)                               the notional volumes of such Derivative Transactions for Gas, when aggregated with all Derivative Transactions for Gas permitted under this Section 8.12(a) then in effect (other than (i) put option contracts that are not related to corresponding calls, collars or swaps, and (ii) basis differential swaps on volumes already hedged pursuant to other Derivative Transactions), do not exceed, for each month following the execution of such Derivative Transactions the Maximum Hedging Percentage;

(iv)                              the notional volumes of such Derivative Transactions for Natural Gas Liquids (“NGLs”), when aggregated with all Derivative Transactions for NGLs permitted under this Section 8.12(a) then in effect (other than (i) put option contracts that are not related to corresponding calls, collars or swaps, and (ii) basis differential swaps on volumes already hedged pursuant to other Derivative Transactions), do not exceed, for each month following the execution of such Derivative Transactions the Maximum Hedging Percentage;

(v)                                 in no event shall any Derivative Contract contain any requirement, agreement or covenant for the Parent, the Borrower or any respective Subsidiary thereof to post collateral, credit support (including a letter of credit) or margin to secure their obligations under such Derivative Contract or to cover market exposures, provided that this sentence shall not (i) prevent an Acceptable Counterparty that is a Revolving Lender or an Affiliate of a Revolving Lender (or that was a Revolving Lender or an Affiliate of a Revolving Lender at the time that it entered into such Derivative Contract) from requiring the obligations under its Derivative Contract with any Loan Party to be secured by the Liens granted to the Administrative Agent under the Security Documents pursuant to such Security Documents, or (ii) prohibit any Loan Party from being party to any Derivative Contract with an Acceptable Counterparty that contains a requirement, agreement or covenant for any Person other than a Loan Party to post collateral, credit support (including a letter of credit) or margin to secure such Loan Party’s obligations under such Derivative Contract or to cover market exposures; and

(vi)                              each such contract shall be with an Acceptable Counterparty.

(b)                                 Derivative Transactions with an Acceptable Counterparty entered into to hedge or manage the interest rate exposure on a principal amount of Indebtedness of Parent, Borrower or any Subsidiary not to exceed 100% of the then outstanding Loan principal amount and not for speculative purposes and no such contract with a counterparty other than a Lender Derivative Party requires Parent, Borrower or any Subsidiary to put up assets, letters of credit, or any other security against the event of its nonperformance prior to actual default by Parent, Borrower or such Subsidiary in performing obligations thereunder, provided that this sentence shall not (i) prevent an Acceptable Counterparty that is a Revolving Lender or an Affiliate of a Revolving Lender (or that was a Revolving Lender or an Affiliate of a Revolving Lender at the

time that it entered into such Derivative Contract) from requiring the obligations under its Derivative Transaction with any Loan Party to be secured by the Liens granted to the Administrative Agent under the Security Documents pursuant to such Security Documents or (ii) prohibit any Loan Party from being party to any Derivative Transaction with an Acceptable Counterparty that contains a requirement, agreement or covenant for any Person other than a Loan Party to post collateral, credit support (including a letter of credit) or margin to secure such Loan Party’s obligations under such Derivative Contract to cover market exposure.

(c)                                  For avoidance of doubt, in the event the Parent, the Borrower or any respective Subsidiary thereof enters into a Derivative Transactions with any of the Lenders or any Affiliate of the Lenders, the Contingent Obligation evidenced under such Derivative Transactions shall not be applied against such Lender’s Commitment nor against the Credit Exposure.  Any obligations to any Lender Derivative Party incurred under any Derivative Transactions shall be treated as an Obligation pari passu and secured pro rata under the Security Documents with all Obligations otherwise incurred hereunder or under the other Loan Documents and the Parent and the Borrower covenants and agrees that payment on each and all of such Derivative Transactions shall be secured by liens on the Collateral under the Security Documents.

(d)                                 If a Derivative Liquidation occurs and results in the Combined Disposition/Derivative Threshold being exceeded, then (i) the Borrower shall provide notice thereof to Administrative Agent pursuant to Section 7.02(n), and (ii) concurrently with such notice the Required Lenders shall have the right to adjust the Borrowing Base in an amount equal to (x) the Borrowing Base Value of the Derivative Liquidations during such period, plus (y) the Borrowing Base Value assigned to the disposition of such Oil and Gas Property included in the Combined Disposition/Derivative Threshold.  Until such time as the Borrowing Base is redetermined or Administrative Agent advises Borrower that the Borrowing Base will not be modified, Borrower shall retain funds in an amount equal to the proceeds, if any, attributable to the Derivative Liquidation of such Derivative Transaction.  In the event that the Borrowing Base is redetermined causing the Credit Exposure to exceed the redetermined Borrowing Base; Borrower shall within two (2) Business Day of notice of such deficiency make a prepayment of the deficiency amount.

(e)                                  If, after the end of any calendar month, the Borrower determines that the aggregate volume of all commodity hedging transactions for which settlement payments were calculated in such calendar month exceeded 100% of actual production of crude oil and natural gas, calculated separately, in such calendar month, then the Parent or the Borrower shall within five (5) Business Days of such determinations terminate, create off-setting positions, allocate volumes to other production for which the Parent, the Borrower or any Subsidiaries is marketing, or otherwise unwind existing Derivative Contracts such that, at such time, future hedging volumes will not exceed 100% of reasonably anticipated projected production for the then-current and any succeeding calendar months.

For purposes of this Section 8.12, forecasts of projected production shall equal the projections for “proved developed producing reserves” of each of crude oil and natural gas as set out in the most recent Reserve Report delivered to the Administrative Agent as internally revised in good faith to account for any increase or reductions therein anticipated based on information obtained by the Parent and the Borrower subsequent to the publication of such Reserve Report, including the Parent and  the Borrower’s internal forecasts of production decline rates for existing wells and additions to or deletions from anticipated future production from new wells and acquisitions coming on stream or failing to come on stream and dispositions of Oil and Gas Properties.

8.13                        Sales and Leasebacks.  Neither Parent nor Borrower nor any Subsidiary will enter into any arrangement, directly or indirectly, with any Person whereby Parent, Borrower or any Subsidiary shall sell or transfer any of its property, whether now owned or hereafter acquired, and whereby Parent, Borrower or any Subsidiary shall then or thereafter rent or lease as lessee such property or any part thereof or other property which Parent, Borrower or any Subsidiary intends to use for substantially the same purpose or purposes as the property sold or transferred.

8.14                        Limitations on Leases.  Neither Parent nor Borrower nor any Subsidiary will create, incur, assume or permit to exist any obligation for the payment of rent or hire of property of any kind whatsoever (real or personal, but excluding Capital Leases, leases of Hydrocarbon Interests, and other leases of oil and gas field equipment entered into in the ordinary course of business), under leases or lease agreements which would cause the aggregate amount of all payments made by Parent, Borrower and the Subsidiaries pursuant to all such lease or lease agreements to exceed $2,000,000 in any period of twelve (12) consecutive calendar months during the life of such leases.

8.15                        Subsidiaries.  Each of Parent and Borrower shall not, and shall not permit any Subsidiary to, create any additional Subsidiaries unless (i) Parent or Borrower gives Administrative Agent at least five (5) Business Days prior written notice thereof, pursuant to Section 7.03(d), (ii) such Subsidiary becomes a Guarantor and complies with Section 7.14 and (iii) any Investment in such Subsidiary is permitted by Section 8.04.

8.16                        Restrictive Agreements.  Neither Parent nor Borrower nor any Subsidiary will create, incur, assume or permit to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its property in favor of Administrative Agent or restricts any Subsidiary from paying dividends to Borrower or Parent or restricts Parent from making any capital contribution to Borrower, or which requires the consent of or notice to other Persons in connection therewith, or to make or repay loans or advances to the Parent, the Borrower or any respective Subsidiary thereof or to guarantee Indebtedness of the Parent, the Borrower or any other respective Subsidiary thereof or transfer any of its properties to any Loan Party or the ability of any Loan Party to amend or otherwise modify this Agreement or any other Loan Document, other than: (a) this Agreement and the Security Documents; (b) instruments creating or governing Capital Lease Obligations, purchase money obligations or other secured Indebtedness permitted by this Agreement, but then only on the asset subject of such Capital Lease, purchase money obligation or Indebtedness; and (c) customary non-assignment provisions or restrictions in easements, leases and other contracts, in each case entered into in the ordinary course of business, to the extent such provisions restrict the transfer or assignment thereof.

8.17                        Take-or-Pay or Other Prepayments.  Except as otherwise set forth on Schedule 6.12, no Loan Party will permit to exist any gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of any Loan Party that would require such Loan Party to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefore to exceed two percent (2%) of the annual production of Oil and Gas produced from such Oil and Gas Properties which would require any Loan Party to deliver Hydrocarbons produced from such Oil and Gas Properties from the most recent calendar year, each on an Mcf equivalent basis, in the aggregate, listed in the most recently delivered Reserve Report, in each case, other than transportation and cost savings arrangements.

8.18                        Sanctions and Anti-Corruption Laws. Each of Parent and Borrower will not, and will not permit any of its Subsidiaries to, request any Loan or Letter of Credit or use the proceeds of any Loan or Letter of Credit (a) to fund, finance or facilitate any activities of or business with any Sanctioned Person or in any Sanctioned Country, (b) that will result in a violation by any Person party to this Agreement of Sanctions or (c) that would in any manner violate any Anti- Corruption Laws.

8.19                        Curtailment Covenant.  Each of Parent and Borrower will not, and will not permit any of its Subsidiaries to, suffer to exist a Negative Effect upon the hydrocarbon production volumes of the Loan Parties.  In the event this Section 8.19 is breached (i) prior to the occurrence of any event of the types described in clauses (b) through (d) of the definition the Initial Borrowing Base Termination Date, the Administrative Agent and the Required Lenders shall promptly redetermine the Borrowing Base pursuant to Section 2.04(f)(iii), or (ii) after the occurrence of the Initial Borrowing Base Termination Date as a result of the occurrence of any event of the types described in clauses (b) through (d) of the definition thereof, Borrower shall provide prompt written notice thereof to the Administrative Agent and the Administrative Agent shall reserve all rights to request a Special Borrowing Base Determination pursuant to Section 2.04(e).

8.20                        Marketing Activities.  The Parent or the Borrower will not, and will not permit any of their respective Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Parent or the Borrower and their respective Subsidiaries that the Parent or the Borrower or one of their respective Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) which have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

8.21                        Amendments to Organizational Documents.  Each of the Parent and Borrower shall not, and shall not permit any of its respective Subsidiaries to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its organizational documents in any respect that could reasonably be expected to be materially adverse to the interests of the Administrative Agent or the Lenders without the consent of the Administrative Agent.

8.22                        Changes in Fiscal Periods.  Each of the Parent and the Borrower shall not, and shall not permit any of its respective Subsidiaries to have its fiscal year end on a date other than December 31 or change its method of determining fiscal quarters without the consent of the Administrative Agent.

ARTICLE IX.
FINANCIAL COVENANTS

Until the Security Termination Date:

9.01                        Financial Covenants.  Each of Parent and Borrower shall maintain and comply with such financial covenants as required under Appendix II.

ARTICLE X.
EVENTS OF DEFAULT

10.01                 Event of Default.  Any of the following shall constitute an “Event of Default”:

(a)                                 Non-Payment.  Any Loan Party fails to pay, when and as required to be paid herein, any amount of principal or interest of any Loan or any amount of principal under any Matured LC Obligation, or fails to pay within five (5) Business Days of when due any fee or other amount payable hereunder or under any other Loan Document; or

(b)                                 Representation or Warranty.  Any representation or warranty by any Loan Party made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any Loan Party or any Responsible Officer thereof, furnished at any time under this Agreement or in or under any other Loan Document, is incorrect in any material respect (or, in the case of representations and warranties already qualified by materiality or Material Adverse Effect, incorrect in any respect) on or as of the date made or deemed made; or

(c)                                  Specific Defaults.  Any Loan Party fails to perform, observe or comply with any term, covenant or agreement applicable to such Loan Party, contained in any of Sections 7.03(a), 7.04, (as to existence), 7.11, 7.15, 7.18, Article VIII (other than 8.19) or Article IX; or

(d)                                 Cross-Default.  Any Loan Party (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness having an aggregate outstanding principal amount of more than the Threshold Amount and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform, observe or comply with any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity; or (iii) any counterparty invokes an early termination as the result of a default or event of default under any Derivative Contract with Parent, Borrower or any Subsidiary and the net liabilities of Parent, Borrower or such Subsidiary thereunder exceed the Threshold Amount; or

(e)                                  Other Defaults.  Any Loan Party fails to perform, observe or comply with any other term or covenant applicable to such Loan Party contained in this Agreement (other than Section 8.19) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date upon which a Responsible Officer of any Loan Party knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to Borrower by Administrative Agent; or

(f)                                   Insolvency; Voluntary Proceedings.  Any Loan Party (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing; or

(g)                                  Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against any Loan Party or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against all or a substantial part of any Loan Party’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Loan Party admits the material allegations of a petition against it or any of its Subsidiaries in any Insolvency Proceeding, or an order for relief is ordered in any Insolvency Proceeding; or (iii) any Loan Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(h)                                 Judgments.  One or more judgments, orders, decrees or arbitration awards is entered against any Loan Party involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions in excess of the Threshold Amount, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; or

(i)                                     Change of Control.  There occurs a Change of Control, or

(j)                                    Invalidity of Loan Documents.  The Loan Documents, or any of them, after delivery thereof, shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms, or, with respect to the Security Documents, cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby except (in the case of Collateral other than Equity Interest or cash) if such Collateral has a book value (or in the case of Oil and Gas Properties a PV-9 Value) not in excess of 1% of the then effective

Borrowing Base, except to the extent permitted by the terms of this Agreement or any Loan Document, or

(k)                                 ERISA Events.  An ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

10.02                 Remedies.  If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may with the consent of, the Majority Lenders:

(a)                                 declare the Commitments to be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans and all interest and other amounts to be due and payable; and

(c)                                  exercise all rights and remedies available to it under the Loan Documents or applicable law and without presentment, demand, protest, notice of intention to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties; provided, however, that upon the occurrence of any event specified in Section 10.01(f) or (g) with respect to Parent or Borrower, the obligation of the Lenders to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Administrative Agent or any Lenders.

10.03                 Set-off.  In addition to any rights and remedies of Administrative Agent, Issuing Lender or any Lender provided by law, if an Event of Default exists, each of the Administrative Agent, each Issuing Lender and each Lender, and each of their respective Affiliates, is authorized, and may instruct Administrative Agent to, at any time and from time to time, without prior notice to any Loan Party, any such notice being waived by each Loan Party to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations (of whatsoever kind, including, without limitation, Derivative Obligations) at any time owing by, any Issuing Lender or Lender, or any Affiliate thereof, to or for the credit or the account of any Loan Party against any and all Loan Obligations owing to such Issuing Lender or Lender, or any Affiliate thereof, now or hereafter existing, irrespective of whether the Administrative Agent, such Issuing Lender, such Lender or such Affiliate shall have made demand under this Agreement or any Loan Document and although such Loan Obligations may be contingent or unmatured.  Upon the occurrence and during the continuance of any Event of Default, Administrative Agent, any Issuing Lender, any Lender or any Affiliate of any of them is hereby authorized to foreclose upon, offset, appropriate, and apply, at any time and from time to time, without notice to any Loan Party, any and all items hereinabove referred to against the Loan Obligations then due and payable; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14(a)(ii) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, each Issuing Lender, each Lender (and any Affiliate thereof), and (y) the Defaulting Lender shall provide promptly to the Administrative

Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each of the Administrative Agent, any Issuing Lender, any Lender (for itself or for its respective Affiliate, if applicable) agrees promptly to notify Borrower after any such set-off and application made by such Person; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  Notwithstanding anything herein to the contrary, there shall be no right of set-off with respect to amounts held in revenue accounts established by any Loan Party attributable to third party working interest or royalty interest owners.

10.04                 Payments Set Aside.  To the extent that any Loan Party makes a payment to Administrative Agent for the benefit of the Lenders or to any Lender, or Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lenders in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

10.05                 Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

10.06                 Application of Proceeds.  After the exercise of any of the remedies provided for in Section 10.02 (or after the Commitments have automatically terminated and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Loan Obligations accrued hereunder, have automatically become due and payable and the LC Loan Obligations have automatically been required to be Cash Collateralized under Section 2.09(g)), and notwithstanding anything contained herein or in any of the Loan Documents to the contrary (including the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Obligations granted on the Collateral or the existence of any intervening third party liens) and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, any applicable real estate laws, or any other applicable law or the Loan Documents or any defect or deficiencies in the Liens securing the Obligations or any other circumstance whatsoever (including, without limitation, the existence of any intervening third party liens), all proceeds received by the Administrative Agent or any Lender shall be applied:

(i)                                     FIRST, to the reimbursable expenses of Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(ii)                                  SECOND, to the fees and other reimbursable expenses of Administrative Agent, Swing Line Lender and each Issuing Lender then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(iii)                               THIRD, to all reimbursable expenses, if any, of the Revolving Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(iv)                              FOURTH, to the fees and interest then due and payable to Revolving Lenders under the terms of this Agreement, until the same shall have been paid in full;

(v)                                 FIFTH, to the aggregate outstanding principal amount of the Revolving Credit Loans, the LC Obligations, the Cash Management Obligations and any other Derivative Obligations due and owing in respect of Derivative Contracts, until the same shall have been paid in full, allocated pro rata among the holders of such Obligations based on their respective pro rata shares of the aggregate amount of such Revolving Credit Loans, the LC Obligations, the Cash Management Obligations and any other Derivative Obligations;

(vi)                              SIXTH, to the Administrative Agent for (A) the payment in full of all outstanding and non-contingent Obligations in accordance with the terms of this Agreement, it being understood that obligations in respect to Derivative Contracts that have been terminated are outstanding, and (B) additional Cash Collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all Cash Collateral held by Administrative Agent pursuant to this Agreement is at least 105% of the LC Obligations after giving effect to the foregoing clause SIXTH;

(vii)                           SEVENTH, to the holders of junior Liens on the Collateral; and

(viii)                        EIGHTH, thereafter to the Borrower and the other Loan Parties or their successors or assigns or as a court of competent jurisdiction may direct.

Notwithstanding the foregoing, Cash Management Obligations and Obligations in respect of Derivative Contracts shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with such supporting documentation as Administrative Agent may request, from the Cash Management Bank or the Lender Derivative Party, as the case may be.  Each Cash Management Bank of Lender Derivative Party that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Article XI hereof for itself and its Affiliates as if a “Lender” party hereto.

The application of proceeds and payment priorities set forth in this Section 10.06 shall be deemed to constitute a subordination agreement within the scope and meaning of Section 510(a) of the Bankruptcy Code.  Without limiting the generality of the foregoing, cash payments or distributions with respect to, or otherwise on account of, any portion of the Obligations made in any insolvency or liquidation proceeding (whether or not denominated as post-petition interest payments, adequate protection payments, distributions under any subsequent plan of reorganization, or otherwise, and whether or not such payments or distributions are otherwise authorized pursuant to the other provisions of this Agreement) shall be turned over (if not otherwise distributed directly) to the Administrative Agent and shall be distributed and applied pursuant to the priorities set forth in this Section 10.06.

Notwithstanding the foregoing, amounts received from the Borrower or any other Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder shall not be applied to any Excluded Derivative Obligations; provided, however, that appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation of the proceeds of Collateral otherwise set forth above in this Section.

ARTICLE XI.
ADMINISTRATIVE AGENT

11.01                 Appointment and Authorization.

(a)                                 Each Revolving Lender irrevocably appoints SunTrust Bank as Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto.  Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by Administrative Agent.  Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions set forth in this Article XI shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(b)                                 Each Issuing Lender shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as Administrative Agent may agree at the request of the Required Lenders to act for such Issuing Lender with respect thereto; provided that each Issuing Lender shall have all the benefits and immunities (i) provided to Administrative Agent in this Article XI with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article XI included such Issuing Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such Issuing Lender.

11.02                 Certain Rights of Administrative Agent.  If Administrative Agent shall request instructions from the Required Lenders or the Majority Lenders, as the case may be, with respect to any action or actions (including the failure to act) in connection with this Agreement, Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and Administrative Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of

Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders or the Majority Lenders, as the case may be, where required by the terms of this Agreement.

11.03                 Liability of Administrative Agent.  Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, (a) Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that Administrative Agent is required to exercise in writing by the Required Lenders or the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.01), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent, Borrower or any of their respective Subsidiaries that is communicated to or obtained by Administrative Agent or any of its Affiliates in any capacity.  Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders or the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.01) or in the absence of its own gross negligence or willful misconduct.  Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care.  Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to Administrative Agent by Borrower or any Lender, and Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.  Administrative Agent may consult with legal counsel (including counsel for Borrower) concerning all matters pertaining to such duties.

11.04                 Reliance by Administrative Agent.

(a)                                 Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person.  Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon.  Administrative Agent may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

(b)                                 For purposes of determining compliance with the conditions specified in Article V, each Revolving Lender that has made available to Administrative Agent its Pro Rata Share of the initial Loan or subsequent Loan, as the case may be, shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by Administrative Agent to such Revolving Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Revolving Lender as a condition precedent to such initial Loan or subsequent Loan, as applicable.

11.05                 Withholding Tax.  To the extent required by any applicable law, Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the IRS or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify Administrative Agent (to the extent that Administrative Agent has not already been reimbursed by Parent or Borrower and without limiting the obligation of Parent and Borrower to do so pursuant to Section 12.04 or Section 12.05, as applicable) fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including penalties and interest, together with all reasonable out-of-pocket expenses incurred, including reasonable out-of-pocket legal expenses.

11.06                 Credit Decisions.  Each of the Lenders, the Swing Line Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon Administrative Agent, any Issuing Lender or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each of the Lenders, the Swing Line Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon Administrative Agent, any Issuing Lender or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

11.07                 INDEMNIFICATION.  Whether or not the transactions contemplated hereby are consummated, the Lenders and any Affiliates of the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Loan Parties and without limiting the obligation of the Loan Parties to do so pursuant to Section 12.04 or Section 12.05, as applicable), pro rata according to each respective Lender’s Pro Rata Share, each Agent-Related Person from and against any and all Indemnified Liabilities INCLUDING SUCH INDEMNIFIED LIABILITIES AS MAY ARISE OR BE CAUSED BY THE NEGLIGENCE, SOLE, JOINT, CONCURRENT, COMPARATIVE OR OTHERWISE OF SUCH AGENT-RELATED PERSONS; provided, however, that no Lender shall be liable for the payment to any Agent-Related Persons of any portion of such Indemnified Liabilities to the extent the same arise from (a) the gross negligence or willful misconduct of any Agent-Related Person as determined by a final judgment of a court of competent jurisdiction or (b) a claim or action asserted by one or more other Agent-Related Persons.  Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of the Loan Parties.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Administrative Agent.

11.08                 Administrative Agent in Individual Capacity.  The bank serving as Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not Administrative Agent; and the terms “Lenders”, “Required Lenders”, “Majority Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity.  The bank acting as Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with Borrower or any Subsidiary or Affiliate of Borrower as if it were not Administrative Agent hereunder.  The Lenders acknowledge that, pursuant to such activities, Administrative Agent or its Affiliates may receive information regarding the Loan Parties (including information that may be subject to confidentiality obligations in favor of the Loan Parties) and acknowledge that the Agent-Related Persons shall be under no obligation to provide such information to them.

11.09                 Successor Administrative Agent.

(a)                                 Administrative Agent may resign by giving no less than 30 days’ prior notice thereof to the Lenders and Borrower.  Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by Borrower provided that no Default or Event of Default shall exist at such time.  If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States of America or of any State thereof having a commercial capital surplus of at least $500,000,000.

(b)                                 Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative

Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Majority Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Majority Lenders appoint a successor Administrative Agent as provided above.  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as Administrative Agent.

(c)                                  In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Event of Default has arisen from a failure of Borrower to comply with Section 2.14(a)(v), then any Issuing Lender and the Swing Line Lender may, upon prior written notice to Borrower and Administrative Agent, resign as Issuing Lender or as Swing Line Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).

11.10                 Authority of Administrative Agent to Release Collateral and Liens.  Each Revolving Lender (on behalf of itself in its capacity as a Lender and on behalf of itself and its Affiliates that may be Cash Management Banks and/or Lender Derivative Parties from time to time) and each Issuing Lender hereby authorizes Administrative Agent to (a) release any Lien on any Collateral granted to or held by Administrative Agent (i) upon the Security Termination Date, (ii) that is permitted to be sold or otherwise disposed of or released pursuant to the terms of the Loan Documents, and (iii) subject to Section 12.01, if approved, authorized or ratified in writing by the Majority Lenders, (b) subordinate any Lien on any Collateral to the holder of any Lien on such property that is permitted by Section 8.01(j), and (c) release any Guarantor from its obligations under its Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents, and each Lender (on behalf of itself in its capacity as a Lender and on behalf of itself and its Affiliates that may be Cash Management Banks and/or Lender Derivative Parties from time to time) and the Issuing Lender hereby authorizes Administrative Agent to execute and deliver to Borrower, at Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by Borrower in connection with any of the foregoing.

11.11                 Posting of Approved Electronic Communications.

(a)                                 Each of Parent and Borrower hereby agrees, unless directed otherwise by Administrative Agent or unless the electronic mail address referred to below has not been provided by Administrative Agent to Parent or Borrower, that it will, or will cause its Subsidiaries to, provide to Administrative Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent or the Lenders pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (all such communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to Administrative Agent to an electronic mail address as directed by Administrative Agent.

(b)                                 Borrower further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(c)                                  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE INDEMNIFIED PERSONS (AS DEFINED IN SECTION 12.05) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNIFIED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE INDEMNIFIED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNIFIED PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED PERSON’S BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (DETERMINED BY A COURT HAVING COMPETENT JURISDICTION BY A FINAL JUDGMENT NOT SUBJECT TO FURTHER APPEAL).

(d)                                 Administrative Agent agrees that the confirmed receipt of the Communications by Administrative Agent at its e-mail address set forth above, during its normal business hours, shall constitute effective delivery of the Communications to Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(e)                                  Nothing herein shall prejudice the right of Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

11.12      Filing of Proof of Claims.

(a)           In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or any other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Loan Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank and Administrative Agent under Section 12.04 or 12.05) allowed in such judicial proceeding; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b)           Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to Administrative Agent and, if Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 12.04 or 12.05.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XII.
MISCELLANEOUS

12.01      Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by Administrative Agent at the written request of the Majority Lenders) and the Loan Parties party to such Loan Document and acknowledged by Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, modification, termination or consent shall do any of the following:

(a)           increase or extend the Commitment of any Revolving Lender (or reinstate any Commitment terminated pursuant to Section 10.02), or increase the maximum amount of Letters of Credit, without the consent of each Revolving Lender affected thereby;

(b)           postpone the final maturity of any Revolving Loan, or postpone or delay any date fixed by this Agreement or any Loan Document for the payment of principal, interest, fees or other amounts due to the Revolving Lenders (or any of them) hereunder or under any other Loan Document, in each case without the consent of each Revolving Lender adversely affected thereby; provided that a Scheduled Borrowing Base Determination may be postponed by the Required Lenders; provided further that it is understood that any waiver (or amendment or modification that would have the effect of a waiver) of the right of the Required Lenders to adjust (through a reduction of) the Borrowing Base or the amount of such adjustment in the form of a reduction to the Borrowing Base pursuant to Section 2.04(f) in connection with the occurrence of a relevant event giving rise to such right shall require the consent of the Required Lenders;

(c)           reduce the principal of, or the rate of interest specified herein on any Revolving Loan or any fees or other amounts payable hereunder or under any other Loan Document (other than as a result of waiving the applicability of any post-default increases in interest rates) without the consent of each Revolving Lender adversely affected thereby;

(d)           change (i) the definition of Required Lenders, Majority Lenders or the definition of Pro Rata Share without the consent of each Revolving Lender, or (ii) change, in any manner, any other specified percentage of the Lenders required to take any other action under this Agreement without the consent of each Lender;

(e)           amend this Section 12.01 or any provision of this Agreement that by its terms, expressly requires the approval or concurrence of each Lender or each Lender affected thereby, in each case without the consent of each Lender or each such Lender, respectively;

(f)            release all, or substantially all, of the Collateral or release all, or substantially all, of the Guarantors from their obligations under their respective Guaranties, in each case without the consent of each Revolving Lender (except, in any such case, to the extent such action is permitted to be taken by Administrative Agent pursuant to Section 11.10);

(g)           increase the Borrowing Base pursuant to Section 2.04 or by amending the definition of Borrowing Base, or extend the Initial Borrowing Base Termination Date, without the consent of each Revolving Lender, or maintain or decrease the Borrowing Base pursuant to Section 2.04 or by amending the definition of Borrowing Base, without the consent of Revolving Lenders constituting Required Lenders; or

(h)           change Sections 2.11 or 10.06, or the definitions of “Cash Management Bank”, “Cash Management Agreement”, “Lender Derivative Party” or “Obligations” in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Revolving Lender adversely affected thereby.

In addition, it is further provided that (i) any amendment, modification, termination or waiver of any of the provisions contained in Section 5.01 shall be effective only if evidenced by a writing signed by or on behalf of all of the Revolving Lenders, (ii) no amendment, waiver or consent shall, unless in writing and signed by each applicable Issuing Lender affect the rights or duties of any Issuing Lender under this Agreement or any LC Related Document, (iii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent or Swing Line Lender affect the rights or duties of Administrative Agent or Swing Line Lender under this Agreement or any other Loan Document, and (iv) the Fee Letter may be amended or modified or the provisions thereof waived by the parties thereto.

Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders, all Revolving Lenders, or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, and the principal amount of any Loan of any Defaulting Lender may not be reduced or final maturity extended, without the consent of such Lender (it being understood, for avoidance of doubt, that no Defaulting Lender shall have any right to approve or disapprove any increase, decrease or reaffirmation of the Borrowing Base) and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender, and (ii) the Administrative Agent may with the consent of the Borrower amend, modify or supplement the Loan Documents to effectuate an increase to the Borrowing Base where such Defaulting Lender does not consent to an increase to its Commitment, including not increasing the Borrowing Base by the portion thereof applicable to the Defaulting Lender.

12.02      Notices.

(a)           Subject to the limitations set forth in Section 12.02(d) below, Borrower is authorized to receive on behalf of all Loan Parties all notices to any Loan Party from Administrative Agent or any Lender at the address, facsimile number and electronic mail address for Borrower set out on Appendix I; and all notices to Administrative Agent or any Lender shall be sent to Administrative Agent or such Lender, as the case may be, at Administrative Agent’s or such Lender’s respective address, facsimile number and electronic mail address set forth on Appendix I or, in the case of any Lender that becomes a party to this Agreement after the date hereof, as set forth in such Lender’s Administrative Questionnaire.

(b)           All notices, requests, consents and other communications required or permitted hereunder or under any other Loan Document shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, or (subject to Section 12.02(d) below) transmitted by electronic mail, to the address, facsimile number, or electronic mail address specified for notices; or, as directed to Borrower, the Lenders or Administrative Agent, to such other address as shall be designated by such Person in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to Borrower, the Lenders and Administrative Agent.

(c)           All such notices, requests, consents and other communications shall be deemed to be given or made, and shall be effective, upon the earlier to occur of (i) actual receipt by the intended recipient or (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient or an authorized representative of such recipient (or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery); (B) if delivered by certified mail, the third Business Day after the date on which such certified mail, postage prepaid was deposited in the U.S. mail; (C) if delivered by facsimile, when transmitted in legible form by facsimile machine (or, if transmitted on a day that is not a Business Day, on the next succeeding Business Day); and (D) if delivered by electronic mail or via internet or intranet websites (which form of delivery is subject to the provisions of Section 12.02(d) below), when delivered (or, if delivered on a day that is not a Business Day, on the next succeeding Business Day); provided, however, that notice and other communications to Administrative Agent or any Lender pursuant to Article II or Article X shall not be effective until actually received by Administrative Agent or such Lender.

(d)           Electronic communications shall be subject to Section 11.11.

(e)           Any agreement of Administrative Agent and the Lenders herein to receive certain notices by telephone, electronic mail, or facsimile is solely for the convenience and at the request of the Loan Parties.  Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by such Loan Party to give such notice and Administrative Agent and the Lenders shall not have any liability to Borrower or other Loan Party on account of any action taken or not taken by Administrative Agent or any Lender in reliance upon such telephonic or facsimile notice.  The obligation of Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by Administrative Agent and the Lenders to be contained in the telephonic or facsimile notice.

12.03      No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

12.04      Costs and Expenses.  Parent and Borrower shall, jointly and severally:

(a)           whether or not the transactions contemplated hereby are consummated, pay or reimburse Administrative Agent within five (5) Business Days after demand (or on the Closing Date if sooner) for all reasonable costs and expenses incurred by Administrative Agent in connection with the development, preparation, negotiation, execution, delivery and administration (both before and after the Closing Date and including advice of counsel to the Administrative Agent as to the rights and agreements of Administrative Agent, each Issuing Lender, the Swing Line Lender or any Lender) of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel to the Administrative

Agent (which, as of the Closing Date, is Mayer Brown LLP) and one counsel in each appropriate local jurisdiction;

(b)           pay or reimburse Administrative Agent and each Lender within five (5) Business Days after demand for all costs and expenses (including attorney costs) incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

12.05      INDEMNITY.  Whether or not the transactions contemplated hereby are consummated, Parent and Borrower, jointly and severally, hereby indemnify and hold Administrative Agent, the Agent-Related Persons, each Issuing Lender, Swing Line Lender, each Lender, and each of their respective Related Parties (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including attorneys’ fees and expenses) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, and the termination, resignation or replacement of Administrative Agent or the replacement of any Lender), be imposed on, incurred by or asserted against any Indemnified Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any Indemnified Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARISE OUT OF OR AS A RESULT OF ANY INDEMNIFIED PERSON’S NEGLIGENCE IN WHOLE OR IN PART, INCLUDING, WITHOUT LIMITATION, THOSE CLAIMS WHICH RESULT FROM THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PERSON, OR ANY ONE OR MORE OF THEM; provided, that no Loan Party shall have any obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent that (i) a court having competent jurisdiction shall have determined by a final judgment (not subject to further appeal) that any loss for which indemnification is sought resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person (or that of its Affiliates, partners, directors, officers, employees, agents, counsel, attorneys-in-fact or advisors, in each case that are controlled by such Indemnified Person or acting under the instructions of such Indemnified Person), (ii) a court having competent jurisdiction shall have determined by a final judgment (not subject to further appeal) that any loss for which indemnification is sought resulted from a material breach of the Loan Documents by any such Indemnified Person (or that of its Affiliates, partners, directors, officers, employees, agents, counsel, attorneys-in-fact or advisors, in each case that are controlled by such Indemnified Person or acting under the instructions of such Indemnified Person), or (iii) any loss for which indemnification is sought resulted from a dispute among or between Indemnified Persons (other than any claims against Administrative Agent in its capacity as such) (and not, directly or indirectly, from acts or omissions of any Loan Party or any of their respective Subsidiaries), and, to the extent Parent or Borrower has paid any expenses or made any indemnification payments with respect to items covered by clauses (i), (ii), or (iii) above, Parent or Borrower, as applicable, shall be entitled to reimbursement of such amounts from the applicable party whose expenses were paid or who obtained indemnification; provided, however, no indemnity shall be afforded under this Section 12.05 in respect of any property for any occurrence arising from the acts or omissions of Administrative Agent or any Lender during the period after which such Person, its successors or assigns, or their agents or representatives, shall have obtained possession of such property (whether by foreclosure or deed in lieu of foreclosure, as mortgagee-in-possession or otherwise).

To the extent permitted by applicable law, neither Borrower nor Parent nor any Indemnified Person shall assert, and each of Borrower and Parent (and Administrative Agent, Swing Line Lender, each Issuing Lender and each Lender, on behalf of itself and its Related Parties) waives, any claim against any Indemnified Person or any Loan Party, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof; provided, that the foregoing shall not limit the ability of any Indemnified Person to recover from the Parent or Borrower any Indemnified Liabilities resulting from a claim by a third party on any theory of liability for special, indirect, consequential or punitive damages (as opposed to actual or direct damages).

The agreements in this Section shall survive payment of all other Obligations and termination of this Agreement.

12.06      ENVIRONMENTAL INDEMNIFICATION.  In addition to the indemnifications hereunder and under any other Loan Documents, Parent and Borrower, jointly and severally, hereby indemnify, protect and hold each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, proceedings, costs, expenses (including, without limitation, all attorneys’ fees and legal expenses whether or not suit is brought) and disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against such Indemnified Person, with respect to or as a direct or indirect result of the violation by any Loan Party of any Environmental Law; or with respect to or as a direct or indirect result of any Loan Party’s use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence in connection with the Mortgaged Properties of a hazardous substance including, without limitation, (a) all damages of any such use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence, or (b) the costs of any reasonably required or necessary environmental investigation, monitoring, repair, cleanup or detoxification and the preparation and implementation of any closure, remedial or other plans (all the foregoing, collectively, the “Indemnified Environmental Liabilities”).  PARENT AND BORROWER AGREE, JOINTLY AND SEVERALLY, TO INDEMNIFY AND HOLD EACH INDEMNIFIED PERSON HARMLESS AS PROVIDED IN THIS SECTION 12.06, WHETHER OR NOT THE INDEMNIFIED ENVIRONMENTAL LIABILITIES ARISE OUT OF OR AS A RESULT OF ANY INDEMNIFIED PERSON’S NEGLIGENCE IN WHOLE OR IN PART, INCLUDING, WITHOUT LIMITATION, THOSE INDEMNIFIED ENVIRONMENTAL LIABILITIES WHICH RESULT FROM THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE OF THE

INDEMNIFIED PERSON, OR ANY ONE OR MORE OF THEM.  The provisions of and undertakings and indemnification set forth in this Section 12.06 shall survive (x) the satisfaction and payment of the Obligations and termination of this Agreement, and (y) the release of any Liens securing the Obligations or the extinguishment of such Liens by foreclosure or action in lieu thereof; provided, that no Loan Party shall have any obligation hereunder to any Indemnified Person with respect to Indemnified Environmental Liabilities to the extent that (i) a court having competent jurisdiction shall have determined by a final judgment (not subject to further appeal) that any loss for which indemnification is sought resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnified Person (or that of its Affiliates, partners, directors, officers, employees, agents, counsel, attorneys-in-fact or advisors, in each case that are controlled by such Indemnified Person or acting under the instructions of such Indemnified Person), or (B)  a material breach of the Loan Documents by any such Indemnified Person (or that of its Affiliates, partners, directors, officers, employees, agents, counsel, attorneys-in-fact or advisors, in each case that are controlled by such Indemnified Person or acting under the instructions of such Indemnified Person), or (iii) any loss for which indemnification is sought resulted from a dispute among or between Indemnified Persons (other than any claims against Administrative Agent in its capacity as such) (and not, directly or indirectly, from acts or omissions of any Loan Party or any of their respective Subsidiaries), and, to the extent Parent or Borrower has paid any expenses or made any indemnification payments with respect to items covered by clauses (i) or (ii) above, Parent or Borrower, as applicable, shall be entitled to reimbursement of such amounts from the applicable party whose expenses were paid or who obtained indemnification; provided, further, no indemnity shall be afforded under this Section 12.06 in respect of any property for any occurrence arising from the acts or omissions of Administrative Agent, any Lender or any of their respective Affiliates during the period after which such Person, its successors or assigns, or their agents or representatives, shall have obtained possession of such property (whether by foreclosure or deed in lieu of foreclosure, as mortgagee-in-possession or otherwise).

12.07      Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Administrative Agent, Issuing Lender and each Lender.

12.08      Assignments, Participations, etc.  No Lender may transfer, pledge, assign, sell any participation in, or otherwise encumber its portion of the Loan Obligations except as permitted by clauses (a) or (b) below.

(a)           Any Lender may (subject to the provisions of this section, in accordance with applicable law, in the ordinary course of its business, and at any time) sell to one or more Persons (other than (A) Parent, Borrower or any Permitted Holder, or any of their respective Affiliates or Subsidiaries, (B) any natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or (C) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (C)) (each a “Participant”) participating interests in its portion of the Loan Obligations, in which case the selling Lender shall remain a Lender under the Loan Documents, the Participant shall not become a Lender under the Loan Documents, and the selling Lender’s obligations under the

Loan Documents shall remain unchanged.  Any Lender selling a participation hereunder shall remain solely responsible for the performance of its obligations and shall remain the holder of its share of the outstanding Loan for all purposes under the Loan Documents.  The Loan Parties and Administrative Agent shall continue to deal solely and directly with a Lender that has sold a participation hereunder in connection with that Lender’s rights and obligations under the Loan Documents, and each such Lender must retain the sole right and responsibility to enforce due obligations of the Loan Parties.  Subject to the following, each Lender may obtain (on behalf of its Participants) the benefits of Article XII with respect to all participations in its part of the Loan Obligations outstanding from time to time so long as no Loan Party is obligated to pay any amount in excess of the amount that would be due to that Lender under Article XII calculated as though no participations have been made.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the proviso to Section 12.01 that affects such Participant.  Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  Borrower and Administrative Agent shall have inspection rights with respect to such Participant Register (upon reasonable prior notice to the applicable Lender) solely for purposes of demonstrating that such Loans or other obligations under the Loan Documents are in “registered form” for purposes of the Code.

(b)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  Each Lender may upon the written consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed), each Issuing Lender and Swing Line Lender and, if no Event of Default exists, with the consent of Borrower (which consent shall not be unreasonably withheld or delayed) assign to one or more assignees (each an “Assignee”) all or any part of its rights and obligations under the Loan Documents so long as (i) the assignor Lender and Assignee execute and deliver to Administrative Agent an assignment and assumption agreement in substantially the form of Exhibit E (an “Assignment and Acceptance Agreement”) and pay to Administrative Agent a processing fee in the amount set forth on Appendix I, (ii) the Assignee acquires an identical percentage interest in the Commitment of the assignor Lender and an identical percentage of the interests in the outstanding Loan held by such assignor Lender, (iii) except in the case of an assignment to another Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, any partial assignment shall be in an amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (iv) the conditions (including, without limitation, (x) minimum amounts of the Commitment that may be assigned or that must be retained, (y) receipt by Administrative Agent of a processing and recordation fee of $3,500 and (z) receipt by Administrative Agent of an Administrative Questionnaire unless the Assignee is already a Lender) for that assignment set forth in the applicable Assignment and Acceptance Agreement are satisfied, and (v) no such assignment shall be made to (A) Parent, Borrower or any Permitted Holder, or any of their respective Affiliates or Subsidiaries, (B) any natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or (C) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (C); provided, that the consent of Administrative Agent and of Borrower shall not be required in the case of any assignment to a Lender, an Affiliate of a Lender or an Approved Fund.  The “Effective Date” in each Assignment and Acceptance Agreement must (unless a shorter period is agreeable to Borrower and Administrative Agent) be at least five (5) Business Days after it is executed and delivered by the assignor Lender and Assignee to Administrative Agent and Borrower for acceptance.  Once an Assignment and Acceptance Agreement is accepted by Administrative Agent and Borrower, then, from and after the Effective Date stated therein (i) the Assignee automatically shall become a party to this Agreement and, to the extent provided in that Assignment and Acceptance Agreement, have the rights and obligations of a Lender under the Loan Documents, (ii) the assignor Lender, to the extent provided in that Assignment and Acceptance Agreement, shall be released from its obligations to fund Borrowings under this Agreement and its reimbursement obligations under this Agreement and, in the case of an Assignment and Acceptance Agreement covering all of the remaining portion of the assignor Lender’s rights and obligations under the Loan Documents, that Lender ceases to be a party to the Loan Documents, (iii) Borrower shall execute and deliver to the assignor Lender and Assignee the appropriate Notes in accordance with this Agreement following the transfer, (iv) upon delivery of the Notes under clause (iii) preceding, the assignor Lender shall return to Borrower all Notes previously delivered to that Lender under this Agreement, and (v) Schedule 2.01 shall automatically be deemed to be amended to reflect the name, address, telecopy number, and Commitment of Assignee and the remaining Commitment (if any) of the assignor Lender, and Administrative Agent shall prepare and circulate to the Loan Parties and the Lenders an amended Schedule 2.01 reflecting those changes.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, each Issuing Lender, Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full ratable portion (in accordance with its Pro Rata Share) of all Loans and participations in Letters of Credit and Swing Line Loans.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)           Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses, the Commitments, and the principal amount (and stated interest) of the Loans of each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower, the Issuing Lender and any Lender at any reasonable time and from time to time upon reasonable prior notice.

12.09      Interest.  It is the intention of the parties hereto to comply with applicable usury laws; accordingly, notwithstanding any provision to the contrary in this Agreement, the Notes or in any of the other Loan Documents securing the payment hereof or otherwise relating hereto, in no event shall this Agreement, the Notes or such other Loan Documents require the payment or permit the payment, taking, reserving, receiving, collection, or charging of any sums constituting interest under applicable laws, if any, which exceed the maximum amount permitted by such laws.  If any such excess interest is called for, contracted for, charged, taken, reserved, or received in connection with the Loans evidenced by the Notes or in any of the Loan Documents securing the payment thereof or otherwise relating thereto, or in any communication by Administrative Agent or any Lender or any other person to Borrower or any other person, or in the event all or part of the principal or interest thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under the Notes shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) neither Borrower nor any other person or entity now or hereafter liable for the payment and performance of the Obligations shall be obligated to pay the amount of such interest to the extent such interest is in excess of the maximum amount of interest permitted by applicable usury laws, (iii) any such excess which is or has been received notwithstanding this paragraph shall be credited against the then unpaid principal balance of the Notes or, if the Notes have been or would be paid in full, refunded to Borrower, and (iv) the provisions of this Agreement, the Notes and the other Loan Documents securing the payment hereof and otherwise relating hereto, and any communication to Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the maximum lawful rate allowed under applicable laws as now or hereafter construed by courts having jurisdiction hereof or thereof.  Without limiting the foregoing, all calculations of the rate of the interest contracted for, charged, taken, reserved, or received in connection with the Notes or this Agreement which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Loans, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, reserved, or received.  The terms of this paragraph shall be deemed to be incorporated in every document and communication relating to the Notes, the Loans or any other Loan Document.

12.10      Counterparts and Facsimile or Electronic Signatures.

(a)           This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.  The Loan Documents may be transmitted and/or signed by facsimile or in electronic (i.e., “pdf” or “tif”) format.  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties and Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or electronic format document or signature.

(b)           The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.11      Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

12.12      No Third Parties Benefited.  This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Loan Parties, the Lenders, the Issuing Lender, Administrative Agent and the Agent-Related Persons and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

12.13      Governing Law.  This Agreement, the Notes, the Security Documents, the Guaranties, if any, and the other Loan Documents shall be governed by, construed and interpreted in accordance with, the laws of the State of New York, except (i) to the extent that federal laws of the United States of America apply or (ii) to the extent otherwise indicated in the Loan Documents.

12.14      SUBMISSION TO JURISDICTION.  With respect to any and all disputes arising hereunder, or under the Notes, the Security Documents, the other Loan Documents, or any of the other instruments and documents executed in connection herewith or therewith not settled, each party hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement, any Note and any document to which it is a party, or for recognition and enforcement of any judgment in respect of any thereof, to the non-exclusive general jurisdiction of the courts of the State of New York (Borough of Manhattan), the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form and mail), postage prepaid, to it at its address specified in Appendix I;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(e)           agrees that service upon it or its authorized agent shall, to the fullest extent permitted by law, constitutes valid and effective personal service upon it, as the case may be, and that the failure of any such authorized agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon; and

(f)            waives, to the fullest extent permitted by applicable law, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this agreement or any document related hereto.

12.15      Confidentiality.  Administrative Agent and each of the Lenders agree to keep confidential (and to cause their respective affiliates, officers, directors, employees, agents and representatives to keep confidential) all Information, as defined below.  Notwithstanding the foregoing, Administrative Agent and the Lenders will be permitted to disclose Information (i) to the extent required by applicable laws, rules, orders and regulations or by any subpoena or similar legal process, (ii) to their respective Subsidiaries, Affiliates or counsel (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (iii) to bank examiners, auditors, accountants or any regulatory authority, including any self-regulatory agencies or bodies, (vi) to the extent such Information becomes publicly available other than as a result of a breach of this Agreement or any agreement entered into pursuant to clause (v) below, (v) to any Assignee or Participant (or prospective Assignee or Participant) or any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, in each case so long as such Assignee or Participant (or prospective Assignee or Participant) or such actual or prospective counterparty first specifically agrees in a writing furnished to and for the benefit of Parent and Borrower to be bound by the terms of this Section 12.15 or by an agreement containing substantially similar provisions; (vi) to the extent that Parent or Borrower shall have consented in writing to such disclosure; (vii) in any suit, action or proceeding relating to this Agreement or any other Loan Document, or in connection with protecting or exercising any of its claims, rights, remedies or interests under or in connection with any Loan or Loan Documents or any Collateral, or doing any of the foregoing for or on behalf of its Affiliates, officers, employees, agents or representatives; (viii) to any rating agency; or (ix) to the CUSIP Service Bureau or any similar organization.

For purposes of this Section 12.15, “Information” means all information received from the Parent, the Borrower or any Subsidiary relating to the Parent, the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Parent, the Borrower or any Subsidiary; provided that, in the case of information received from the Parent, the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

12.16      USA PATRIOT Act Notice.  Each Lender that is subject to the Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

12.17      NO ORAL AGREEMENTS.  THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

12.18      Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

12.19      No Fiduciary Relationship.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Parent and Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent, the Arranger, the Lenders and the Issuing Lenders are arm’s-length commercial transactions between Parent, Borrower and their Affiliates, on the one hand, and Administrative Agent, the Arranger, the Lenders and the Issuing Lenders, on the other hand, (B) each of Parent and Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of Parent and Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Administrative Agent, the Arranger, each Lender and each Issuing Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Parent, Borrower or any of their respective Affiliates, or any other Person and (B) neither Administrative Agent nor the Arranger, Lender or Issuing Lender has any obligation to Parent, Borrower or any their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent, the Arranger, the Lenders and the Issuing Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Parent and Borrower and their respective Affiliates, and neither Administrative Agent nor the Arranger, Lender or Issuing Lender has any obligation to disclose any of such interests to Parent, Borrower or their respective Affiliates.  To the fullest extent permitted by law, each of Parent and Borrower hereby waives and releases any claims that it may have against Administrative Agent, the Arranger, any Lender or any Issuing Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

12.20      Collateral Matters.

(a)           The benefit of the Security Documents and the provisions of this Agreement and the other Loan Documents relating to the Collateral shall also extend to, secure and be available on a pro rata basis (as set forth in Section 10.06) to (i) each Lender Derivative Party with respect to any Obligations of Parent, Borrower or any Subsidiary arising under

Derivative Transactions with a Lender Derivative Party and (ii) each Cash Management Bank with respect to any Cash Management Obligations of Parent, Borrower or any Subsidiary arising under Cash Management Agreements with a Cash Management Bank, in each case, until the Security Termination Date (and notwithstanding that the outstanding Loan Obligations have been repaid in full and the Commitments have terminated); provided that with respect to any Derivative Transaction with a Lender Derivative Party that is secured at such time as the counterparty thereto is not a Lender or an Affiliate of a Lender or the outstanding Loan Obligations have been repaid in full and the Commitments have terminated, the provisions of Article XI shall also continue to apply to such counterparty in consideration of its benefits hereunder and each such counterparty shall, if requested by Administrative Agent, promptly execute and deliver to Administrative Agent all such other documents, agreements and instruments reasonably requested by Administrative Agent to evidence the continued applicability of the provisions of Article XI.  Notwithstanding the foregoing, no Lender Derivative Party and no Cash Management Bank shall have any voting or consent rights under this Agreement or any Security Document as a result of the existence of Obligations owed to it under any Derivative Transactions, Derivative Contracts or Cash Management Agreements that are secured by any Security Document.

(b)           Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent and each Lender, for itself and on behalf of its Affiliates party to any Derivative Contract or any Cash Management Agreement, hereby agree that (i) no Lender (and no Affiliate of any Lender) party to any Derivative Contract or Cash Management Agreement shall have any right individually to realize upon any of the Collateral or to enforce the Security Documents or any Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents and any Guaranty may be exercised solely by Administrative Agent, and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Majority Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale or other disposition.  By accepting the benefit of the Liens granted pursuant to the Security Documents, each lender not party hereto (on behalf of itself and its Affiliates) hereby agrees to the terms of this Section 12.20.

12.21      Effect and Mechanics of Agreement.  Concurrently with the occurrence of the Closing Date, each of the transactions, conversions, exchanges, continuations, commitments and elections described in Recital E above shall have been implemented, and the Pre-Petition RBL shall be replaced and superseded by this Agreement and shall no longer be in force and effect; provided that (a) the parties hereto acknowledge and agree that the Liens created by the mortgages and deeds of trust securing the Pre-Petition RBL and the Security Documents (as defined in the Pre-Petition RBL) shall be carried forward to secure the applicable Obligations and evidenced by the Security Documents and have not been released or impaired in any way, (b) the Administrative Agent, in its capacity as administrative agent under the Pre-Petition RBL and as holder, mortgagee or beneficiary of the collateral under or pursuant to the Loan Documents (as defined in the Pre-Petition RBL) hereby assigns, transfers and conveys to the Administrative Agent, without recourse or warranty, all Liens granted to it in connection with the Pre-Petition RBL, (c) the Existing Letters of Credit shall be deemed issued under this Agreement and (d) any and all provisions of the Pre-Petition RBL (including, without limitation, all indemnities, participations, disclaimers and waivers) that by their express terms survive the termination or expiration of the Pre-Petition RBL shall continue to survive unaffected by this Agreement or the effectiveness hereof (and, for the avoidance of doubt, each Revolving Lender) has and does hereby ratify, confirm and adopt such provisions, indemnities, participations, disclaimers and waivers.

12.22      Release.  The Parent and Borrower, for and on behalf of themselves and their affiliates, restate and reaffirm on the Closing Date the releases granted to the Lenders and the Administrative Agent in the Plan of Reorganization and Confirmation Order, copies of such releases as approved by the Bankruptcy Court, are attached thereto as Exhibit J.

12.23      Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[The Remainder of this Page Intentionally Left Blank.
Signature Pages to Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MIDSTATES PETROLEUM COMPANY LLC,
a Delaware limited liability company, as Borrower

By:	/s/Nelson M. Haight
	Name:	Nelson M. Haight
	Title:	Executive Vice President and Chief Financial
Officer

MIDSTATES PETROLEUM COMPANY, INC.,
a Delaware corporation, as Parent

By:	/s/Nelson M. Haight
	Name:	Nelson M. Haight
	Title:	Executive Vice President and Chief Financial
Officer

Credit Agreement Signature Page

SUNTRUST BANK, as Administrative Agent,
as Swing Line Lender and as an Issuing Lender

By:	/s/Janet R. Naifeh
	Name:	Janet R. Naifeh
	Title:	Senior Vice President

Credit Agreement Signature Page

REVOLVING LENDERS:

SUNTRUST BANK, as a Lender

By:	/s/Janet R. Naifeh
	Name:	Janet R. Naifeh
	Title:	Senior Vice President

Credit Agreement Signature Page

BANK OF AMERICA, N.A., as a Lender

By:	/s/C. Mark Hedrick
	Name:	C. Mark Hedrick
	Title:	Managing Director

Credit Agreement Signature Page

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/Mark Brewster
	Name:	Mark Brewster
	Title:	Vice President

Credit Agreement Signature Page

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/Josh Rosenthal
	Name:	Josh Rosenthal
	Title:	Authorized Signatory

Credit Agreement Signature Page

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/Stephen J. Jones
	Name:	Stephen J. Jones
	Title:	Senior Vice President

Credit Agreement Signature Page

BLT V LLC, as a Lender

By:	/s/Robert Healey
	Name:	Robert Healey
	Title:	Authorized Signatory

Credit Agreement Signature Page

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/Kevin Newman
	Name:	Kevin Newman
	Title:	Vice President

Credit Agreement Signature Page

NATIXIS, NEW YORK BRANCH, as a Lender

By:	/s/Brice Le Foyer
	Name:	Brice Le Foyer
	Title:	Director

Credit Agreement Signature Page

ROYAL BANK OF CANADA, as a Lender

By:	/s/Leslie P. Vowell
	Name:	Leslie P. Vowell
	Title:	Attorney-in-Fact

Credit Agreement Signature Page

SOCIÉTÉ GÉNÉRALE, as a Lender

By:	/s/David M. Bornstein
	Name:	David M. Bornstein
	Title:	Director

Credit Agreement Signature Page

CREDIT SUISSE LOAN FUNDING LLC, as a Lender

By:	/s/Michael Wotanowski
	Name:	Michael Wotanowski
	Title:	Authorized Signatory

Credit Agreement Signature Page

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/Terry Donovan
	Name:	Terry Donovan
	Title:	Managing Director

Credit Agreement Signature Page

APPENDIX I

This Appendix I is attached to and made a part of the Credit Agreement.  All capitalized terms not otherwise defined in this Appendix I are defined in the Credit Agreement.

SunTrust as Administrative Agent, Swing
Line Lender, Issuing Lender and Lender:

303 Peachtree Street
25th Floor
Mail Code 7662
Atlanta, Georgia 30308

Attn: Doug Weltz, Agency Services
Phone: (404) 813-5156
Fax: (404) 495-2170
Agency.services@suntrust.com

Borrower and Parent:

MIDSTATES PETROLEUM COMPANY LLC

Midstates Petroleum Company, Inc.
321 South Boston, Suite 1000
Tulsa, OK 74103

Attn: Nelson M. Haight
Phone: (918)-947-4631
Email: Nelson.Haight@midstatespetroleum.com

Appendix I - Page 1 of 3

1.                                      LOAN TERMS

A.                                    Default Rate: In the case of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in Section 2.05(b)(i) or, in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in Section 2.05(b)(i).

2.                                      REPORTING REQUIREMENTS/BORROWING BASE DATES (Sections 2.04, 7.01 and 7.02):

A.                                    Annual Financial Report due date: Within 90 days following the end of each fiscal year of Parent commencing with the fiscal year ending December 31, 2016.

B.                                    Quarterly Financial Report due dates: Within 45 days following the end of each of the first three fiscal quarters of Parent in each fiscal year, commencing with the quarter ending September 30, 2016.

C.                                    Monthly Financial Report due dates: By December 15, 2016, with respect to the calendar month ending October 31, 2016, and within 30 days after the end of each of the first 11 months of each fiscal year, other than October 31, 2016 and other than the last month of any fiscal quarter, commencing with the month ending November 30, 2016.

D.                                    Third Party Reserve Reports delivered in connection with Scheduled Borrowing Base Determination due dates: March 1 of each year, commencing on March 1, 2017, prepared as of December 31 of each year.

E.                                     In-House Reserve Reports delivered in connection with Scheduled Borrowing Base Determination due dates: September 1 of each year, commencing on September 1, 2016, prepared as of June 30 of each year.

F.                                      Scheduled Borrowing Base Determination Dates: each October 1 and April 1 of each year.

3.                                      ADDITIONAL CLOSING CONDITIONS (Section 5.01(k)):

A.                                    No Material Adverse Change. No event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

B.                                    No Litigation. No litigation, arbitration or similar proceeding shall be pending seeking to enjoin or prevent the transactions contemplated by this Agreement.

C.                                    No Legal Prohibition.  The transactions contemplated by this Agreement and the other Loan Documents shall be permitted by applicable law and regulation and such laws and regulations shall not subject Administrative Agent, any Lender, or any Loan Party to any Material Adverse Effect.

Appendix I - Page 2 of 3

D.                                    Budget; Financial Projections.  Parent shall have delivered to Administrative Agent a budget and financial projections for the period of five years following the Closing Date in form and substance reasonably satisfactory to Administrative Agent.

E.                                     Approvals.  Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required as of the Closing Date in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required.

F.                                      Know-Your-Client.  Each Lender shall have received all information it has requested from the Loan Parties and that is required to be delivered to such Lender pursuant to Section 12.16.

G.                                    [Reserved].

H.                                   Minimum Remaining Cash and Cash Equivalents on Hand.  Parent and Borrower shall have not less than $110,000,000.00 on hand after giving effect to the repayment on the Closing Date of outstanding principal on loans under the Pre-Petition RBL.

I.                                        Release of Liens.  The Administrative Agent shall have received evidence reasonably satisfactory to it that all Liens except those permitted by Section 8.01 have been (or on the Closing Date will be) terminated, and UCC termination statements related thereto have been delivered to the Administrative Agent.

Appendix I - Page 3 of 3

APPENDIX II

I.                                        Definitions

All capitalized terms not otherwise defined in this Appendix II are defined in the Senior Secured Credit Agreement.  The following terms have the following meanings:

“Capital Expenditures” means, for any period, the aggregate of, without duplication, (i) subject to the proviso in Section 8.04(e), all expenditures (paid in cash) by the Loan Party during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Loan Party and (ii) prior to the Initial Borrowing Base Termination Date, all expenditures (paid in cash) in connection with the acquisition of Equity Interests of any Person pursuant to Section 8.04(c)(ii) (in each case, except to the extent constituting a Permitted Acquisition); provided, however, that Capital Expenditures for the Loan Party shall not include:

(a)                                 expenditures (other than expenditures for Acquisitions prior to the Initial Borrowing Base Termination Date) to the extent they are made with proceeds of the issuance (other than to a Subsidiary) of common stock of, or a cash capital contribution to, the Parent after the Closing Date (but excluding any Specified Equity Contribution and any proceeds or capital contribution to the extent applied to make any advance, loan, acquisition or other investment under Section 8.04 or any repurchase, redemption or defeasance pursuant to Section 8.11.(a));

(b)                                 expenditures to the extent they are made with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Loan Party within twelve (12) months of receipt of such proceeds (or, if not made within such period of twelve (12) months, are committed to be made during such period);

(c)                                  expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Parent, the Borrower or any Subsidiary thereof) and for which neither Parent, the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

(d)                                 the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired; or

(e)                                  the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at

Appendix II - Page 1 of 4

the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business.

“EBITDA” means with respect to Parent, on a consolidated basis for any fiscal period, without duplication, (i) Net Income plus (ii) depreciation, depletion, amortization and other noncash items reducing Net Income plus (iii) Interest Expense plus (iv) income tax expense less (v) all extraordinary or non-recurring items and any non-cash items increasing Net Income plus (vi) all extraordinary or non-recurring items and any non-cash items decreasing Net Income plus (vii) any Specified Equity Contribution made after the Initial Borrowing Base Termination Date (if any); provided that, with respect to the determination of Parent’s compliance with the Leverage Ratio set forth in Part II.B of this Appendix II for any period, EBITDA shall be adjusted to give effect, on a pro forma basis and consistent with GAAP, to any material acquisitions or dispositions of Oil and Gas Properties or any interest therein or any Person owning Oil and Gas Properties made during such period as if such acquisition or disposition, as the case may be, was made at the beginning of such period.  Any adjustments to Net Income in the calculation of EBITDA described in clause (v) or (vi) shall be separately identified and described in substance and detail reasonably satisfactory to the Administrative Agent.

“Interest Expense” means, with respect to Parent, for any fiscal period, the aggregate amount of all interest expense, amortization or write-off of debt, discount and debt issuance costs and commissions, discounts and other fees, expenses and charges associated with Indebtedness paid by Parent and its Subsidiaries on a consolidated basis in such fiscal period which are classified as interest expense on the financial statements of Parent, including any capitalized interest and net costs under Derivative Contracts in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP.

“Net Income” means, for any period, the consolidated net income (or net loss) of Parent for such period determined in accordance with GAAP.

“Specified Equity Contribution” means, with respect to a fiscal quarter ending at any time after the Initial Borrowing Base Termination Date, a cash equity contribution (such amount, the “Cure Amount”) made to Parent by any Permitted Holder during the ten (10) Business Day period commencing on and including the Business Day on which financial statements are required to be delivered for a fiscal quarter (or if earlier, the date actually delivered), but excluding all proceeds from the issuance of Disqualified Equity Interests, that is made for the purpose of curing an Event of Default under Section 9.01.  In the event the Parent fails to comply with a financial covenant, then from the last day of the period in respect of which such compliance was tested and at all times thereafter such contribution will, at the request of Parent, be included in the calculation of EBITDA, solely for the purposes of determining compliance with Parent’s financial covenants at the end of such fiscal quarter; provided, however, (i) in each rolling four-fiscal quarter period, there shall be a period of at least two fiscal quarters in which no such contribution is made; (ii) the amount of such contribution shall be not exceed the amount required to cause Parent to be in compliance with its financial covenants; (iii) there shall be no more than three such contributions during the term of this Agreement; (iv) all such contributions shall be disregarded for purposes of determining the ability of Parent, Borrower or any Subsidiary to take any action permitted by Article VIII of this Agreement or for any other financial ratio determined under the Loan Documents other than for determining compliance

Appendix II - Page 2 of 4

with the financial covenants; and (v) no Lender or Issuing Bank shall be required to make any extension of credit hereunder during the ten (10) Business Day period referred to above, unless the Parent has received the Cure Amount.  If, after giving effect to the foregoing recalculations, the Parent shall then be in compliance with the requirements of all such financial covenants, the Parent shall be deemed to have satisfied the requirements of such financial covenants as of the relevant earlier required date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of any such covenant that had occurred shall be deemed cured for purposes of this Agreement and the other Loan Documents.

“Total Net Indebtedness” means, as of any date of determination, all Indebtedness in each case actually owing by Parent, Borrower and the Subsidiaries on such date and to the extent appearing on the balance sheet of Parent determined on a consolidated basis in accordance with GAAP minus all unrestricted cash and Cash Equivalents included in the cash and Cash Equivalents accounts listed on the consolidated balance sheet of Parent and the Subsidiaries at such date in an aggregate amount as of such date not to exceed $15,000,000, without giving effect, as of the end of any period of four (4) fiscal quarters ending with a fiscal quarter in respect of which a Cure Amount shall have been paid, to any repayment with the proceeds of such Cure Amount.

II.                                   Financial Covenants

A.                                    Interest Coverage. As of the last day of any fiscal quarter, commencing December 31, 2016, the ratio of EBITDA to Interest Expense for the trailing four fiscal quarters shall not be less than 3.00:1.00; provided that EBITDA and Interest Expense (i) for the fiscal quarter ended December 31, 2016, shall be equal to EBITDA and Interest Expense, respectively, for the fiscal quarter ending on such date multiplied by 4, (ii) for the fiscal quarter ended March 31, 2017, shall be equal to EBITDA and Interest Expense, respectively, for the two (2) fiscal quarters ending on such date multiplied by 2 and (iii) for the fiscal quarter ended June 30, 2017, shall be equal to EBITDA and Interest Expense, respectively, for the three (3) fiscal quarters ending on such date multiplied by 4/3.

B.                                    Leverage Ratio.  As of the last day of any fiscal quarter, commencing December 31, 2016, the ratio of Total Net Indebtedness to EBITDA for the trailing four fiscal quarters shall not exceed (i) with respect to any fiscal quarter ending on or prior to the Initial Borrowing Base Termination Date, 2.25:1.00, and (ii) with respect to any fiscal quarter ending after to the Initial Borrowing Base Termination Date, 3.00:1.00; provided that (i) EBITDA for the fiscal quarter ended December 31, 2016, shall be equal to EBITDA for the fiscal quarter ending on such date multiplied by 4, (ii) EBITDA for the fiscal quarter ended March 31, 2017, shall be equal to EBITDA for the two fiscal quarters ending on such date multiplied by 2, and (iii) EBITDA for the fiscal quarter ended June 30, 2017, shall be equal to EBITDA for the three fiscal quarters ending on such date multiplied by 4/3.

C.                                    Capital Expenditures.  Beginning with the quarter ended December 31, 2016, Capital Expenditures incurred shall be capped at (a) for the 6 months ending December 31, 2016, $50,000,000, (b) for the fiscal year ending December 31, 2017, $81,000,000, (c) for the fiscal year ending December 31, 2018, $85,000,000 and (d) for the fiscal year ending

Appendix II - Page 3 of 4

December 31, 2019, $78,000,000; provided, however, that (x) Capital Expenditures in an aggregate amount up $10,000,000 and used solely for purposes of mitigating the consequences of a Regulatory Curtailment issued by the Oklahoma Corporation Commission and (y) Capital Expenditures in an aggregate amount not exceeding fifteen percent (15%) of the amount of Permitted Acquisition Consideration for each Permitted Acquisition, may be excluded for purposes of calculating Capital Expenditures for purposes of the covenant.

If the maximum amount of Capital Expenditures permitted (a) for the 6 months ending December 31, 2016 (as specified above) exceeds the amount of Capital Expenditures actually made in such six month period (any such excess amount for such six month period up to $10,000,000, the “Initial Excess Amount”) or (b) for any Fiscal Year (as specified above) exceeds the amount of Capital Expenditures actually made in such Fiscal Year (any such excess amount for such Fiscal Year up to $10,000,000, the “Excess Annual Amount” and, together with the Initial Excess Amount, the “Excess Amount”), then such Excess Amount may be carried forward to the next succeeding Fiscal Year (the “Succeeding Fiscal Year”); provided, that the Excess Amount applicable to a particular Succeeding Fiscal Year may not be carried forward to another Fiscal Year.  Capital Expenditures made by the Loan Parties in any Fiscal Year shall be deemed to reduce (x) first, the Excess Amount carried over from the immediately preceding Fiscal Year, and (y) then, the maximum amount provided for above for such Fiscal Year.

D.                                    Liquidity.  From and after the Initial Borrowing Base Termination Date, the Parent, the Borrower and their Subsidiaries shall at all times maintain Liquidity equal to at least 20% of the then effective Borrowing Base.  “Liquidity” means the aggregate amount of unrestricted cash and Cash Equivalents included in the cash and Cash Equivalents accounts listed on the consolidated balance sheet of Parent and the Subsidiaries at such date plus, if positive, the aggregate Available Commitments then available to be drawn in accordance with this Agreement, or if a Borrowing Base Deficiency shall then exist, minus the amount of any such Borrowing Base Deficiency; provided that any amount in the Collateral Account (if any) during the five (5) Business Day period following the earliest to occur of (i) the April 2018 Notice Date, (ii) the Curtailment Determination Notice Date and (iii) the Early Determination Notice Date, shall constitute unrestricted cash or Cash Equivalents (as applicable) notwithstanding the Borrower’s inability to access such amount during such period.

Appendix II - Page 4 of 4

APPENDIX III

Affiliates of, or any funds or partnerships managed by, any of the following:

1.                                      Fir Tree Partners

2.                                      Avenue Capital Management II, L.P.

3.                                      Pine River Capital Management L.P.

4.                                      Waddell & Reed

5.                                      Sound Point Capital Management, LP

6.                                      Artisan Partners Limited Partnership

7.                                      Marble Ridge Capital LP

8.                                      Apollo Capital Management, L.P.

9.                                      Aristeia Capital, L.L.C.

10.                               Centerbridge Partners, L.P.

11.                               Cerberus Capital Management, L.P.

Appendix III - Page 1 of 1

SCHEDULE I

SECURITY DOCUMENTS

1.                                      Personal Property.  Pledge and Security Agreement covering (i) all of the equity interests owned by the Loan Parties in each of their respective Subsidiaries, if any, and (ii) the personal property described therein, including all accounts receivable, inventory, contract rights and general intangibles of the Loan Parties (the “Pledge and Security Agreement”).

2.                                      Real Property.  Deed of Trust, Mortgage, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement, from Borrower to Administrative Agent for the benefit of the Lenders and the other secured parties, covering Borrower’s Oil and Gas Properties set forth therein (as amended or supplemented, the “Mortgages”).

3.                                      Financing Statements

Parent and Borrower (Pledge and Security Agreement):

Delaware Secretary of State

Borrower (Mortgages):

Jurisdiction:	Initial File No.:	Initial File Date:
Allen Parish, LA	02-20120215	3/26/12
Ascension Parish, LA	03-43945	3/26/12
Beauregard Parish, LA	06-030817	7/12/07
Beauregard Parish, LA	06-038874	3/26/12
Calcasieu Parish, LA	10-43613	7/16/07
Calcasieu Parish, LA	10-73954	3/28/12
Orleans Parish, LA	36-1056360	6/20/11
Rapides Parish, LA	40-113384	3/26/12
Orleans Parish, LA	36-1056360	6/20/11

4.                                      Control Agreements

Wells Fargo Bank, N.A.

SCHEDULE II

EXISTING LETTERS OF CREDIT

Issuer	Issuance Date	LC Number	Amount	Beneficiary Name(s)	Expiry Date
SunTrust Bank	4/20/2015	70000902	1,940,747.00	RLI INSURANCE COMPANY	5/31/2017

SCHEDULE 2.01

COMMITMENTS AND
PRO RATA SHARES

Revolving Lender	Commitment Amount	Pro Rata Share

SunTrust Bank	$22,504,761.90	13.23809523810%
Bank of America, N.A.	$20,238,095.24	11.90476190476%
Royal Bank of Canada	$18,457,142.86	10.85714285714%
Société Générale	$18,457,142.86	10.85714285714%
Morgan Stanley Senior Funding, Inc.	$21,533,333.33	12.66666666667%
Goldman Sachs Bank USA	$12,304,761.90	7.23809523810%
The Bank of Nova Scotia	$12,304,761.90	7.23809523810%
Natixis	$11,900,000.00	7.00000000000%
Capital One, National Association	$10,766,666.67	6.33333333333%
KeyBank National Association	$10,766,666.67	6.33333333333%
BLT V LLC	$8,095,238.10	4.76190476267%
Credit Suisse Loan Funding LLC	$2,671,428.57	1.57142857066%

Total:	$170,000,000.00	100.000000000%

Schedule 6.01

Subsidiaries and Equity Investments

	Subsidiaries	% of Equity Interest Owned
Midstates Petroleum Company, Inc. (Parent)	Midstates Petroleum Company, LLC	100%

Schedule 6.05

Closing Date Litigation and Title Matters

None.

Schedule 6.12

Closing Date Gas Imbalances

Ship or Pay Obligations

Calendar Quarter	Minimum Gross NGL Volumes (BBLS Per Day)

4th quarter 2016	5,460
1st quarter 2017	5,460
2nd quarter 2017	5,460
3rd quarter 2017	5,460
4th quarter 2017	5,460
1st quarter 2018	5,250
2nd quarter 2018	5,250
3rd quarter 2018	5,250
4th quarter 2018	5,250
1st quarter 2019	4,760
2nd quarter 2019	4,760
3rd quarter 2019	4,760
4th quarter 2019	4,760
1st quarter 2020	4,410
2nd quarter 2020	4,410
3rd quarter 2020	4,410
4th quarter 2020	4,410
1st quarter 2021	3,570
2nd quarter 2021	3,570
3rd quarter 2021	3,570
4th quarter 2021	3,570
1st quarter 2022	3,360
2nd quarter 2022	3,360
3rd quarter 2022	3,360
4th quarter 2022	3,360
1st quarter 2023	2,800
2nd quarter 2023	2,800

Schedule 6.14

Closing Date Liabilities

None.

Schedule 6.24

Closing Date Marketing Contracts

None.

Schedule 6.25

Closing Date Derivative Contracts

None.

Schedule 6.26

Closing Date Excluded Accounts

None.

Schedule 8.01(a)

Closing Date Outstanding Liens

(1) Liens released pursuant to the Chapter 11 Plan in connection with emergence from the Chpater 11 proceedings, but which may not have been released of record on or before the Closing Date.

(2)  The following notice filings of purchase money financings or lessor Liens:

Secured Party	Date Filed	Jurisdiction	Collateral	Filing #
Courson Oil &Gas, Inc	3/20/2015	Delaware	Specific equipment	20151179869

Odessa Pumps & Equipment, Inc.	5/2/2016	Oklahoma	Specific equipment	20160502020445830, 20160502020445880, and 20160502020445900

Odessa Pumps & Equipment, Inc.	5/2/2016	Texas	Specific equipment	16-0014084903

Schedule 8.05(h)

Closing Date Indebtedness

None.

Schedule 8.06

Closing Date Transactions with Affiliates

None.

EXHIBIT A

FORM OF REVOLVING CREDIT NOTE

October 21, 2016	$

FOR VALUE RECEIVED, the undersigned, Midstates Petroleum Company LLC, a Delaware limited liability company (“Maker”), promises to pay to                             (herein called “Payee”, which term shall herein in every instance refer to any owner or holder of this Note) the sum of                DOLLARS ($          ), or so much thereof as may be advanced to Maker by Payee from time to time, together with interest on the principal hereof outstanding until maturity, said principal and interest being payable in lawful money of the United States of America as more particularly provided in that certain Senior Secured Credit Agreement of even date herewith, between Maker, Midstates Petroleum Company, Inc.,  as parent (“Parent”), SunTrust Bank, as administrative agent (the “Administrative Agent”) for the banks designated as parties thereto (the “Lenders”) and the Lenders, as such may be amended or restated from time to time (the “Credit Agreement”).  Capitalized terms used, but not otherwise defined, herein shall have the meaning given such terms in the Credit Agreement.  As provided in the Credit Agreement, this Note is a revolving line of credit note and prior to the Termination Date, Maker may borrow, repay and reborrow under this Note subject to the terms and limitations set forth in the Credit Agreement.

Maker may prepay this Note in whole or in part as provided in the Credit Agreement without being required to pay any penalty or premium for such privilege.  All prepayments hereunder, whether designated as payments of principal or interest, shall be applied in accordance with the Credit Agreement.

Maker and any and all sureties, guarantors and endorsers of this Note and all other parties now or hereafter liable hereon, severally waive grace, demand, presentment for payment, protest, notice of any kind (including, but not limited to, notice of dishonor, notice of protest, notice of intention to accelerate and notice of acceleration) and diligence in collecting and bringing suit against any party hereto and agree (i) to all extensions and partial payments, with or without notice, before or after maturity, (ii) to any substitution, exchange or release of any security now or hereafter given for this Note, (iii) to the release of any party primarily or secondarily liable hereon, and (iv) that it will not be necessary for Payee, in order to enforce payment of this Note, to first institute or exhaust Payee’s remedies against Maker or any other party liable therefor or against any security for this Note.

If any sum payable under this Note or under the Credit Agreement is not paid when due (whether the same becomes due by acceleration or otherwise) and this Note is placed in the hands of an attorney for collection or enforcement of this Note or the Credit Agreement, or if this Note is collected through any legal proceedings, including, but not limited to suit, probate, insolvency or bankruptcy proceedings, Maker agrees to pay all reasonable attorneys’ fees and all reasonable expenses of collection and costs of court.

Regardless of any provision contained in this Note or any other Loan Document executed or delivered in connection therewith, Payee shall never be deemed to have contracted for or be

1

entitled to receive, collect or apply as interest on this Note (whether termed interest herein or deemed to be interest by judicial determination or operation of law), any amount in excess of the Highest Lawful Rate (hereafter defined), and, in the event that Payee ever receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note, and, if the principal balance of this Note is paid in full, any remaining excess shall forthwith be paid to Maker.  In determining whether or not the interest paid or payable under any specific contingency exceeds the Highest Lawful Rate, Maker and Payee shall, to the maximum extent permitted under applicable law, (a) characterize any non principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (b) exclude voluntary pre payments and the effect thereof, and (c) spread the total amount of interest throughout the entire contemplated term of this Note so that the interest rate is uniform throughout such term; provided that if this Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the Highest Lawful Rate, if any, then Payee or any holder hereof shall refund to Maker the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of all advances made by Payee or any holder hereof under this Note at the time in question.

Maker warrants that this Note is executed solely for business or commercial purposes, other than agricultural purposes and warrants that it is not a consumer lending transaction primarily for personal, family or household purposes.

Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by Payee and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of Payee except to the extent that actual cash proceeds of such instrument are unconditionally received by Payee.

Except to the extent required by federal law, this Note shall be governed by and construed under the laws of the State of New York.

This Note is given in renewal of, and in full substitution and replacement for, the Notes dated                     , in the original principal amount of $                   , made by the Maker and payable to the order of Payee.

MIDSTATES PETROLEUM COMPANY LLC,
a Delaware limited liability company

By:

Name:

Title:
— MAKER —

2

EXHIBIT B

FORM OF NOTICE OF BORROWING

Date:                                          , 201

SunTrust Bank, as Administrative Agent (the “Administrative Agent”) for the Lenders (as defined) under that certain Senior Secured Credit Agreement dated as of October 21, 2016 (as the same may be amended, modified or restated from time to time, the “Credit Agreement”)

Gentlemen:

Midstates Petroleum Company LLC (“Borrower”) hereby refers to the Credit Agreement and hereby gives you notice irrevocably, pursuant to Section 2.02 of the Credit Agreement, of the Borrowing(s) specified below:

1.	Effective Amount:	$

2.	Borrowing Base:	$

3.	Borrowing Base Utilization Percentage (Effective Amount / Borrowing Base):

4.	Current Pricing Level (after giving effect to Requested Loan and/or Letter of Credit on Loan Advance Date) (I, II, III or IV):

5.	Requested Dollar amount:	$

6.	Requested Loan Type and applicable Dollar amount:

Rate Selection

	(a) Base Rate Loan for	$

(b) LIBOR Loan with Interest Period of.

	(i) one month for	$

	(ii) two months for	$

	(iii) three months for	$

	(iv) six months for	$

	(v) twelve months (if available) for	$

1

7.	The Loan herein requested is to be received in immediately available funds on 201 (“Loan Advance Date”) in the following account:

Bank Name:

ABA Number:

Account Title:

Account Number:

8.	Requested Letter of Credit:

(a)	Amount of Letter of Credit	$

(b)	Beneficiary

(c)	Issuer’s LC Application complete	Yes / No

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Loan/Letters of Credit, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)                                 The representations and warranties in Article VI of the Credit Agreement are true and correct in all material respects (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct), as though made on and as of the date hereof and the date of the proposed Borrowing(s) or issuance of the proposed Letter(s) of Credit (except to the extent such representations and warranties expressly refer to an earlier date in which case they shall be true and correct in all material respects, except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct as of such earlier date);

(b)                                 no Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing(s);

(c)                                  the aggregate outstanding principal amount of all Obligations shall not exceed the Maximum Loan Amount;

(d)                                 At the time of and immediately after giving effect to such Borrowing(s) or the issuance of such Letter(s) of Credit, as applicable, the Credit Exposure shall not exceed the Borrowing Base then in effect; and

(e)                                  At the time of such Borrowing, and after giving effect thereto, the Consolidated Cash Balance shall not exceed the Consolidated Cash Balance Threshold (or, if the Borrower has provided at least five (5) Business Days (or such shorter period as the Administrative Agent shall agree) prior written

2

notice in sufficient detail of a bona fide direct or indirect acquisition of Oil and Gas Properties permitted under the Credit Agreement in the ordinary course of business, a greater amount requested by the Borrower to be used on the date of such Borrowing to fund the purchase price of such acquisition (provided that after consummation of such acquisition, the Consolidated Cash Balance shall not exceed the Consolidated Cash Balance Threshold)).

Borrower agrees that if prior to the time of the making of the Borrowing(s) and/or issuance of Letter(s) of Credit requested hereby any matter certified to by it will not be true and correct at such time as if then made, it will immediately so notify Administrative Agent.

3

Capitalized terms used herein without definition have the meanings assigned to them in the Credit Agreement.

Midstates Petroleum Company LLC,
a Delaware limited liability company

By:

Name:

Title:

4

EXHIBIT C

FORM OF NOTICE OF CONVERSION/CONTINUATION

Date:                         , 201

SunTrust Bank, as Administrative Agent (the “Administrative Agent”) for the Lenders (as defined) under that certain Senior Secured Credit Agreement dated as of October 21, 2016 (as the same may be amended, modified or restated from time to time, the “Credit Agreement”)

Gentlemen:

MIDSTATES PETROLEUM COMPANY LLC, a Delaware limited liability company (“Borrower”) hereby refers to the Senior Secured Credit Agreement and hereby gives you notice irrevocably, pursuant to Section 2.03 of the Credit Agreement, of the conversion or continuation of the Loan specified below:

1.	Effective Amount:	$

2.	Borrowing Base:	$

3.	Borrowing Base Utilization Percentage (Effective Amount / Borrowing Base):

4.	Current Pricing Level (after giving effect to Continuation/Conversion on Continuation/Conversion Date) (I, II, III or IV):

5.	Loan to be converted or continued:

(1)	Amount:	$

(2)	Loan Date:	, 201

(3)	Existing Loan Type:	Check applicable blank

(a) Base Rate

(b) LIBOR with an Interest Period of:

(i) one month

(ii) two month

(iii) three months

1

(iv) six months

(v) twelve months (if available)

(4)	Date Loan matures:	, 201

6.	Proposed conversion or continuation date: , 201 (the “Continuation/Conversion Date”).

7.	Loan described in (1) above is to be converted or continued as follows:

(1)	Amount:	$

(2)	Loan Date:	, 201

(3)	Requested Loan Type and applicable Dollar amount:

	(a) Base Rate for	$

(b) LIBOR with an Interest Period of:

(i) one month

(ii) two month

(iii) three months

(iv) six months

(v) twelve months (if available)

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Conversion/Continuation Date, before and after giving effect to the Conversion/Continuation Date of the Loans as herein specified:

(a)                                 The representations and warranties in Article VI of the Credit Agreement are true and correct in all material respects (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct), as though made on and as of the date hereof and the date of the proposed Borrowing(s) or issuance of the proposed Letter(s) of Credit (except to the extent such representations and warranties expressly refer to an earlier date in which case they shall be true and correct in all material respects, except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct as of such earlier date);

(b)                                 no Default or Event of Default has occurred and is continuing, or would result from such Conversion/Continuation;

(c)                                  the aggregate outstanding principal amount of all Obligations (other than Supplemental Letter of Credit Obligations to the extent that such Supplemental Letter of Credit

2

Obligations do not exceed the Supplemental Letter of Credit Maximum Amount in the aggregate) shall not exceed the Borrowing Base;

(d)                                 At the time of and immediately after giving effect to such Borrowing(s) or the issuance of such Letter(s) of Credit, as applicable, the Credit Exposure shall not exceed the Borrowing Base then in effect; and

(e)                                  At the time of such Borrowing, and after giving effect thereto, the Consolidated Cash Balance shall not exceed the Consolidated Cash Balance Threshold (or, if the Borrower has provided at least five (5) Business Days (or such shorter period as the Administrative Agent shall agree) prior written notice in sufficient detail of a bona fide direct or indirect acquisition of Oil and Gas Properties permitted under the Credit Agreement in the ordinary course of business, a greater amount requested by the Borrower to be used on the date of such Borrowing to fund the purchase price of such acquisition (provided that after consummation of such acquisition, the Consolidated Cash Balance shall not exceed the Consolidated Cash Balance Threshold)).

Borrower agrees that if prior to the time of the conversion or continuation of the Loan requested hereby any matter certified to by it will not be true and correct at such time as if then made, it will immediately so notify Administrative Agent.

3

Capitalized terms used herein without definition have the meanings assigned to them in the Credit Agreement.

Midstates Petroleum Company LLC,
a Delaware limited liability company

By:

Name:
Title:

4

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

This Certificate is delivered pursuant to Section 7.02(b) of that certain Senior Secured Credit Agreement dated as of October 21, 2016 (as same may be amended, modified, renewed or restated from time to time the “Credit Agreement”), between Midstates Petroleum Company, Inc., (“Parent”), Midstates Petroleum Company LLC, a Delaware limited liability company (the “Borrower”), SunTrust Bank, as administrative agent for the Lenders (the “Administrative Agent”) and the financial institutions from time to time party thereto (the “Lenders”), which Credit Agreement is in full force and effect on the date hereof.  Terms which are defined in the Credit Agreement are used herein with the meanings given them in the Credit Agreement.  Together herewith, the undersigned Responsible Officer of the Parent is furnishing to Administrative Agent the Borrower’s financial statements (the “Financial Statements”).

The undersigned Responsible Officer of Parent, in such capacity, hereby represents, warrants, and acknowledges to Administrative Agent and each of the Lenders that the officer of the Parent signing this instrument is the duly elected, qualified and acting officer as indicated below such officer’s signature.

1.                                      Financial Statements.  The undersigned hereby further represents, warrants and acknowledges to Administrative Agent and each of the Lenders that:

(a)                                 attached hereto as Schedule A are the calculations showing Borrower’s compliance as of [insert last day of applicable fiscal quarter/year] with the requirements of Section 9.01 of the Credit Agreement [and/or Borrower’s non-compliance as of such date with the requirements of Section 9.01 of the Credit Agreement]; and

(b)                                 on [insert last day of applicable fiscal quarter/year], Borrower was, and on the date hereof Borrower is, in full compliance with the disclosure requirements of Section 7.03 of the Credit Agreement, and no Default otherwise existed on [insert last day of applicable fiscal quarter/year] or otherwise exists on the date of this Certificate [except for Default(s) under Section(s)     of the Credit Agreement, which [is/are] more fully described on a schedule attached hereto].

The officer of the Parent signing this instrument hereby certifies that he or she has reviewed the Loan Documents and the Financial Statements and has otherwise consulted with the financial and operating officers of Borrower as is in his or her opinion necessary to enable him or her to express an informed opinion with respect to the above representations, warranties and acknowledgments of Borrower, and, to the best of their knowledge, such representations, warranties, and acknowledgments are true, correct and complete.

1

IN WITNESS WHEREOF, this instrument is executed as of              , 20  .

Midstates Petroleum Company, a Delaware corporation

By:

Name:

Title:

2

SCHEDULE A

Financial Covenant Calculations
as of

(Section 9.01 of the Credit Agreement)

1.	Interest Coverage*

	a.	Actual:	(i)	EBITDA	$

			(ii)	Interest Expense	$

			(iii)	Interest Coverage (1.a(i)/1.a(ii))	to 1.00

	b.	Required:			3.00 to 1.00

2.	Leverage Ratio*

	a.	Actual:	(i)	Total Net Indebtedness	$

			(ii)	EBITDA	$

			(iii)	(2.a(i)/2.a(ii))	to 1.00

	b.	Compliance:			☐ yes ☐ no

*	To be tested on an annualized 4 quarter rolling basis.

Certificate Prepared by:

Name:

Title:

1

EXHIBIT E

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated as of                          , 201  , is made between                                     (the “Assignor”) and                                     (the “Assignee”).

R E C I T A L S

WHEREAS, Assignor is party to that certain Senior Secured Credit Agreement, dated as of October 21, 2016 (as the same may be amended, modified or restated from time to time, the “Credit Agreement”), among Midstates Petroleum Company, Inc., a Delaware corporation (“Parent”), Midstates Petroleum Company LLC, a Delaware limited liability company (“Borrower”), the financial institutions from time to time party thereto (the “Lenders”), and SunTrust Bank (the “Administrative Agent”), as administrative agent for the Lenders from time to time party to the Credit Agreement, (terms defined in the Credit Agreement are used herein with the same meaning); and

WHEREAS, Assignor wishes to assign to Assignee part of the rights and obligations of Assignor under the Credit Agreement in respect of its Commitment, together with a corresponding portion of each of its outstanding Loans in a total amount equal to                      Dollars (U.S. $          ) (the “Assigned Amount”) on the terms listed on Annex I hereto and subject to the conditions set forth herein and in the Credit Agreement, and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1.                                      Assignment and Assumption.

(a)                                 Before giving effect to this Agreement, Assignor’s (a) Commitment is $               , (b) aggregate principal amount of its outstanding Loans is $             , (c) aggregate principal amount of its outstanding L/C Obligations is $                and (d) Pro Rata Share is      %.  With effect on and after the Effective Date (as defined in Section 4 hereof), Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, the Assigned Amount, which shall be equal to            percent (     %) (the “Assignee’s Percentage Share”) of all of Assignor’s rights and obligations under the Credit Agreement, including, without limitation, Assignee’s Percentage Share of Assignor’s (i) Commitment, and (ii) outstanding Loans.  After giving effect to this Agreement on the Effective Date, the Commitment, outstanding Loans and Pro Rata Share of Assignor and Assignee, respectively, are set forth as follows:

1

	Outstanding Loans	Pro Rata Share		Commitment
Assignor	$		%	$
Assignee	$		%	$

The assignment set forth in this Section 1(a) shall be without recourse to, or representation or warranty (except as expressly provided in this Agreement) by, Assignor.

(b)                                 With effect on and after the Effective Date, Assignee shall be a party to the Credit Agreement, shall become a “Lender” for all purposes as therein defined and contemplated, and shall succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Credit Agreement with a Commitment in the amount and with the Pro Rata Share set forth above for Assignee.  Assignee agrees that it is bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto, and that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.  It is the intent of the parties hereto that (i) the Commitment of Assignor shall, as of the Effective Date, be reduced by Assignee’s Percentage Share and (ii) Assignor shall relinquish its rights and be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by Assignee.

2.                                      Payments.

(a)                                 As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to                           Dollars ($     ), representing Assignee’s Percentage Share of the principal amount of all Loans previously made, and currently owned, by Assignor under the Credit Agreement and outstanding on the Effective Date.

(b)                                 Assignee further agrees to pay to Administrative Agent a processing or transfer fee in the amount of $3,500.00.

(c)                                  To the extent payment to be made by Assignee pursuant to Section 2(a) hereof is not made when due, Assignor shall be entitled to recover such amount together with interest thereon at the Federal Funds Rate per annum accruing from the date such amounts were due.

3.                                      Reallocation of Payments.  Any interest, commissions, fees and other payments accrued to but excluding the Effective Date with respect to Assignor’s Commitment Percentage of the Loans shall be for the account of Assignor.  Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Amount shall be for the account of Assignee.  Each of Assignor and Assignee agree that it will hold in trust for the other party any interest, commissions, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.  Assignor’s and Assignee’s obligations to make the payments referred to in this Section 3 are non-assignable.

2

4.                                      Effective Date; Notices; Note.

(a)                                 The effective date for this Agreement shall be                           (the “Effective Date”); provided that the following conditions precedent have been satisfied on or before the Effective Date:

(i)                                     this Agreement shall be executed and delivered by Assignor and Assignee;

(ii)                                  the consent of Borrower and Administrative Agent shall have been duly obtained in the form set forth on Annex II hereof, and shall be in full force and effect as of the Effective Date;

(iii)                               Assignee shall pay to Assignor all amounts due to Assignor under this Agreement; and

(iv)                              the processing or transfer fee referred to in Section 2(b) shall have been paid to Administrative Agent.

(b)                                 Promptly following the execution of this Agreement, Assignor shall deliver to Administrative Agent for acceptance by Administrative Agent, the notices, agreements or other documents as may be required under the Credit Agreement.

(c)                                  Promptly following payment by Assignee of the consideration as provided in Section 2 hereof, Assignor shall deliver its promissory note(s) to Administrative Agent and shall request that new notes be issued to Assignor and Assignee dated the Effective Date to properly reflect the respective amounts of the Loans held by each party.

[5.                                  Administrative Agent [INCLUDE ONLY IF ASSIGNOR IS ADMINISTRATIVE AGENT].

(a)                                 Assignee hereby appoints and authorizes Assignor to take such action as Administrative Agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Administrative Agent by the Lenders pursuant to the terms of the Credit Agreement.

(b)                                 Assignee shall assume no duties or obligations held by Assignor in its capacity as Administrative Agent under the Credit Agreement.]

6.                                      Representations and Warranties.

(a)                                 Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any lien, security interest or other adverse claim; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Agreement and to fulfill its obligations hereunder; (iii) no notices to, or consents, authorizations or approvals of, any person are required (other than any already given or obtained) for its due execution, delivery and performance of this Agreement, and apart from any agreements or undertaking or filings required by the Credit Agreement, no further action by, or

3

notice to, or filing with, any person is required of it for such execution, delivery or performance; and (iv) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligations of Assignor, enforceable against Assignor in accordance with the terms hereof, except subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b)                                 Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto.  Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrower or any guarantor or the performance or observance by Borrower or any guarantor of any of its respective obligations under the Credit Agreement or any other instrument or document furnished in connection therewith.

(c)                                  Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Agreement, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any person are required (other than any already given or obtained) for its due execution, delivery and performance of this Agreement; and apart from any agreements or undertaking or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any person is required of it for such execution, delivery or performance; (iii) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligations of Assignee, enforceable against Assignee in accordance with the terms hereof, except subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles; (iv) it is eligible under the Credit Agreement to be an assignee in accordance with the terms hereof; and (v) that it has received a copy of the Credit Agreement and the exhibits and schedules thereto, and has received (or waived the requirement that it receive) copies of each of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Loans thereunder.

7.                                      Further Assurances.  Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Agreement, including, without limitation, the delivery of any notices or other documents or instruments to Borrower, Administrative Agent or any guarantor which may be required in connection with the assignment and assumption contemplated hereby.

8.                                      Indemnity.  Assignee agrees to indemnify and hold harmless Assignor against any and all losses, costs, expenses (including, without limitation, reasonable attorneys’ fees and the allocated costs and expenses for in-house counsel) and liabilities incurred by Assignor in connection with or arising in any manner from the non-performance by Assignee of any obligation assumed by Assignee under this Agreement.

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9.                                      Miscellaneous.

(a)                                 Any amendment or waiver of any provision of this Agreement shall be in writing signed by the parties hereto.  No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Agreement shall be without prejudice to any rights with respect to any other or further breach hereof.

(b)                                 All payments made hereunder shall be made without any set-off or counterclaim.

(c)                                  All communications among the parties or notices in connection herewith shall be in writing and mailed, hand-delivered or transmitted by facsimile as follows: (i) if to Assignor or Assignee, at their respective addresses or facsimile numbers set forth on the signature pages hereof and (ii) if to Borrower, Administrative Agent or any guarantor, at their respective addresses or facsimile numbers set forth in the Credit Agreement or to such other address or facsimile number as shall be designated in a written notice given in accordance with the Credit Agreement.  All such communications and notices shall be effective upon receipt.  Assignee specifies as Lending Office(s) the office(s) set forth beneath its name on the signature pages hereof.

(d)                                 Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

(e)                                  The representations and warranties made herein shall survive the consummation of the transactions contemplated hereby.

(f)                                   Subject to the terms of the Credit Agreement, this Agreement shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns; provided, however, that no party shall assign its rights hereunder without the prior written consent of the other party, Administrative Agent and Borrower and any purported assignment, absent such consents, shall be void.  The preceding sentence shall not limit or enhance the right of Assignee to assign or participate all or part of Assignee’s Percentage Share and the Assigned Amount and any outstanding Loans attributable thereto in accordance with the Credit Agreement.

(g)                                  This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(h)                                 This Agreement shall be governed by and construed in accordance with the law of the State of New York (without regard to principles of conflicts of law).  Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any New York state or federal court sitting in the Southern District of New York over any suit, action or proceeding arising out of or relating to this Agreement or the Credit Agreement and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court.  Each party to this Agreement hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance

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of such action or proceeding.

(i)                                     This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto, and together with the Credit Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes any and all prior agreements and understandings related to the subject matter hereof.  In the event of any conflict between the terms, conditions and provisions of this Agreement and the Credit Agreement, the terms, conditions and provisions of the Credit Agreement shall prevail.

(j)                                    In the event of any inconsistency between the provisions of this Agreement and Annex I hereto, this Agreement shall control.  Headings are for reference only and are to be ignored in interpreting this Agreement.

(k)                                 The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

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IN WITNESS WHEREOF, Assignor and Assignee have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

By:

Name:

Title:

Address for Notices:

Facsimile No.:

- ASSIGNOR –

By:

Name:

Title:

Address for Notices:

Facsimile No.:

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Lending Office:

Facsimile No.:

– ASSIGNEE –

8

ANNEX I

TO

ASSIGNMENT AND ACCEPTANCE AGREEMENT

1.	Company:

2.	Date of Credit Agreement: , 201

3.	Assignor:

4.	Assignee:

5.	Date of Assignment Agreement: , 201

6.	Effective Date: , 201

7.	Fees paid by Assignee to Assignor:

8.	Interest paid by Assignee to Assignor:

(i) Base Rate Loan

(ii) LIBOR Loan

9.	Payment Instructions:

Assignor:

Assignee:

10.	Assignee’s Notice

Instructions:

11.	Other Information:

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ANNEX II

TO

FORM OF NOTICE OF ASSIGNMENT AND ACCEPTANCE

                                                 , 201

SunTrust Bank

Administrative Agent

Attn:

Midstates Petroleum Company LLC

Borrower

Attn:

Dear Sir or Madam:

We refer to the Senior Secured Credit Agreement dated as of October 21, 2016, (the “Credit Agreement”) among Midstates Petroleum Company, Inc., a Delaware corporation (“Parent”), Midstates Petroleum Company LLC, a Delaware limited liability company (“Borrower”), the financial institutions from time to time party thereto (the “Lenders”), and SunTrust Bank, as administrative agent (the “Administrative Agent”) for the Lenders from time to time party to the Credit Agreement.  Terms defined in the Credit Agreement are used herein as therein defined.

1.             We hereby give you notice of, and request the consent of Borrower and Administrative Agent to, the assignment by                      (the “Assignor”) to                      (the “Assignee”) of     % of the right, title and interest of Assignor in and to the Credit Agreement (including without limitation the right, title and interest of Assignor in and to the Commitment of Assignor and all outstanding Loans made by Assignor).  Before giving effect to such assignment Assignor’s (a) Commitment is $          , (b) Pro Rata Share

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is      % and (c) aggregate principal amount of its outstanding Loans is $          .  After giving effect to such assignment, Assignor’s and Assignee’s respective Loans, Commitment and Pro Rata Share are as follows:

	Outstanding Loans	Pro Rata Share		Commitment
Assignor	$		%	$
Assignee	$		%	$

2.             Assignee agrees that upon receiving the consent of Borrower and Administrative Agent to such assignment and from and after the effective date of the Assignment, Assignee will be bound by the terms of the Credit Agreement, with respect to the interest in the Credit Agreement assigned to it as specified above, as fully and to the same extent as if Assignee were the Lender originally holding such interest in the Credit Agreement.

3.             The following administrative details apply to Assignee:

(A) Lending Office:

Assignee:

Address:

Attention:

Telephone:	( )

Facsimile:	( )

(B) Notice Address:

Assignee:

Address:

Attention:

Telephone:	( )

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Facsimile:	( )

(C) Payment Instructions:

Account No.:

At:

Reference:

Attention:

4.             Without limiting the generality of Paragraph 2 hereinabove, the tax forms to be delivered by Assignee pursuant to Section 3.01 of the Credit Agreement, if any, will be promptly provided in compliance therewith.

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IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[Name of Assignor]

By:

Name:

Title:

[Name of Assignee]

By:

Name:

Title:

SUNTRUST BANK,

as Administrative Agent, hereby grants its consent

to the foregoing assignment:

By:

Name:

Title:

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Midstates Petroleum Company LLC

a Delaware limited liability company, Borrower

By:

Name:

Title:

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EXHIBIT F

FORM OF GUARANTY

[Intentionally Omitted]

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EXHIBIT G

FORM OF LETTER IN LIEU

Attn: Division Order Department

Re:          Letter in Lieu of Transfer Order

Gentlemen:

MIDSTATES PETROLEUM COMPANY LLC, as Mortgagor (“Mortgagor”), has executed the mortgages and financing statements described on Exhibit A attached hereto (collectively, the “Mortgage”) for the benefit of SUNTRUST BANK, as administrative agent for the Lenders referenced in the Mortgage (“Administrative Agent”), granting a mortgage on and pledging those certain properties and certain specified interests of Mortgagor in said properties (the “Pledged Properties”) described in the Mortgage to secure certain obligations also described in the Mortgage.  Enclosed is a copy of the Mortgage covering the Pledged Properties.

Exhibit B attached hereto lists the properties which are subject to the Mortgage for which you are accounting to Mortgagor and the decimal interest in production heretofore paid to Mortgagor with respect to its interest in each given property.

Pursuant to the assignment of production provision in the Mortgage, Mortgagor transferred and assigned all of its interests in the Pledged Properties to Administrative Agent.  Therefore, Mortgagor hereby authorizes and instructs you that all future payments attributable to Mortgagor’s interest in the Pledged Properties, which would otherwise be paid to Mortgagor, should be made by check payable to:

SUNTRUST BANK
303 Peachtree Street, 25th Floor
Mail Code 7662
Atlanta, Georgia 30308

Attn: Doug Weltz, Agency Services
Phone: (404) 813-5156
Fax: (404) 495-2170
Agency.services@suntrust.com

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until notified in writing by Administrative Agent to discontinue such payments.  Also, Mortgagor hereby requests that you change your records to reflect that Administrative Agent is entitled to the proceeds of production attributable to the Pledged Properties.

In consideration of your acceptance of this Letter-in-Lieu of Transfer Order, Administrative Agent and Mortgagor agree as follows:

1.             Mortgagor has heretofore executed Transfer or Division Orders to you covering each of the properties referred to in Exhibit B attached to this letter.  This letter is being executed by the undersigned in lieu of execution of separate Transfer or Division Orders.  With respect to proceeds from the sale of oil, gas and other hydrocarbons as to which you account hereunder, Administrative Agent agrees that it will be bound by the terms, conditions, warranties and covenants of all such Transfer or Division Orders heretofore executed by Mortgagor now in force, with the same effect as though it had executed the originals thereof; provided, however, the aggregate liability of Administrative Agent with respect to any warranty, representation, covenant or indemnification contained therein or in this letter shall be limited to an amount equal to the amounts disbursed by you to Administrative Agent hereunder.

2.             Mortgagor hereby agrees that you are relieved of any responsibility in connection with the application of the proceeds paid by you to Administrative Agent as hereinabove specified and payment made by you to Administrative Agent shall be binding and conclusive as between you and Mortgagor.

In the absence of a question about the enclosed schedule, you are respectfully requested to make disbursement to Administrative Agent as instructed herein and NOT TO SUSPEND OR DELAY any payments by virtue of the assignment of production from Mortgagor to Administrative Agent.  Should you require additional documentation prior to implementing the manner of disbursement requested herein, notwithstanding the warranties and indemnifications contained hereinabove, please suspend disbursements to Mortgagor, pending execution of such additional documentation as you may reasonably require.

In order that we may have a record evidencing your acceptance of this Letter-in-Lieu of Transfer Order, we request that you execute one copy of this letter in the space provided below and return the same to Administrative Agent in the enclosed self-addressed envelope.

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Very truly yours,

MIDSTATES PETROLEUM COMPANY LLC,

a Delaware limited liability company

By:

Name:

Title:

SUNTRUST BANK,

a national banking association

By:

Name:

Title:

ACCEPTED this day of , 20 .

, Purchaser of Production

By:

Name:

Title:

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EXHIBIT H-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Secured Credit Agreement dated as of October 21, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Midstates Petroleum Company, Inc., as parent, Midstates Petroleum Company LLC, as borrower, SunTrust Bank as administrative agent, swing line lender and an issuing lender, and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[ ]

By:
Name:

Title:

Date: , 20[ ]

2

EXHIBIT H-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Secured Credit Agreement dated as of October 21, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Midstates Petroleum Company, Inc., as parent, Midstates Petroleum Company LLC, as borrower, SunTrust Bank as administrative agent, swing line lender and an issuing lender, and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[ ]

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EXHIBIT H-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Secured Credit Agreement dated as of October 21, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Midstates Petroleum Company, Inc., as parent, Midstates Petroleum Company LLC, as borrower, SunTrust Bank as administrative agent, swing line lender and an issuing lender, and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[ ]

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EXHIBIT H-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Secured Credit Agreement dated as of October 21, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Midstates Petroleum Company, Inc., as parent, Midstates Petroleum Company LLC, as borrower, SunTrust Bank as administrative agent, swing line lender and an issuing lender, and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable,or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

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Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[ ]

2

EXHIBIT I

FORM OF 13-WEEK CASH FLOW STATEMENT

1

EXHIBIT J

RELEASES

1

Releases Provided Under Confirmation Order and Plan of Reorganization

1.                                      Releases by Midstates Petroleum Company, Inc. and Midstates Petroleum Company LLC (together, “Debtors”) Under Plan of Reorganization:

PURSUANT TO SECTION 1123(b) OF THE BANKRUPTCY CODE, AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN, FOR GOOD AND VALUABLE CONSIDERATION, INCLUDING THE EFFORTS OF THE RELEASED PARTIES TO FACILITATE THE EXPEDITIOUS REORGANIZATION OF THE DEBTORS AND THE IMPLEMENTATION OF THE RESTRUCTURING CONTEMPLATED BY THE PLAN, PURSUANT TO THE CONFIRMATION ORDER AND ON AND AFTER THE EFFECTIVE DATE, THE RELEASED PARTIES AND THEIR RESPECTIVE PROPERTIES ARE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER DEEMED RELEASED, ACQUITTED AND DISCHARGED BY THE DEBTORS, THE REORGANIZED DEBTORS AND THE ESTATES FROM ANY AND ALL CLAIMS, DEBTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, DEBTS, CAUSES OF ACTION, REMEDIES, AND LIABILITIES WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED OR ASSERTABLE ON BEHALF OF THE DEBTORS OR THEIR ESTATES, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, MATURED OR UNMATURED, EXISTING OR HEREINAFTER ARISING, IN LAW, EQUITY, CONTRACT, TORT, OR OTHERWISE, BY STATUTE, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE THAT THE DEBTORS, THE REORGANIZED DEBTORS, THE ESTATES OR THEIR AFFILIATES WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM OR EQUITY INTEREST OR OTHER ENTITY, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS, THE REORGANIZED DEBTORS, THE CHAPTER 11 CASES, THE DEBTORS’ RESTRUCTURING, THE PREPETITION DEBT DOCUMENTS, THE PURCHASE, SALE OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS OR THE REORGANIZED DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN THE DEBTORS AND ANY RELEASED PARTY, THE RESTRUCTURING OF CLAIMS AND INTERESTS PRIOR TO OR IN THE CHAPTER 11 CASES, THE NEGOTIATION, FORMULATION OR PREPARATION OF THE PLAN, THE PLAN SUPPORT AGREEMENT, THE PLAN SUPPLEMENT, THE DISCLOSURE STATEMENT, THE NEW CREDIT FACILITY DOCUMENTS AND ANY RELATED AGREEMENTS, INSTRUMENTS, OR OTHER DOCUMENTS, ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE CONFIRMATION DATE.

THE FOREGOING RELEASE (1) SHALL NOT APPLY TO ANY EXPRESS CONTRACTUAL OR FINANCIAL OBLIGATIONS OR ANY RIGHT OR OBLIGATIONS ARISING UNDER OR THAT IS PART OF THE PLAN OR ANY

1

AGREEMENTS ENTERED INTO PURSUANT TO, IN CONNECTION WITH OR CONTEMPLATED BY THE PLAN (INCLUDING THE PLAN SUPPORT AGREEMENT) AND (2) SHALL HAVE NO EFFECT ON THE LIABILITY OF ANY ENTITY THAT RESULTS FROM ANY SUCH ACT OR OMISSION THAT IS DETERMINED IN A FINAL ORDER TO HAVE CONSTITUTED FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT.  FOR THE AVOIDANCE OF DOUBT, THE DEBTORS AND REORGANIZED DEBTORS WILL CONTINUE TO HONOR ALL POSTPETITION AND POST-EFFECTIVE DATE OBLIGATIONS UNDER THE NEW CREDIT FACILITY DOCUMENTS AND ANY RELATED AGREEMENTS, INSTRUMENTS, OR OTHER DOCUMENTS.

2.                                      Releases by Midstates Petroleum Company, Inc. and Midstates Petroleum Company LLC (together, “Debtors”) Under the Order entered by the Bankruptcy Court titled “Findings of Fact, Conclusions of Law, and Order Confirming the First Amended Joint Chapter 11 Plan or Reorganization of Midstates Petroleum Company, Inc. and its Debtor Affiliate” (hereinafter, the “Order Confirming Plan”):

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, including the efforts of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, each Released Party and its respective property are conclusively, absolutely, unconditionally, irrevocably, and forever deemed released, acquitted, and discharged by the Debtors, the Reorganized Debtors and the Estates from any and all Claims, debts, obligations, rights, suits, damages, debts, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted or assertable on behalf of the Debtors or their Estates, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereinafter arising, in law, equity, contract, tort, or otherwise, by statute, violations of federal or state securities laws or otherwise that the debtors, the Reorganized Debtors, the Estates or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Debtors’ restructuring, the Prepetition Debt Documents, the purchase, sale or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the debtors and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Plan support agreement, the Plan Supplement, the Disclosure Statement, the New Credit Facility Documents and any related agreements, instruments, or other documents (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, documents, or other agreement contemplated by the Plan or the reliance by any Released Party and/or DTC on the Plan or the Confirmation Order in lieu of such legal opinion), any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Confirmation Date.  Notwithstanding anything to

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the contrary in the foregoing,  the release (1) shall not apply to any express contractual or financial obligations or any right or obligations arising under or that is part of the Plan or any agreements entered into pursuant to, in connection with or contemplated by the Plan (including the Plan Support Agreement) and (2) shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted fraud, gross negligence, or willful misconduct.  For the avoidance of doubt, the Debtors and Reorganized Debtors will continue to honor all postpetition and post-Effective Date obligations under the New Credit Facility Documents and any related agreements, instruments, or other documents.

Defined Terms:  The terms used in the above releases shall have the definitions provided for such terms in the approved Plan of Reorganization or in the Order Confirming Plan, such as:

“Released Parties” means, collectively, in each case, solely in its capacity as such, (a) the Debtors and the Debtors’ current and former officers and directors; (b) the First Lien Secured Parties; (c) the First Lien Administrative Agent, Syndication Agent, Co-Documentation Agents, Joint Bookrunners, and Lead Arranger of the First Lien Credit Facility; (d) the Second Lien Secured Parties; (e) the Third Lien Secured Parties; (f) the Consenting First Lien Lenders; (g) Consenting Second Lien Noteholders; (h) the Consenting Cross-Over Noteholders; (i) the Committee; (j) the Committee members in their capacity as members of the Committee; (k) to the extent permitted by the Bankruptcy Court in the Confirmation Order, each Holder of a Claim or Interest entitled to vote on the Plan that votes to accept the Plan; and (l) with respect to each of the Entities named in (a) through (k) above, such Entity’s directors, officers, current and former shareholders (regardless of whether such interests are held directly or indirectly), partners, managers, trustees, assigns, principals, members, employees, agents, affiliates, advisory board members, parents, subsidiaries, predecessors, successors, heirs, executors and assignees, attorneys, financial advisors, investment bankers, accountants, consultants and other professionals or representatives; provided, however, that any Holder of a Claim that, in its Ballot, “opts” out of the release provided in the Plan shall not be considered to be included in the definition of “Released Parties.”

“Releasing Parties” means, collectively, in each case, solely in its capacity as such, (a) the Debtors and the Debtors’ current and former officers and directors; (b) the First Lien Secured Parties; (c) the Second Lien Secured Parties; (d) the Third Lien Secured Parties; (e) each Holder of a Claim entitled to vote to accept or reject the Plan that (i) votes to accept the Plan or (ii) votes to reject the Plan but does not affirmatively elect to “opt out” of being a Releasing Party; (f) to the fullest extent permitted by law, each Holder of a Claims entitled to vote to accept or reject the Plan that does not vote to accept or reject the Plan, provided that such Holder does not affirmatively elect to “opt out” of being a Releasing Party; (g) each Holder of a Claim or Interest to the maximum extent permitted by law, (h) each Holder of a Claim that is Unimpaired and presumed to accept the Plan that does not timely object to the releases set forth in Article VIII.E herein; (i) each Holder of a Claim or Interest that is deemed to reject the Plan that does not timely object to the releases set forth in

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Article VIII.E herein; and (j) with respect to each of the Entities named in (a) through (i) above, such Entity’s directors, officers, current and former shareholders (regardless of whether such interests are held directly or indirectly), partners, managers, officers, principals, members, employees, agents, affiliates, advisory board members, parents, subsidiaries, predecessors, successors, heirs, executors and assignees, attorneys, financial advisors, investment bankers, accountants, consultants, and other professionals or representatives.

References to Articles and other provisions “herein,” as used in the above provisions are intended to reference such articles and provisions in the approved Plan of Reorganization.

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EXHIBIT K

APRIL 2016 BUSINESS PLAN

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